SECURITIES AND EXCHANGE COMMISSION
                       Washington, D. C.  20549



                               FORM U5S

                             ANNUAL REPORT



                 For the Year Ended December 31, 2001



                         Filed Pursuant to the
              Public Utility Holding Company Act of 1935


                                  by


                          ENTERGY CORPORATION
                           639 Loyola Avenue
                     New Orleans, Louisiana  70113



                           TABLE OF CONTENTS

                                                           PAGE
ITEM                   TITLE                              NUMBER


1         System Companies and Investments Therein
          as of December 31, 2001                           1

2         Acquisitions or Sales of Utility Assets          16

3         Issue, Sale, Pledge, Guarantee or Assumption
          of System Securities                             16

4         Acquisition, Redemption or Retirement of
          System Securities                                20

5         Investments in Securities of Non-System
          Companies                                        21

6         Officers and Directors                           22

7         Contributions and Public Relations               60

8         Service, Sales and Construction Contracts        62

9         Wholesale Generators and Foreign Utility
          Companies                                        65

10        Financial Statements and Exhibits                68

          Signatures                                       85





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ITEM 1.   SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2001



                                                                Number of       % of      Issuer        Owner's
                     Name of Company (1)                         Common        Voting      Book          Book
               (and abbreviations used herein)                Shares Owned      Power      Value         Value
                                                                                           (000s)       (000s)
Entergy Corporation (2, 7)

  Entergy Arkansas, Inc.  (Entergy Arkansas)  (2, 3, 4)         46,980,196       100     $1,227,823    $1,227,823

    The Arklahoma Corporation (ARKCO) (4)                              170      47.6     $      216    $      216

  Entergy Gulf States, Inc. (Entergy Gulf States) (2)                  100       100     $1,643,453    $2,017,552

    Varibus LLC, formerly Varibus Corporation (Varibus)            100,000       100     $    5,677    $    5,677

    Prudential Oil and Gas LLC, formerly Prudential Oil and         11,537       100     $    5,291    $    5,291
     Gas, Inc. (POG)

    Southern Gulf Railway Company (Southern Gulf)                    1,000       100     $     (536)   $     (536)

    GSG&T Inc. (GSG&T)                                              25,000       100     $   19,547    $   19,547

  Entergy Louisiana, Inc. (Entergy Louisiana) (2, 3)           165,173,180       100     $1,227,503    $1,227,503

  Entergy Mississippi, Inc. (Entergy Mississippi)  (2, 3)        8,666,357       100     $  460,375    $  460,375

    Jackson Gas Light Company  (5)                                     360       100     $        -    $        -

    Entergy Power & Light Company  (5)                                  75       100     $        -    $        -

    The Light, Heat, and Water Company of Jackson,
     Mississippi (5)                                                    75       100     $        -    $        -

  Entergy New Orleans, Inc. (Entergy New Orleans) (2, 3)         8,435,900       100     $  130,657    $  130,657

  System Energy Resources, Inc. (System Energy) (2)                789,350       100     $  890,681    $  890,681

  Entergy Services, Inc. (Entergy Services) (2)                      2,000       100     $       20    $       20

  Entergy Operations, Inc. (Entergy Operations) (2)                  1,000       100     $    1,000    $    1,000

  Entergy Power, Inc.                                               11,000       100     $   50,634    $   50,634

  Entergy Enterprises, Inc. (Entergy Enterprises)                   57,400       100     $   70,207    $   70,207

  Entergy Retail Holding Company  ***                                1,000       100     $   25,087    $   11,895

    Entergy Retail Texas, Inc.  ***                                  1,000       100     $      657    $      631

      Entergy Solutions Ltd.  ***                               1% General         -     $    1,156    $      144
                                                                   Partner
                                                                  Interest



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
                                                                Number of    % of       Issuer        Owner's
                   Name of Company (1)                           Common      Voting      Book          Book
             (and abbreviations used herein)                  Shares Owned   Power       Value         Value
                                                                                         (000's)       (000's)
      Entergy Solutions Supply Ltd.  ***                      1% General        -    $      2,151   $           22
                                                                 Partner
                                                                Interest

    Entergy Solutions Ltd.  ***                              99% Limited        -    $      1,156   $       14,245
                                                                 Partner
                                                                Interest

    Entergy Solutions Supply Ltd.  ***                       99% Limited        -    $      2,151   $        2,129
                                                                 Partner
                                                                Interest

    Entergy Retail Louisiana LLC-A  ***                      100% Member      100    $      7,027   $        7,034
                                                                Interest

      Entergy Solutions Management Services LLC              100% Member      100    $      7,001   $        7,001
                                                                Interest

  Entergy PTB Holding Company (7)                                  1,000      100    $      7,960   $        1,027

    Entergy Select LLC (7)                                  100%  Member      100    $         75   $           75
                                                                Interest

      Entergy Solutions Essentials Ltd (7)                    1% General        1    $        423   $            5
                                                                 Partner
                                                                Interest

      Entergy Solutions Select Ltd. (7)                       1% General        1    $         80   $           70
                                                                 Partner
                                                                Interest

    Entergy Solutions Essentials, Ltd (7)                    99% Limited       99    $        423   $        6,916
                                                                 Partner
                                                                Interest

    Entergy Solutions Select, Ltd. (7)                       99% Limited       99    $         80   $          446
                                                                 Partner
                                                                Interest

  Entergy Ventures Holding Company, Inc.                          1,000       100    $      4,812   $        4,812

    Entergy MHK Investments LLC                              100% Member      100    $          -   $            -
                                                                Interest

    Entergy Commerce, Inc.                                        1,000       100    $      1,348   $        1,348

      Entergy MHK Retail LLC                                 100% Member      100    $         83   $           83
                                                                Interest

  Entergy Resources, Inc.                                         1,000       100    $          -   $            -


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                                                             Number of     % of     Issuer        Owner's
                 Name of Company (1)                           Common      Voting    Book          Book
           (and abbreviations used herein)                  Shares Owned   Power     Value         Value
                                                                                     (000s)       (000s)

  Entergy Operations Services, Inc. (EOSI)                      3,000       100    $     3,775  $     3,775

  Entergy Power Gas Holdings Corporation                        1,000       100    $     3,326  $     3,030

    Entergy Power Technologies Corporation                      1,000       100    $      (216) $      (216)

    Entergy Power Gas Operations Corporation                      800       100    $     3,591  $     3,671

  Entergy Procurement Exchange Holding Corporation                  1       100    $     5,471  $     5,449

  Entergy Holdings Inc. (EHI) ***                               3,000       100    $     5,829  $     3,809

    Entergy Business Solutions, LLC ***                      100% Member    100    $      (997) $         5
                                                               Interest

    Entergy Thermal, LLC ***                                 100% Member    100    $    16,082  $    17,000
                                                               Interest

  Entergy Thermal-UNO, LLC (7)                               100% Member    100    $         -  $         -
                                                               Interest

  Entergy Nuclear, Inc. (ENI) ***                               3,000       100    $    12,304  $     9,269

    TLG Services, Inc.  ***                                         5       100    $     1,552  $     4,578

  Entergy Nuclear Holding Company # 1 (ENHC #1) (6)             3,000        75    $   147,105  $   271,594

    Entergy Nuclear Generation Corporation  (ENGC) (6) ***          1       100    $   174,454  $    89,222

    Entergy Nuclear New York Investment Company I (6) ***       1,000       100    $   (34,331) $     2,501

      Entergy Nuclear Indian Point 3 LLC (6) ***             50% Member      50    $   134,705  $    15,822
                                                              Interest

      Entergy Nuclear FitzPatrick LLC (6) ***                50% Member      50    $    80,796  $    11,678
                                                              Interest

    Entergy Nuclear New York Investment Company II (6) ***      1,000       100    $   (34,562) $     2,501

      Entergy Nuclear Indian Point 3 LLC (6) ***             50% Member      50    $   134,705  $    15,822
                                                              Interest

      Entergy Nuclear FitzPatrick LLC (6) ***                50% Member      50    $    80,796  $    11,678
                                                              Interest

  Entergy Nuclear Holding Company # 2  ***                      1,000       100    $         2  $         2

    Entergy Nuclear Operations, Inc.  ***                       1,000       100    $         1  $         1

    Entergy Nuclear Fuels Company  ***                          1,000       100    $         1  $         1



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                                                             Number of    % of     Issuer         Owner's
          Name of Company (1)                                 Common     Voting     Book          Book
    (and abbreviations used herein)                        Shares Owned   Power     Value         Value
                                                                                     (000s)       (000s)
  Entergy Nuclear Holding Company                               3,000      100    $   100,001   $     104,712

    Entergy Nuclear Holding Company # 3  ***                    2,200      100    $   100,001   $     100,001

      Entergy Nuclear New York Investment Company III  ***      2,200      100    $    89,599   $     100,001

        Entergy Nuclear Indian Point 2 LLC (6) ***           100% Member   100    $   643,598   $     633,583
                                                               Interest

        Entergy Indian Point Peaking Facility, LLC (7)       100% Member   100    $         -   $           -
                                                               Interest

      Entergy Nuclear Vermont Investment Company (7)            1,000      100    $         1   $           1

        Entergy Nuclear Vermont Yankee, LLC (7)              100% Member   100    $         1   $           1
                                                               Interest

  Entergy Nuclear Finance Holding, Inc. (7)                       740      100    $    46,029   $      52,000

     Entergy Nuclear Finance, Inc. (7)                          1,000      100    $   542,029   $     535,050

  Entergy Technology Holding Company (ETHC) ***                    10      100    $     9,458   $      14,641

     Entergy Technology Corporation (ETC) ***                      10      100    $    12,193   $       7,010

     Entergy Wireless, Inc. (*)                                    10      100    $         -   $           -

  EWO Marketing Holding, LLC , formerly EWO Marketing         20% Member    20    $   125,283   $     125,283
   Holding, Inc.                                               Interest

  Entergy International Holdings Ltd. LLC                    100% Member   100    $   813,297   $     861,272
                                                               Interest

    Entergy International Ltd. LLC (6)                       100% Member   100    $   863,965   $     863,965
                                                               Interest

      Entergy International Investments No. 2 Ltd., LLC ***  100% Member   100    $   390,403   $     485,988
                                                               Interest

        Entergy UK Holdings Limited ***                       307,310      100    $   513,975   $     505,981

          Entergy UK Limited ***                              307,310      100    $   941,706   $     507,236

            Entergy UK Enterprises Limited (6) ***            574,000      100    $ 1,017,553   $     947,444

              EWO Holdings Inc.(6)                              8,000       25    $   257,982   $       7,894

      Entergy US DB I LLC                                   6,587,940      100    $     3,390   $       2,915

        Entergy AUS DB I Pty Limited *                      3,163,044       >1    $         -   $           -



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


                                                     Number of        % of    Issuer      Owner's
          Name of Company (1)                          Common        Voting    Book        Book
    (and abbreviations used herein)                 Shares Owned      Power    Value       Value
                                                                               (000s)     (000s)
      Entergy US DB IV LLC                            658,912,260      100    $212,994   $171,876

        Entergy Australia DB II Pty Limited *              40,000      100    $      -   $      -

          Entergy Australia DB I Pty Limited *        316,447,786      <99    $      -   $      -

            Entergy Australia DB I A Pty Limited (6)*      40,000      100    $      -   $      -

        Entergy Victoria , Inc.                           311,584      100    $  8,734   $     16

          Entergy Australia DB I Pty Limited *             10,000      >1     $      -   $      -

  Entergy Global Investments, Inc. ***                      1,000      100    $115,064   $115,064

    Entergy Nuclear Holding Company #1 (6)                  1,000       25    $147,105   $ 50,000

    Entergy Power Development Corporation (6)              10,959       15    $171,579   $ 47,147

    Entergy Power Generation Corporation (6)            Non-voting       -    $237,587   $214,000
                                                       common stock

    Entergy Marketing Corporation (7)                       1,000      100    $640,164   $418,405

      EWO Marketing Holding, LLC , formerly EWO          80% Member     80    $516,269   $516,269
       Marketing Holding, Inc.                           Interest

        EWO Marketing, LP                               99% Limited      -    $ 18,563   $ 18,563
                                                           Partner
                                                           Interest

        EWO GP LLC                                      100% Member      -    $      1   $      1
                                                          Interest

          EWO Marketing, LP                              1% General      -          **         **
                                                           Partner
                                                          Interest

        Entergy Power International Holding Corp.           7,920      95.9    436,680    417,817

          EK Holding I, LLC (7)                          100% Member   100    $628,184   $420,679
                                                           Interest

            EWO Wind II, LLC (7)                         100% Member   100    $      1   $      1
                                                           Interest

              EWO Wind I LLC (7)                         100% Member   100    $   (110)  $      1
                                                           Interest

                Northern Iowa Windpower, LLC (6,7)        99% Member    99    $ 78,465   $ 77,501
                                                           Interest
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                                                         Number of       % of      Issuer         Owner's
          Name of Company (1)                             Common        Voting      Book          Book
    (and abbreviations used herein)                    Shares Owned      Power      Value         Value
                                                                                     (000s)       (000s)
            Entergy-Koch, LP (7)                             48.5%          -    $  1,024,857  $    590,379
                                                            Limited
                                                            Partner
                                                           Interest

              GS Pipeline Company, LLC (7)                100% Member      100   $      9,607  $      9,607
                                                           Interest

                Gulf South Pipeline Company, LP (7)      1% General        100   $    960,792  $      9,607
                                                            Partner
                                                           Interest

                Gulf Pines Pipeline Company, LP (7)      1% General        100   $          -  $          -
                                                            Partner
                                                           Interest

              Gulf South Pipeline Company, LP(7)        99% Limited         -    $    960,792  $    951,185
                                                            Partner
                                                           Interest

              Gulf Pines Pipeline Company, LP(7)        99% Limited         -    $          -  $          -
                                                            Partner
                                                           Interest

              Entergy-Koch Trading, LP (7)              99% Limited         -    $    443,053  $    438,622
                                                            Partner
                                                           Interest

              EGT Holding, Ltd. (6,7)                         100%         100   $     27,708  $     27,708

                Entergy-Koch Trading, Ltd. (7)                100%         100   $      4,431  $      4,431

                  Entergy-Koch Trading GmbH  (7)              100%         100   $     (1,855) $     (1,855)

                  Entergy-Koch Trading Europe, Ltd. (7)   100% Member      100   $     27,678  $     27,678
                                                           Interest

              EKT, LLC(7)                                 100% Member      100   $      4,431  $      4,431
                                                           Interest

                Entergy-Koch Trading, LP (7)              1% General        50   $    443,053  $      4,431
                                                            Partner
                                                           Interest

        EK Holding II, LLC (7)                            100% Member      100   $     12,858  $     11,287
                                                           Interest

          Entergy-Koch  LP (7)                            1% Limited        -    $  1,024,857  $     12,080
                                                            Partner
                                                           Interest

        EK Holding III, LLC (7)                           100% Member      100   $      6,424  $      5,515
                                                           Interest

          EKLP, LLC (7)                                    50% Member       50   $     10,248  $      4,311
                                                           Interest

            Entergy-Koch, LP (7)                          1% General       100   $  1,024,857  $      1,010
                                                            Partner
                                                           Interest

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

                                               Number of       % of    Issuer      Owner's
          Name of Company (1)                    Common       Voting    Book        Book
    (and abbreviations used herein)           Shares Owned    Power     Value       Value
                                                                         (000s)     (000s)
  Entergy Power Generation Corporation (6)        1,000         100    $ 237,587    $ 22,828

    EAL Power Generation, LLC                  100% Member      100    $       -    $      -
                                                 Interest

    Entergy Power Crete Corporation               1,000         100    $  57,384    $ 57,384

      Crete Energy Ventures, LLC                50% Member       50    $  26,430    $ 13,215
                                                 Interest

      Crete Turbine Holdings, LLC               50% Member       50    $  86,378    $ 43,189
                                                 Interest

    Hawkgen I, Inc. (7)                           1,000         100    $       1    $      1

      Hawkeye Generating, LLC (7)               50% Member       50    $       1    $      1
                                                 Interest

    Hawkgen II, Inc. (7)                          1,000         100    $       1    $      1

      Hawkeye Generating, LLC (7)               50% Member       50    $       1    $      1
                                                 Interest

    Entergy Power Clay County Corporation  I      1,000         100    $       1    $      1

      Clay County Power  LLC                    50% Member       50    $       -    $      -
                                                 Interest

    Entergy Power Clay County Corporation II      1,000         100    $       1    $      1

      Clay County Power LLC                     50% Member       50    $       -    $      -
                                                 Interest

    Entergy Power DeSoto County Ventures, Inc.    1,000         100    $   3,247    $  3,247

      DeSoto County Generating Company, LLC     100% Member     100    $       -    $      -
                                                 Interest

    Entergy Power Ventures Corp. I                1,000         100    $      (1)   $     (1)

      Entergy Power Ventures L.P.               1% General      100    $      (1)   $   (125)
                                                  Partner
                                                  Interest

    Entergy Power Ventures Corp. II               1,000         100    $    (126)   $   (126)

      Entergy Power Ventures L.P.               99% Limited       -    $    (124)   $   (125)
                                                  Partner
                                                 Interest

    Entergy Power Warren Corporation I           10,000         100    $  33,694    $ 33,694

      Warren Power, LLC (6)                    100% Member      100    $  33,449    $ 33,449
                                                Interest


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

                                                      Number of     % of    Issuer      Owner's
          Name of Company (1)                          Common      Voting    Book        Book
    (and abbreviations used herein)                 Shares Owned    Power    Value       Value
                                                                              (000s)     (000s)

    Entergy Power Fairfield Corporation *                 1,000      100    $   1,085    $  1,085

    Entergy Power Freestone Corporation*                  1,000      100    $       4    $      4

  Entergy Global Power Operations Corporation             1,000      100    $   6,824    $  6,824

    Entergy Power Operations U.S., Inc.                   1,000      100    $     188    $    188

    Entergy Power Operations Corporation (6)              1,000      100    $   6,085    $  6,085

      Entergy Power Operations Damhead Creek Limited   99% Limited     -    $       -    $      -
       Partnership (6)                                    Partner
                                                        Interest

        Entergy Power Operations Damhead Creek
         Corporation (6)                                    999     99.9    $       4    $      4

          Entergy Power Operations Damhead Creek Limited 1% General  100    $       -    $      -
           Partnership (6)                                 Partner
                                                          Interest

        Entergy Power Operations Holdings, Ltd. (6)          10      100    $   7,121    $  7,121

          Entergy Power Operations U.K., Limited (6)      1,000      100    $   6,619    $  6,619

          Entergy Power Operations Pakistan LDC (*)         190       95    $     116    $    110

    EN Services I Corporation (7)                         1,000      100    $       1    $      1

      EN Services, L.P. (7)                            99% Limited          $       1    $      1
                                                         Partner       -
                                                        Interest

    EN Services II Corporation (7)                        1,000      100    $       1    $      1

      EN Services, L.P. (7)                             1% General   100    $       1    $      1
                                                         Partner
                                                        Interest

  Entergy Global Trading Holdings, Ltd. ***               1,000      100    $  23,157    $ 23,157

    Entergy Power International Holding Corp.               337      4.1    $ 435,680    $ 13,070

  Entergy Power Development Corporation (6)              62,100       85    $ 234,745    $238,331

    Entergy Power Operations Pakistan LDC (6)                10        5    $     116    $      6

    Maritza East III Power Company AD (6)                   816       51    $       1    $      1

    Entergy Power Holdings Maritza B.V. (6) (7)             100      100    $       8    $      8

      Maritza East 3 Operating Company AD (6) (7)           495       99            1           1

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

                                                         Number of     % of      Issuer      Owner's
          Name of Company (1)                              Common     Voting      Book        Book
    (and abbreviations used herein)                     Shares Owned   Power      Value       Value
                                                                                  (000s)     (000s)
    Entergy Power Holdings Turkey B.V. (7)                      20      100    $      9    $         9

    Entergy Power Netherlands B.V. (7)                      20,000      100    $      8    $         8

    Entergy Pakistan, Ltd. (6)                                 378      100    $  3,461    $     3,461

    Entergy Power Asia, Ltd. (6)                             1,002      100    $ (1,720)   $    (1,720)

    Entergy Power Saltend Holding, Ltd.                  4,716,700      100    $146,585    $   146,585

      Entergy Power Saltend, Ltd.                           48,147      100    $140,590    $   146,590

        Entergy Power Europe Holding, Ltd. (6)               1,000      100    $     62    $        62

        Entergy Power Damhead Creek Holding II, Ltd. (6)         1      .01    $ 24,647    $         2

    Entergy Power Damhead Creek Holding I, Ltd. (6)          2,000    47.84    $ 24,641    $    11,788

      Entergy Power Damhead Creek Holding II, Ltd. (6)         999     99.9    $ 24,647    $    24,622

        Entergy Power Properties (Kingsnorth), Ltd.          5,002      100    $     (7)   $        (7)

          Entergy Power Damhead Creek Holding III, Ltd. (6)  2,000      100    $ 70,002    $    70,002

            Damhead Creek Holding Limited (6)                    2      100    $ 53,485    $    53,485

              Damhead Creek Limited (6)                  1,200,101      100    $ 67,445    $    67,445

                Damhead Creek Finance Ltd. (6)                 200      100    $     (7)   $        (7)

                  Entergy Power Operations Damhead
                   Creek Corporation (6)                         1      0.1    $      4    $         -

    Entergy Power Investment Holdings Corporation (6)        1,000      100    $      1    $         1

      Entergy Power Damhead Finco LLC (6)                  1% Member      1    $   (599)   $        (6)
                                                           Interest

    Entergy Power Damhead Finco LLC (6)                    99% Member    99    $   (599)   $      (593)
                                                           Interest

      Entergy Power Damhead Finco 1 (6)                      1,000      100    $     24    $        24

        Damhead Finance LDC (6)                                 10        1    $    100    $         1

        Damhead Finance (Netherlands Antilles) N.V. (6)         60        1    $     41    $        40

        Damhead Finance (Netherlands) B.V. (6)                   4        1    $     17    $         -


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

                                                    Number of    % of         Issuer         Owner's
          Name of Company (1)                         Common     Voting       Book           Book
    (and abbreviations used herein)                Shares Owned   Power       Value          Value
                                                                              (000s)        (000s)
      Entergy Power Damhead Finco 2 (6)                 1,000      100    $          96   $          96

        Damhead Finance LDC (6)                           990       99    $         100   $          99

        Damhead Finance (Netherlands Antilles) N.V. (6) 5,940       99    $          41   $          40

        Damhead Finance (Netherlands) B.V. (6)            396       99    $          17   $          17

          Entergy Power Operations Damhead                  1      0.1    $           4   $           -
           Creek Corporation (6)

    EWO Holdings Inc. (6)                           46,824.74       75    $     257,982   $      88,436

      Entergy Power Damhead Creek Holding I, Ltd. (6)   2,181    52.16    $      24,641   $      12,853

      Latin America Holding I, Ltd. (6)                53,101    60.27    $      28,715   $      28,715

        Latin America Holding II, Ltd. (6)                100      100    $           -   $           -

          Entergy Power Peru, S.A. (6)                      1        1    $     146,460   $       1,465

          Entergy Power Chile S.A. (6)                    100        1    $       8,536   $          85

        Entergy Power CBA Holding, Ltd. (6)            12,000      100    $       3,703   $       3,703

        Entergy Power Chile, S.A. (6)               6,558,511       99    $       8,536   $       8,451

          Inversiones Electricas Quillota SA(6)       608,681     50.1    CP 14,761,592   CP  3,173,742

            Compania Electrica San Isidro SA(6)     1,025,001     25.1    CP 29,477,896   CP 14,768,426

        Entergy S.A. (6)                            2,207,699       99    $      11,190   $      11,190



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


                                                         Number of    % of       Issuer         Owner's
          Name of Company (1)                              Common     Voting      Book          Book
    (and abbreviations used herein)                    Shares Owned    Power      Value         Value
                                                                                  (000s)        (000s)
      Entergy Power BJE Holding, Ltd.(*)                       200      100    $      2,743   $      2,743

        Bon Jardim Energetica, LTDA. (*)                   344,847     99.9    $      1,933   $      1,933

        Entergy do Brazil LTDA(*)                        2,299,999     99.9    $         58   $         58

        Entergy Power BJE, Ltd. (*)                          1,000      100    $          -   $          -

          Bon Jardim Energetica, LTDA (*)                    3,483       .1    $      1,933   $          -

          Entergy do Brazil LTDA (*)                             1       .1    $         58   $          -

    EP Edegel, Inc. (6)                                      2,000      100    $    213,389   $    213,389

      EWO Holdings Inc. (6)                                 81,800        -    $    257,982   $    154,454

      Entergy Power Peru, S.A. (6)                     425,702,300       99    $    146,460   $    144,995

        Generandes Peru S.A. (6)                       425,714,721   38.127    SL 1,962,615   SL   681,027

        Edegel  SA (6)                               1,414,557,369   63.556    SL 2,808,772   SL 1,935,244

    Entergy Power Maritza Holding, Inc.(*)                   1,100      100    $          1   $          1

      Entergy Power Maritza Holding I, Ltd. (*)                200      100    $          -   $          -

        Entergy Power Maritza Holding II, Ltd. (*)             200      100    $          -   $          -

          Entergy Power Maritza Holding Limited (*)            999     99.9    $          1   $          1

        Entergy Power Maritza Holding III, Ltd. (*)            100      100    $          -   $          -

          Entergy Power Maritza Holding Limited(*)               1       .1    $          -   $          -

    Entergy Power Netherlands Company BV                       400      100    $        754   $        754

       Entergy Power Projects Italia, S.R.L.               200,000        1    $        505   $          5

       Entergy Power Development Italia S.r.L. (7)             100        1    $        111   $          1

       Entergy Power Rinnovabli S.r.L. (7)                     100        1    $        (23)  $          -

       Entergy Power Services Italia, S.r.L.               200,000        1    $        297   $          3




                                                  Number of     % of         Issuer      Owner's
          Name of Company (1)                       Common      Voting        Book        Book
    (and abbreviations used herein)              Shares Owned   Power        Value       Value
                                                                             (000s)     (000s)
       Sabinas Power Company BV (6)                       400      100    $        749  $    749

           Maritza East 3 Operating Company AO (6)(7)       5        1               -         -

           Entergy Power Projects Italia, S.r.L.   19,800,000       99    $        505  $    500

           Entergy Power Development Italia S.r.L. (7)  9,900       99    $        111  $    110

           Entergy Power Rinnovabli S.r.L. (7)          9,900       99    $        (23) $    (23)

           Entergy Power Services Italia, S.r.L.   19,800,000       99    $        297  $    294

    Entergy Power Argentina, Ltd. *                     1,000      100    $        (17) $    (17)

      Entergy Power Generation Argentina LDC *            999     99.9    $         (7) $     (7)

        Entergy Power Nogales SRL *                         1      0.1    $          -  $      -

        Entergy Power Transmission Argentina SRL *          1      0.1    $          -  $      -

        Entergy Power Generation Argentina SRL *       11,999     99.9    $          2  $      2

    Entergy Power Nogales, Ltd. *                       1,000      100    $        (14) $    (14)

      Entergy Power Nogales LDC *                         999     99.9    $         (7) $     (7)

        Entergy Power Nogales SRL *                    11,999     99.9    $          -  $      -

        Entergy Power Generation Argentina SRL *            1      0.1    $          2  $      -

    Entergy Power Cayman Investments, Ltd. *                1      100    $         (3) $     (3)

      Entergy Power Generation Argentina LDC *              1      0.1    $         (7) $      -

      Entergy Power Nogales LDC *                           1      0.1    $         (7) $      -

      Entergy Power Transmission Argentina LDC *            1      0.1    $         (4) $      -

    Entergy Power Transmission Argentina, Ltd. *        1,000      100    $        (10) $    (10)

      Entergy Power Transmission Argentina LDC *          999     99.9    $         (4) $     (4)

        Entergy Power Transmission Argentina SRL *     11,999     99.9    $          -  $      -

    Entergy Power Services Poland Spolka z.o.o. *       1,000      100    $          -  $      -

    Entergy Australia Generation Holdings, Ltd. *       1,000      100    $        921  $    921

      Entergy Australia Generation, Ltd. *              1,000      100    $         (7) $     (7)



                                          Number of   % of    Issuer      Owner's
          Name of Company (1)              Common    Voting    Book        Book
    (and abbreviations used herein)        Shares     Power    Value       Value
                                           Owned
                                                               (000s)     (000s)
    Entergy Power Holding Espana SL                 63,126     100    $     (364)   $     (364)

      Entergy Power Development Espana SL            3,006     100             -             -

      Entergy Power Projects Espana SL               3,006     100    $       (8)   $       (8)

      Entergy Power Castelnou SL (7)                60,120     100    $       36    $       36

  Entergy Power Holdings USA Corporation             1,000     100    $   (1,860)   $   (1,860)

    Entergy Power RS Corporation                     1,000     100    $   (1,860)   $   (1,860)

      RS Cogen LLC                                 50% Member   50    $   (1,146)   $     (573)
                                                   Interest

    Entergy Turbine Holding QF, LLC *             100% Member  100    $        -    $        -
                                                   Interest

      Entergy Turbine Holding Louisiana, LLC *    100% Member  100    $        -    $        -
                                                   Interest

  Entergy Power E & C Corporation                    1,000     100    $    1,199    $    1,199

     Entergy Power E & C Holdings, LLC            100% Member  100    $    1,205    $    1,205
                                                   Interest

        EntergyShaw, LLC                           50% Member   50    $    2,628    $    1,314
                                                   Interest


*      Inactive
**     Less than $1,000
*** These companies and their subsidiaries are accounted for on a cost basis, and "Issuer Book Value" is at 100%.
(SL)   Peruvian Soles
(CP)   Chilean Peso

NOTES

(1) Pursuant to the General Instructions to Form U5S, the companies listed in the table, together with System Fuels, Inc. (SFI or System Fuels), are collectively defined herein as "System Companies" and individually as a "System Company".

(2) During 2001, Entergy Corporation, Entergy Services, Entergy Arkansas, Entergy Gulf States, Entergy Louisiana, Entergy Mississippi, Entergy New Orleans, System Fuels, System Energy, and Entergy Operations participated in a joint money pool arrangement whereby those companies with available funds made short-term loans to certain System Companies having short-term borrowing requirements. As of December 31, 2001, Entergy Arkansas, Entergy Operations, Entergy Corporation, Entergy Gulf States, Entergy Louisiana, Entergy Mississippi, Entergy New Orleans, and System Energy had total investments in the money pool in the amounts of $147,325,948, $947,915, $18,346,480, $171,292,979, $23,603,408,
     $71,236,390, $57,014,904, and $85,771,957, respectively.   Entergy
     Services and System Fuels had total borrowings in the money pool in the amounts of $65,210,500 and $27,741,561, respectively. The unborrowed balance in the money pool amounted to $482,587,919 as of December 31, 2001, and was invested in high quality commercial paper and certificates of deposit.

(3) The percentage ownership of System Fuels' common stock is held as follows: 35% by Entergy Arkansas, 33% by Entergy Louisiana, 19% by Entergy Mississippi and 13% by Entergy New Orleans. The numbers of common shares owned and the book values to both the issuer and owners are as follows: Entergy Arkansas, 70 shares - $7,000; Entergy Louisiana, 66 shares - $6,600; Entergy Mississippi, 38 shares - $3,800; and Entergy New Orleans, 26 shares - $2,600. Under a loan agreement, System Fuels had borrowings outstanding from its parent companies to finance its fuel supply business. As of December 31, 2001, approximate loans to System Fuels from its parent companies were as follows: Entergy Arkansas $11.0 million; Entergy Louisiana, $14.2 million; Entergy Mississippi, $5.5 million; and Entergy New Orleans, $3.3 million. These loans mature in 2008.

(4) The Capital Stock of The Arklahoma Corporation (ARKCO) is owned in the proportions of 47%, 5%, and 48%, respectively, by Entergy Arkansas, Oklahoma Gas and Electric Company and Southwestern Electric Power Company. ARKCO owns an electric transmission line that is leased to these three companies. Information covering ARKCO is included herein pursuant to the instructions for Form U5S. Entergy Arkansas is exempted from holding company status under the Public Utility Holding Company Act of 1935 ("Act") (except with regard to section 9(a)(2) of the Act) pursuant to the provisions of Reg. 250.2(a)(2).

(5)  Inactive companies held to preserve franchises.

(6) See Items 5 and 9 and Exhibit I for information regarding direct and indirect holdings in Exempt Wholesale Generators ("EWG") and Foreign Utility Companies ("FUCO").

(7) During 2001, Entergy Corporation organized the following direct or indirect subsidiary companies principally to develop, construct, own and/or operate gas-fired power generation facilities in the United States that would qualify as EWGs: Hawkgen I, Inc. (under Delaware law, on September 20, 2001); Hawkgen II, LLC (under
     Delaware law, on September 20, 2001); Hawkeye Generating, LLC (under Delaware law, on September 20, 2001); and Entergy Indian Point Peaking Facility, LLC (under Delaware law, on December 11,
     2001).

     During 2001, Entergy Corporation organized the following direct or indirect subsidiary companies principally to develop, construct, own and/or operate power generation facilities in foreign countries that would qualify as FUCOs: Entergy Power Holdings Turkey B.V. (under The Netherlands law, on January 22, 2001); Entergy Power Netherlands B.V. (under The Netherlands law, on January 22, 2001); Entergy Power Holdings Maritza B.V. (under The Netherlands law, on May 18, 2001); Maritza East 3 Operating Company AD. (under Bulgaria law, on August 2, 2001); Entergy Power Development Italia S.r.l. (under Italian law, on August 7, 2001); and Entergy Power Rinnovabli S.r.l. (under Italian law, on August 7, 2001).

     During 2001, Entergy Corporation organized the following direct or indirect subsidiary company for the production, sale and distribution of thermal energy products as permitted under Rule 58: Entergy Thermal-UNO, LLC (under Delaware law, on July 16,
     2001).

     On January 31, 2001, Entergy Corporation indirectly acquired a 50% interest in Entergy-Koch, LP, a Delaware limited partnership organized on January 11, 2001 to hold certain non-utility energy related assets of Entergy Corporation and Koch Energy, Inc., and their respective subsidiary companies.

     During 2001, Entergy Corporation organized and/or capitalized the following indirect subsidiary companies as "New Subsidiaries" pursuant to the Commission's June 22, 1999 Order (HCAR No. 27039), for the purpose of, directly or indirectly, acquiring general partner or limited partner interests in Entergy-Koch, LP: EK
     Holding  I,  LLC  (organized under Delaware  law,  May  24,  2000;
     capitalized, January 24, 2001), EK Holding II, LLC (organized under Delaware law, May 24, 2000; capitalized, January 24, 2001), and EK Holding, III (organized under Delaware law and capitalized, February 20, 2001) and EKLP, LLC (organized under Delaware law, January 11, 2001; capitalized January 31, 2001).

     During 2001, Entergy Corporation organized Entergy Marketing Corp. as a "New Subsidiary" pursuant to the Commission's June 22, 1999 Order (HCAR No. 27039 ) for the purpose of acquiring, directly and indirectly, (i)100% of the partnership interests in EWO Marketing, LP, an "energy-related company" formed pursuant to Rule 58, and
     (ii) an indirect partial ownership interest in Entergy-Koch, LP.

     In connection with its investment in Entergy-Koch, LP, on January 31, 2001, Entergy Corporation contributed its ownership interest in Entergy Power Marketing Corporation ("EPMC") to Entergy-Koch, LP and, on the same date, Koch Energy, Inc. contributed its ownership interest in Koch Energy Trading, Inc. ("KET") to Entergy-
     Koch,  LP.   EPMC and KET were concurrently merged into an  energy
     marketing and trading company, known as Entergy-Koch Trading, LP, a Delaware limited partnership, which was initially organized by Koch Energy, Inc. on January 11, 2001. EKT, LLC, a Delaware limited liability company, was also organized by Koch Energy, Inc. on January 11, 2001, to acquire a 1% general partner interest in
     Entergy-Koch   Trading,  LP.   On  January   31,   2001,   Entergy
     Corporation indirectly acquired a 50% ownership interest in EKT, LLC and Entergy-Koch Trading, LP, as a result of its investment in Entergy Koch, LP.

     In connection with its investment in Entergy-Koch, LP, on January 31, 2001, Entergy Corporation contributed its ownership interest in EGT Holding, Ltd, a foreign utility company, to Entergy-Koch, LP (together with its ownership interest in Entergy Trading and Marketing, Ltd, a wholly owned subsidiary company of EGT Holding, Ltd., and Entergy Trading and Marketing, Ltd's subsidiary company, Entergy Strom Und Gas GmbH, each of which is engaged in the energy trading and marketing business). Entergy Trading and Marketing, Ltd., and Entergy Strom Und Gas GmbH subsequently changed their names to Entergy-Koch Trading Ltd. and Entergy-Koch Trading GmbH, respectively. Also, on August 16, 2001, Entergy-Koch Trading, Ltd. organized a new subsidiary, Entergy-Koch Trading Europe, Ltd., formed under UK law to provide support services to Entergy-Koch Trading, Ltd and Entergy-Koch Trading GmbH.

     During 2001, as a result of its investment in Entergy-Koch, LP, Entergy Corporation indirectly acquired a 50% ownership interest in (i) Gulf South Pipeline Company, LP, a Delaware limited partnership organized by Koch-Energy, Inc. on December 27, 2000, to own and operate the Gulf South Pipeline (f/k/a the Gateway Pipeline) and (ii) in GS Pipeline Company, LLC, a Delaware limited liability company, organized by Koch Energy, Inc. on December 27, 2000 to acquire a 1% general partner interest in Gulf South
     Pipeline  Company,  LP.  Gulf South Pipeline Company,  LP  and  GS
     Pipeline Company, LLC were contributed by Koch Energy, Inc. to Entergy-Koch, LP on January 31, 2001, and Entergy Corporation acquired its indirect ownership interest in those entities on that date. Additionally, on August 25, 2001, Entergy-Koch, LP organized Gulf Pines Pipeline Company, LP, a new indirect subsidiary company, as a Delaware limited partnership for the purpose of constructing and operating an extension to the Gulf South pipeline.

     During 2001, Entergy Corporation organized the following direct or indirect subsidiary company principally to acquire nuclear power facilities that would qualify as EWGs: Entergy Nuclear Vermont Investment Co. (under Delaware Law, January 11, 2001); and Entergy Nuclear Vermont Yankee, LLC (under Delaware Law, as amended on January 12, 2001).

     During 2001, Entergy Corporation organized or acquired the following direct or indirect subsidiary companies principally to develop, acquire, and/or hold potential investments in nuclear power facilities that qualify as EWGs: Entergy Nuclear Finance Holding, Inc. (under Delaware Law, August 17, 2001); Entergy Nuclear Finance, Inc. (under Delaware Law, August 17, 2001).

     During 2001, Entergy Corporation organized the following direct or indirect subsidiary companies principally to develop, acquire, and/or hold potential investments in wind power facilities that qualify as EWGs: EWO Wind II, LLC (under Delaware Law, November 15, 2001); EWO Wind I, LLC (under Delaware Law, November 15,
     2001); and Northern Iowa Windpower, LLC (under Delaware Law, November 15, 2001).

     During 2001, Entergy Corporation organized the following direct or indirect subsidiary companies (I) to engage in the retail energy service business and the marketing of electric energy, as permitted under Rule 58: Entergy Solutions Essentials Ltd. (under Texas Law, June 4, 2001) and Entergy Solutions Select Ltd. (under Texas Law, March 6, 2001); and (ii) to, directly or indirectly, acquire ownership interests in such companies: Entergy PTB
     Holding Company (under Delaware Law, March 1, 2001) and Entergy Select LLC (under Delaware Law, March 1, 2001).



ITEM 2.   ACQUISITIONS OR SALES OF UTILITY ASSETS

     There are no transactions to report under this item.


ITEM 3.   ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM
SECURITIES

      In July 2001, Entergy Arkansas issued and sold, pursuant to the exemption provisions of Rule 52, First Mortgage Bonds in the amount of $100,000,000, 6.18% Series, due July 1, 2005.

      In February 2001, Entergy New Orleans issued and sold, pursuant to the exemption provisions of Rule 52, First Mortgage Bonds in the amount of $30,000,000, 6.65% Series, due March 1, 2004.

      In July 2001, Entergy Power Generation Corporation issued and sold, pursuant to the exemption provisions of Rule 52, 87 shares of its Class B non-voting common stock to Entergy Global Investments, Inc., for a purchase price of $87,000,000.

     On November 13, 2001, Entergy Power Generation Corporation issued and sold, pursuant to the exemption provisions of Rule 52, unsecured notes to Entergy Corporation in an aggregate principal amount of $116,693,032.60.

     On November 15, 2001, Entergy Global Investments, Inc. issued and sold, pursuant to the exemption provisions of Rule 52, unsecured notes to Entergy Corporation, evidencing borrowings in the principal amount of $92,500,000.

      On September 5, 2001, Entergy Nuclear Finance Holding, Inc. issued and sold, pursuant to exemption provisions of Rule 52, unsecured notes to Entergy Corporation, in an aggregate principal amount of $513,100,000.

      On March 4, 2001, Entergy Global Investments, Inc. issued and sold, pursuant to exemption provisions of Rule 52, unsecured notes to EK Holding I, LLC, evidencing borrowings in the principal amount of $98,000,000.

      During 2001, Entergy Global Investments, Inc. issued and sold, pursuant to exemption provisions of Rule 52, unsecured notes to Entergy Nuclear Operations Inc., evidencing borrowings in the principal amount of $30,000,000.

     On October 5, 2001, Entergy Nuclear Indian Point 2 LLC issued and sold, pursuant to exemption provisions of Rule 52, unsecured notes to Entergy Global Investments, Inc., evidencing borrowings in the principal amount of $10,000,000.

      On September 14, 2001, Entergy International Holdings Ltd., LLC. issued and sold, pursuant to exemption provisions of Rule 52, unsecured notes to Entergy Power Fairfield Corporation, evidencing borrowings in the principal amount of $7,000,000.

      During 2001, Entergy Nuclear Operations, Inc. issued and sold, pursuant to exemption provisions of Rule 52, unsecured notes to Entergy Corporation, evidencing borrowings in the principal amount of $5,994,415.

      In July 2001, Entergy-Koch, LP issued and sold in a negotiated private placement, pursuant to exemption provisions of Rule 52, unsecured Senior Notes, for an aggregate net purchase price of $296,100,000. The Senior Notes bear interest at a rate per annum of 6.90% and mature on August 1, 2011.

      During 2001, Entergy Power International Holdings Corporation issued unsecured notes to Entergy Global Investments, Inc. in an aggregate face amount of $6,500,000. At December 31, 2001, the outstanding principal amount due on such notes was $1,987,750, with the highest outstanding balance $1,987,750 being on December 31, 2001. These notes were issued pursuant to the exemption provisions of Rule 52.

      In December 2001, Entergy Power Ventures, L.P. issued a secured note to Entergy Power Ventures Corp. evidencing borrowings in the principal amount of $36,100,000. This note was issued pursuant to the exemption provisions of Rule 52.

     In January 2001, the following reportable transactions took place in connection with Entergy Corporation's investment in Entergy-Koch, L.P., each of which was exempt pursuant to Rule 52: EK Holding I, LLC issued a secured note (the "EK Holding Notes") to Entergy Power International Holdings Corporation in the principal amount of $106,000,000; Entergy Power International Holdings Corporation issued an unsecured note to EK Holding I, LLC in the principal amount of $106,000,000; EK Holding I, LLC assigned its obligations under the EK Holding Note to Entergy-Koch, L.P.; and EK Holding I, LLC guaranteed to Entergy-Koch, L.P. payment of all obligations under the EK Holding Note.

      On December 17, 2001, Entergy Power Generation Corporation issued and sold, pursuant to exemption provisions of Section 32 and/or Rule 52, unsecured notes to Entergy Global Investments, Inc. in an aggregate principal amount of $32,500,000.

      On December 7, 2001, Entergy Power Generation Corporation issued and sold, pursuant to exemption provisions of Section 32 and/or Rule 52, unsecured notes to Entergy Nuclear Finance Holdings, Inc. in an aggregate principal amount of $192,000,000.

      On October 5, 2001, Entergy Nuclear Indian Point 2 LLC issued and sold, pursuant to exemption provisions of Section 32 and/or Rule 52, unsecured notes to Entergy Global Investments, Inc. in an aggregate principal amount of $10,000,000.

     On September 5, 2001, Entergy Nuclear New York Investment Company III, Inc. issued and sold, pursuant to exemption provisions of Rule 52, unsecured notes to Entergy Nuclear Finance, Inc., evidencing borrowings in the principal amount of $525,000,000.

      On September 24, 2001, Entergy International Holdings Ltd. LLC issued and sold, pursuant to exemption provisions of Section 33 and/or Rule 52, unsecured notes to EWO Holdings, Inc. in an aggregate principal amount of $8,000,000.

     In December, 2001, Entergy Corporation issued a guaranty of the obligations of EWO Wind I LLC (subject to a $95 million limit of liability) under a Loan Agreement. As of December 31, 2001, the total outstanding indebtedness under the Loan Agreement was $78,566,378.

      In the first quarter of 2001, Entergy-Koch Trading LP (formerly Axia Energy, LP), an energy-related company, issued limited partnership and general partnership interests to Entergy Power International Holding Corp., through subsidiaries, for a total consideration of $114,200,000. This transaction was exempt pursuant to Rule 58.

      In the first quarter of 2001, EWO Marketing L.P., an energy-related company, issued a limited partnership interest to EWO Marketing Holding, Inc. for a total consideration of $990. This transaction was exempt pursuant to Rule 58.

      In the first quarter of 2001, EWO Marketing L.P., an energy-related company, issued a general partnership interest to EWO GP LLC for a total consideration of $10. This transaction was exempt pursuant to Rule 58.

      In the first quarter of 2001, EWO GP LLC, an energy-related company, issued a limited partnership interest to EWO Marketing Holding, Inc. for a total consideration of $10. This transaction was exempt pursuant to Rule 58.

      In the second quarter of 2001, Entergy Solutions Select LTD., an energy-related company, issued a limited partnership interest to Entergy PTB Holding Company, Inc. for a total consideration of $990. This transaction was exempt pursuant to Rule 58.

      In the second quarter of 2001, Entergy Solutions Select LTD., an energy-related company, issued a general partnership interest to Entergy Select, LLC for a total consideration of $10. This transaction was exempt pursuant to Rule 58.

      In the second quarter of 2001, Entergy Solutions Essentials LTD., an energy-related company, issued a limited partnership interest to Entergy PTB Holding Company, Inc. for a total consideration of $990. This transaction was exempt pursuant to Rule 58.

      In the second quarter of 2001, Entergy Solutions Essentials LTD., an energy-related company, issued a general partnership interest to Entergy Select, LLC for a total consideration of $10. This transaction was exempt pursuant to Rule 58.

     In the third quarter of 2001, Entergy Thermal-UNO, LLC, an energy-related company, issued a member interest to Entergy Corporation. This transaction was exempt pursuant to Rule 58.

      Reference is hereby made to the companies identified in  Footnote
(7) of Item 1 and the corresponding table in Item 1 for information regarding additional equity securities issued during 2001.

     In addition to the foregoing, as of December 31, 2001, Entergy had issued direct and indirect guarantees, assumptions of liability, securities or indemnifications for the benefit of various of its subsidiary companies in the aggregate amount of $21,263,384, pursuant to Rule 45(b)(6), as follows:

 Entity Recording Benefit                   Amount of      Explanation of Indemnity
 of ETR Indemnity                           Indemnity
Entergy Services, Inc.                     $10,000,000   Arkansas WC Self Insurance/Ark. WC
                                                         Commission
Entergy Mississippi, Inc.                   $8,565,384   Carolyn Hayes Appeal Bond/Supreme
                                                         Court State of MS
Entergy Louisiana, Inc                        $650,000   City of Haynesville Appeal Bond/Second
                                                         Judicial Court, Louisiana
Entergy Mississippi, Inc.                     $665,000   Brenda Bolden Appeal Bond/Circuit Court
                                                         Sunflower County, MS
Entergy Louisiana, Inc                         $78,000   Dudley Pillow Appeal Bond/Sixth
                                                         Judicial District Court, Louisiana
Entergy Nuclear Indian Point 2, LLC            $15,000   Town of Woodbury, NY/Special Use
                                                         Permit Bond
Entergy Services, Inc.                        $100,000   Worker's Compensation Self
                                                         Insurance/State of Louisiana
Entergy Operations, Inc.                      $100,000   Worker's Compensation Self
                                                         Insurance/State of Louisiana
Entergy New Orleans, Inc.                     $100,000   Worker's Compensation Self
                                                         Insurance/State of Louisiana
Entergy Arkansas, Inc.                        $200,000   Worker's Compensation Self
                                                         Insurance/State of Arkansas
Entergy Services, Inc.                        $200,000   Worker's Compensation Self
                                                         Insurance/State of Arkansas
Entergy Operations, Inc.                      $200,000   Worker's Compensation Self
                                                         Insurance/State of Arkansas
Entergy Services, Inc.                        $250,000   Worker's Compensation Self
                                                         Insurance/State of Mississippi
System Energy Resources, Inc. & Entergy       $250,000   Worker's Compensation Self
 Operations, Inc.                                        Insurance/State of Mississippi
Entergy Mississippi, Inc.                     $250,000   Worker's Compensation Self
                                                         Insurance/State of Mississippi
                                           -----------
Total indemnification amount               $21,623,384
                                           ===========

ITEM 4.     ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES


                                                 Calendar Year 2001
                   Name of Company                     Number of Shares                                 Holding Company
Name of Issuer     Acquiring, Redeeming              or Principal Amount                                Act Exemption or
and Security       or Retiring Securities   Acquired       Redeemed        Retired      Consideration   Release Number
ENTERGY CORPORATION
  Common Stock       ENTERGY
                     CORPORATION              -             989,100            -       $   36,895,352   Reg. 250.42

ENTERGY GULF STATES
  Preferred Stock*   ENTERGY
                     GULF STATES              -              49,237            -       $    4,923,786   See Exhibit F
  Long-Term Debt*                                                       $ 124,829,490  $  124,829,490   See Exhibit F

ENTERGY LOUISIANA
  Preferred Stock*   ENTERGY
                     LOUISIANA                -             350,000            -       $   35,000,000   See Exhibit F
  Long-Term Debt*                                                       $  35,087,756  $   35,087,756   See Exhibit F


SYSTEM ENERGY
  Long-Term Debt*    SYSTEM
                     ENERGY                   -                   -     $ 151,799,831  $  151,799,831   See Exhibit F



* See annexed schedules (Exhibit F) which identify the amount acquired, redeemed or retired for each series or issue.



ITEM 5.   INVESTMENTS IN SECURITIES OF NON-SYSTEM COMPANIES

(1)                  Investments In Persons Operating Within Retail Service Area
                     of Owner
                                                                            Amount of
Name of Owner        Number of Persons and Description                     Investment
Entergy              ECD Investments, LLC (A business development            $896,508
Enterprises, Inc.    and  finance  organization serving  poverty-
                     stricken   areas  in  western   Mississippi,
                     eastern     Arkansas,    and    northeastern
                     Louisiana)

Entergy  Louisiana,  ECD  Investments, LLC BIDCO  Corporation  (a          $1,500,000
Inc.                 certified Louisiana Capital Company pursuant
                     to  R.S.  51:1922  et seq.  and  a  licensed
                     Louisiana     Business    and     Industrial
                     Corporation,   pursuant  to  the   Louisiana
                     Business    and    Industrial    Development
                     Corporation Act, R.S. 51:2386 et seq.)




(2)                                 Other Investments

                                                                                         Number of     % of
                           Name of Issuer and a Description                               Shares      Voting   Carrying Value
Entergy Arkansas    Capital Avenue Development Company              Limited                    N/A         -    $   2,976,050
                    (limited partnership engaged in the business    Partnership
                    Of constructing, owning, maintaining,           Interest
                    operating and leasing a 40-story commercial
                    office building)

Entergy S.A.        Central Costanera S.A.                           Capital stock        8,081,160      6.00   CP 20,549,117
                    (Owner of a 2,100 MW fossil-fuel steam electric  interest
                    generating facility located in Buenos Aires,
                    Argentina)

Central Costanera   Central Termoelectric Buenos Aires, S.A.         Capital stock        3,301,378      7.80             N/A
S.A.                (Owner of a 220 MW combined-cycle gas turbine    interest
                    located at the Central Costanera Power Plant in
                    Buenos Aires, Argentina)

Entergy Australia   United Energy Limited (An electric distribution  Common stock             1,000         -         $ 1,929
DB 1A Pty Limited   utility  serving  customers  in  the  State  of
                    Victoria, Australia)

Entergy MHK         MyHomeKey.com, Inc. (Engaged in the business of  Series D             1,197,263         -               -
Investments LLC     owning/operating  an internet portal,  bringing  preferred stock together  buyers and sellers of  home  products
                    and services, including electricity and gas)

Entergy             Pantellos      Corporation      (An      exempt  Common stock           450,783       4.9      $4,439,000
Procurement         telecommunications company)                      ($0.01 par)
Exchange Holding
Corporation

Entergy-Koch        Tradespark, L.P. (A leading electronic energy    Approximately                -         -      $2,500,000
Trading LP          commodity marketplace for North America          5.53% Limited
                    wholesale transactions in natural gas,           Partner Interest
                    electricity, coal, sulfur dioxide and nitrogen
                    dioxide emission allowances and weather
                    financial products)

Entergy Nuclear     Private Fuel Storage, LLC ( a Company formed to  Approximately                -       9.9               -
Indian Point 2 LLC  finance and develop a spent nuclear fuel         12.9% Member
                    storage facility for use by its Member           Interest
                    Companies, as well as, third parties to the
                    extent of any excess storage capacity)

EGT Holding, Ltd.   Scottish & Southern Energy, plc  (A vertically   Common stock             3,424         -               -
                    integrated energy company operating in the
                    U.K.)

Entergy Louisiana,  Louisiana Energy Services, L.P. (a limited       Approximately                -         -      $1,300,000
Inc.                partnership formed to develop a 1.5 million      3.97% Limited
                    separative work unit (SWU)/year centrifuge       Partner Interest
                    uranium enrichment plant)




ITEM 6.   OFFICERS AND DIRECTORS

ITEM 6.  Part I - Names, Addresses, and Positions Held

ETR    =  Entergy Corporation
EAI    =  Entergy Arkansas, Inc.
EGSI   =  Entergy Gulf States, Inc.
ELI    =  Entergy Louisiana, Inc.
EMI    =  Entergy Mississippi, Inc.
ENOI   =  Entergy New Orleans, Inc.
ESI    =  Entergy Services, Inc.
ERHC   =  Entergy Retail Holding Company
EPE&C  =  Entergy Power E&C Corporation

      As of December 31, 2001        ETR   EAI    EGSI  ELI   EMI   ENOI   ESI   ERHC EPE&C
 J. Wayne Anderson                                                         VP
    639 Loyola Avenue                                                      DGC
    New Orleans, LA  70113
 Kay Kelley Arnold                                                         VP
    425 W. Capitol
    Little Rock, AR  72201
 Michael D. Bakewell                                                       VP
    10055 Grogan's Mill Road
    The Woodlands, TX  77380
 Maureen S. Bateman                  D
     225 Franklin Street
     Boston, MA 02101
 Joseph L. Blount                                                                     VP
    1340 Echelon Parkway                                                              S
    Jackson, MS  39213
 W. Frank Blount                     D
    15 Piedmont Center, Suite 100
    Atlanta, GA  30305
 Tracie L. Boutte                                                          VP
    1600 Perdido Street
    New Orleans, LA  70112
 S.M. Henry Brown, Jr.                                                     VP
    1776 Eye St., NW
    Suite 275
    Washington, D.C.  20006
 James D. Bruno                                   VP    VP                 VP
    446 North Boulevard
    Baton Rouge, LA  70802
 Theodore Bunting                                                          VP
    639 Loyola Avenue
    New Orleans, LA  70113
 Elaine E. Coleman                                                  VP
    1600 Perdido Street
    New Orleans, LA  70053
 E. Renae Conley                                  P     P
    4809 Jefferson Hwy.                           CEO   CEO
    Jefferson, LA  70121                          D     COB
 Bill F. Cossar                                                VP
    308 E. Pearl Street
    Jackson, MS  39201



      As of December 31, 2001        ETR   EAI    EGSI  ELI    EMI   ENOI   ESI   ERHC EPE&C
 Robert L. Cushman                                                          VP
    20 Greenway Plaza
    Houston, TX  77046
 George W. Davis                     D
    136 Fishers Shore Road
    Columbia, SC  29223
 Simon deBree                        D
    HET Overloon 1/6411
    TE Heerlen, The Netherlands
 James M. DeLong                                                            VP
    10055 Grogans Mill Road
    The Woodlands, TX  77380
 Leo P. Denault                                                             VP
    639 Loyola Avenue
    New Orleans, LA  70113
Joan Dobrzynski                                                                    D
    300 Delaware Avenue
    Wilmington, DE  19801
 Joseph F. Domino                                 P
    350 Pine Street                               CEO
    Beaumont, TX  77701                           COB
 Murphy A. Dreher                                 VP    VP                  VP
    446 North Boulevard
    Baton Rouge, LA  70802
 Johnny D. Ervin                                                            VP
    639 Loyola Avenue
    New Orleans, LA  70113
 Kent R. Foster                                                             VP
    425 W. Capitol
    Little Rock, AR  72201
 Norman C. Francis                   D
    One Drexel Drive
    New Orleans, LA  70125
 Frank F. Gallaher                   SVP   P-FOT  P-FOT P-FOT  P-FOT P-FOT  P-FOT
    639 Loyola Avenue
    New Orleans, LA  70113
 Janice C. George                                                                      VP
    639 Isbell Road
    Reno,  Nevada  89509
 David  C. Harlan                                                           VP
    639 Loyola Avenue
    New Orleans, LA  70113
 Curtis L. Hebert, Jr.               EVP                                    EVP
    639 Loyola Avenue
    New Orleans, LA  70113
 Randall W. Helmick                               VP    VP                  VP
    446 N. Boulevard
    Baton Rouge, LA  70802
 Joseph T. Henderson                 SVP   SVP    SVP   SVP    SVP   SVP    SVP
    10055 Grogan's Mill Road         GTC   GTC    GTC   GTC    GTC   GTC    GTC
    Parkwood II Building
    The Woodlands, TX  77380



      As of December 31, 2001        ETR   EAI    EGSI  ELI   EMI   ENOI   ESI   ERHC EPE&C
 Donald C. Hintz                     P     D      D     D     D     D      P     D
    639 Loyola Avenue                                                      COB
    New Orleans, LA  70113
 Jill I. Israel                                                            VP
    639 Loyola Avenue                                                      GA
    New Orleans, LA  70113
 Jerry D. Jackson                    EVP                                   EVP
    639 Loyola Avenue
    New Orleans, LA  70113
 Francis B. Jacobs, II                                                           VP
    300 Delaware Avenue                                                          S
    Suite 900
    Wilmington, DE  19801
 Ray J. Johnson, Jr.                                                       VP
    639 Loyola Avenue                                                      CIO
    New Orleans, LA  70113
 John T. Kennedy                           VP
    425 W. Capitol
    40th Floor
    Little Rock, AR  72201
 James F. Kenney                                                           VP
    10055 Grogan's Mill Road
    Suite 300
    The Woodlands, TX  77380
 Doris J. Krick                                                                       D
    639 Isbell Road
    Reno,  Nevada  89509
 Nathan E. Langston                  SVP   SVP    SVP   SVP   SVP   SVP    SVP   SVP
    639 Loyola Avenue                CAO   CAO    CAO   CAO   CAO   CAO    CAO   CAO
    New Orleans, LA  70113
 Kimberly Y. Lee                                                           VP
    639 Loyola Avenue
    New Orleans, LA  70113
 Peter H. Lendrum                                                          VP
    639 Loyola Avenue
    New Orleans, LA  70113
 J. Wayne Leonard                    CEO                                   CEO
    639 Loyola Avenue                D
    New Orleans, LA  70113
 Robert v.d. Luft                    COB
    639 Loyola Avenue
    New Orleans, LA  70113
William E. Madison                         SVP    SVP   SVP   SVP   SVP    SVP
    639 Loyola Avenue
    New Orleans, LA  70113
 Phillip R. May                                                            VP
    639 Loyola Avenue
    New Orleans, LA  70113
 J. Parker McCollough                             VP
    919 Congress Avenue
    Suite 740
    Austin, TX  78701

      As of December 31, 2001        ETR   EAI    EGSI   ELI    EMI   ENOI   ESI    ERHC  EPE&C
 Hugh T. McDonald                          P
    425 W. Capitol Avenue                  CEO
    Little Rock, AR  72201                 COB
 Steven C. McNeal                    VP    VP     VP     VP     VP    VP     VP     VP    P
    639 Loyola Avenue                T     T      T      T      T     T      T      T     T
    New Orleans, LA  70113                                                                D
 Eduardo Melendreras                              VP     VP
    4809 Jefferson Hwy.
    Jefferson, LA  70121
 Nancy C. Morovich                                                           VP
    639 Loyola Avenue
    New Orleans, LA  70113
 Kathleen  A. Murphy                 D
    68 Saddle Rock Road
    Stamford, CT  06902
 Paul W. Murrill                     D
    206 Sunset Blvd.
    Baton Rouge, LA  70808
 James J. Mutch                                                              VP
    10055 Grogan's Mill Road
    TheWoodlands, TX  77380
 James M. Neikirk                                                            VP
    639 Loyola Avenue
    New Orleans, LA  70113
 James R. Nichols                    D
    50 Congress Street, Suite 832
    Boston, MA  2109
 Daniel F. Packer                                                     P
    1600 Perdido Street                                               COB
    New Orleans, LA  70112                                            CEO
 William A. Percy, III               D
    1200 Old Leland Road
    Greenville, MS  38701
Tom D. Reagan                                                                VP
    639 Loyola Avenue
    New Orleans, LA  70113
 Dennis H. Reilley                   D
    39 Old Ridgebury Road
    Danbury, CT  06810
 Deanna D. Rodriguez                                                         VP
    639 Loyola Avenue
    New Orleans, LA  70113
 Carolyn C. Shanks                                              P
    308 E. Pearl Street                                         CEO
    Jackson, MS  32901                                          COB
 Richard J. Smith                    GP    D      D      D      D     D      D      P
    639 Loyola Avenue                      GP     GP     GP     GP    GP     GP     CEO
    New Orleans, LA  70113                                                          D
 Wm. Clifford  Smith                 D
    P.O. Box 2266
    Houma, LA  70361



      As of December 31, 2001        ETR   EAI    EGSI   ELI    EMI   ENOI   ESI    ERHC  EPE&C
 James Snider                                                                             D
    308 E. Pearl Street
    Jackson, MS  39201
 Bismark A. Steinhagen               D
    3850 IS 10 South
    Beaumont, TX  77720-0037
 Wade H. Stewart                                  VP     VP                  VP
    4809 Jefferson Highway
    Jefferson, LA  70121
 O. H. "Bud" Storey, III                                                     VP     D
    425 W. Capitol                                                           DGC
    Little Rock, AR  72201
 Michael G. Thompson                 EVP   EVP    EVP    EVP    EVP   EVP    EVP    EVP
    639 Loyola Avenue                S     S      S      S      S     S      S      CLO
    New Orleans, LA  70113           GC    GC     GC     GC     GC    GC     GC
 Arthur E. F. Wiese                                                          VP
    639 Loyola Avenue
    New Orleans, LA  70113
 C. John Wilder                      EVP   EVP    EVP    EVP    EVP   EVP    EVP    EVP
    639 Loyola Avenue                CFO   CFO    CFO    CFO    CFO   CFO    CFO    CFO
    New Orleans, LA  70113                 D      D      D      D     D      D      D
 Thomas J. Wright                                                            SVP
    639 Loyola Avenue
    New Orleans, LA  70113
 Jerry W. Yelverton                                                          EVP    D
    1340 Echelon Parkway                                                     CNO
    Jackson, MS  39213
 John H. Zemanek                                                             VP
    639 Loyola Avenue
    New Orleans,  LA  70113



COB   =  Chairman of the Board          CAO  =  Chief Accounting Officer
CEO   =  Chief Executive Officer        CFO  =  Chief Financial Officer
P     =  President                      CIO  =  Chief Information Officer
P-FOT =  President-Fossil Operations    CNO  =  Chief Nuclear Officer
          and Transmission		CPO  =  Chief Procurement Officer
SVP   =  Senior Vice President          CRO  =  Chief Risk Officer
EVP   =  Executive Vice President       T    =  Treasurer
VP    =  Vice President                 S    =  Secretary
D     =  Director                       GC   =  General Counsel
GTC   =  General Tax Counsel            CLO  =  Chief Legal Officer
DGC   =  Deputy General Counsel
GP    =  Group President
GA    =  General Auditor


SERI = System Energy Resources, Inc.  POGI = Prudential Oil and Gas, LLC
EOI  = Entergy Operations, Inc.       VARI = Varibus, LLC
EPI  = Entergy Power, Inc.            EPGHC= Entergy Power Gas Holdings Corp.
SFI  = System Fuels, Inc.             GSG&T= GSG&T, Inc.
ERI  = Entergy Resources, Inc.        SGRC = Southern Gulf Railway Company


      As of December 31, 2001      SERI   EOI  EPI   SFI    ERI   POGI   VARI  EPGHC GSG&T SGRC
 Craig G. Anderson                        VP
    1448 S. R. 333
    Russellville, AR  72802
 Joseph L. Blount                   S     S
    1340 Echelon Parkway
    Jackson, MS  39213
 William R. Campbell                      VP
    1340 Echelon Parkway
    Jackson, MS  39213
 Douglas R. Castleberry                                     VP
    425 West Capitol Avenue
    Little Rock, AR  72203
 Michael P. Childers                                        P
    20 Greenway Plaza                                       CEO
    Houston, TX  77046                                      D
Robert J. Cushman                              VP           VP
    20 Greenway Plaza
    Houston, TX  77046
 Leo P. Denault                                                          M
    639 Loyola Avenue
    New Orleans, LA  70113
 Deborah S. Dudenhefer                                            M
    639 Loyola Avenue
    New Orleans, LA 70113
 William A. Eaton                         VP
    P.O. Box 756
    Port Gibson, MS  39150
 Randall K. Edington                      VP
    5485 U. S. Highway 61
    St. Francisville, LA  70775
 Patricia A. Galbraith                                            M
    639 Loyola Avenue
    New Orleans, LA 70113
 Janice C. George                                                              VP
    639 Isbell Road
    Reno,  Nevada  89509
 Joseph T. Henderson                SVP   SVP  SVP   SVP    SVP   M                  SVP   SVP
    10055 Grogan's Mill Road        GTC   GTC  GTC   GTC    GTC                      GTC   GTC
    Parkwood II Building
    The Woodlands, TX  77380
John T. Herron                            VP
    17265 River Road
    Killona, LA  7066
Paul D. Hinnenkamp                        VP
    5485 U. W. Hwy. 61
    St. Francisville, LA  70775

      As of December 31, 2001       SERI   EOI  EPI   SFI    ERI   POGI  VARI  EPGHC GSG&T SGRC
 Donald C. Hintz                    D     D           D      D                       D     D
    639 Loyola Avenue
    New Orleans, LA  70113
 James F. Kenney                                      P            M                 P     P
    10055 Grogan's Mill Road                          CEO                            CEO   CEO
    Suite 300                                         COB                            COB   COB
    The Woodlands, TX  77380
 Doris J. Krick                                                                D
    639 Isbell Road
    Reno,  Nevada  89509
 Nathan E. Langston                 SVP   SVP         SVP          M                 SVP   SVP
    639 Loyola Avenue               CAO   CAO         CAO                            CAO   CAO
    New Orleans, LA  70113
William E. Madison                        SVP
    639 Loyola Avenue
    New Orleans, LA  70113
J. Thomas McClain                               VP
    20 Greenway Plaza
    Houston, TX  77046
 John R. McGaha                           P
    1340 Echelon Pkwy
    Jackson,  MS  39286
 Steven C. McNeal                   VP    VP    T     VP     VP    M     M     P     VP    VP
    639 Loyola Avenue               T     T           T      T                 T     T     T
    New Orleans, LA  70113                                                     D
Frederick F. Nugent                             GC
    20 Greenway Plaza
    Houston, TX  77046
 Geoffrey D. Roberts                            P
    20 Greenway Plaza                           CEO
    Houston, TX  77046                          D
 Christopher T. Screen                                             M
    639 Loyola Avenue
    New Orleans, LA 70113
 James W. Snider                                                               D
    308 E. Pearl Street
    Jackson, MS 39201
 Gary J. Taylor                           SVP
    1340 Echelon Parkway                  COO
    Jackson, MS  39213
 Michael G. Thompson                            EVP   EVP    VP    M     M           EVP   EVP
    639 Loyola Avenue                           D     S      S                       S     S
    New Orleans, LA 70113                       S
Murry Weaver                                    VP
    20 Greenway Plaza
    Houston, TX  77046
 Paul J. Wielgus                                             VP
    20 Greenway Plaza
    Houston, TX  77046

      As of December 31, 2001       SERI   EOI  EPI   SFI    ERI   POGI   VARI  EPGHC GSG&T SGRC
 C. John Wilder                     EVP   EVP   D     EVP    D     M                  EVP   EVP
    639 Loyola Avenue               CFO   CFO         CFO                             CFO   CFO
    New Orleans, LA  70113          D     D           D                               D     D
 Jerry W. Yelverton                 COB   COB
    1340 Echelon Parkway            P     CEO
    Jackson, MS  39213              CEO

COB =  Chairman of the Board        CAO=    Chief Accounting Officer
CEO =  Chief Executive Officer      CFO=    Chief Financial Officer
P   =  President                    COO=    Chief Operating Officer
SVP =  Senior Vice President        T  =    Treasurer
EVP =  Executive Vice President     S  =    Secretary
VP  =  Vice President               GTC=    General Tax Counsel
D   =  Director                     GC =    General Counsel
M   =  Manager                      GP =    Group President


EEI   =  Entergy Enterprises, Inc.
EOSI  =  Entergy Operations Services, Inc.
EHI   =  Entergy Holdings, Inc.
ENI   =  Entergy Nuclear, Inc.
EPDC  =  Entergy Power Development Corporation
EPGC  =  Entergy Power Generation Corporation
EPEHC =  Entergy Procurement Exchange Holding Corporation
EWO   =  EWO Marketing Holding LLC
EGTH  =  Entergy Global Trading Holdings LTD
ETUNO =  Entergy Thermal - UNO, LLC

      As of December 31, 2001       EEI  EOSI  EHI  ENI  EPDC  EPGC  EPEHC EWO  EGTH ETUNO
 Robert M. Bellamy                                  VP
    600 Rocky Hill Road
    Duxburg, MA  02331
 Christopher J. Bernard                                                         D
    20 Greenway Plaza                                                           S
    Houston, TX  77046
Garth Brett                         VP                   VP
    Equitable House                 GM
    47 King William Street
    London, UK ECAR9JD
John E. Carlson                                                                       M
    1661 Gravier Street
    New Orleans, LA  70112
 Douglas R. Castleberry             VP
    425 West Capitol Avenue
    Little Rock, AR  72203
 Michael P. Childers                SVP                  SVP   SVP
    20 Greenway Plaza               CDO                  CDO
    Houston, TX  77046
 Robert J. Cushman                  VP                   VP    VP               VP
    20 Greenway Plaza
    Houston, TX  77046
Leo P. Denault                                                             P
    639 Loyola Avenue                                                      CEO
    New Orleans, LA  70113
Joan Dobrzynski                                                      D
    300 Delaware Avenue
    Wilmington, DE  19801
 Frank F. Gallaher                       COB
    639 Loyola Avenue                    CEO
    New Orleans, LA  70113               P
 Turgay Gurun                       VP                   VP
    Equitable House
    47 King William Street
    London, EC4R  9JD
 Joseph T. Henderson                SVP  SVP   SVP  SVP  SVP   SVP   D
    10055 Grogan's Mill Road        GTC  GTC   GTC  GTC  GTC   GTC
    Parkwood II Building
    The Woodlands, TX  77380
 Donald C. Hintz                    D    D     D    D    D     D
    639 Loyola Avenue
    New Orleans, LA  70113


      As of December 31, 2001       EEI  EOSI  EHI  ENI  EPDC  EPGC  EPEHC EWO  EGTH ETUNO
 C. Randy Hutchinson                                SVP
    1340 Echelon Parkway
    Jackson, MS  39213
 Francis B. Jacobs, II                                               VP
    300 Delaware Ave, 9th Floor                                      S
    Wilmington, DE  19801
 Margarita G. Jannasch              VP                   VP    VP
    20 Greenway Plaza
    Houston, TX  77046
 Michael R. Kansler                                 SVP
    440 Hamilton Avenue                             COO
    White Plains, NY  10601
 Danny R. Keuter                                    VP
    1340 Echelon Parkway
    Jackson, MS  39213
Thomas S. LaGuardia                                 VP
    148 New Milford Road East
    Bridgewater, CT  06752
 Nathan E. Langston                      SVP   SVP  SVP
    639 Loyola Avenue                    CAO   CAO  CAO
    New Orleans, LA  70113
 J. Wayne Leonard                              P
    639 Loyola Avenue                          COB
    New Orleans, LA  70113
J. Thomas McClain                                                                      M
    20 Greenway Plaza
    Houston, TX  77046
 Steven C. McNeal                   VP   VP    VP   VP   VP    VP    VP    T
    639 Loyola Avenue               T    T     T    T    T     T     T
    New Orleans, LA  70113
 Robert A. Malone                   VP                   VP
    20 Greenway Plaza
    Houston, TX  77046
Elizabeth Martin                                                           VP
    639 Loyola Avenue
    New Orleans, LA  70113
 Robert J. Moore                    VP                   VP    VP
    20 Greenway Plaza
    Houston, TX  77046
 James M. Neikirk                                                    P
     639 Loyola Avenue
    New Orleans, LA  70113
 Frederick F. Nugent                VP         VP        VP    VP
    20 Greenway Plaza                                    GC    GC
    Houston, TX  77046
 Danny L. Pace                                      VP
    440 Hamilton Street
    White Plains, NY  10601
 Geoffrey D. Roberts                P                    P     P                 P
    20 Greenway Plaza               CEO                  D     D                 D
    Houston, TX  77046              D


      As of December 31, 2001       EEI  EOSI  EHI  ENI  EPDC  EPGC  EPEHC EWO  EGTH ETUNO
Stanley A. Ross                                          VP
    20 Greenway Plaza
    Houston, TX  77046
 Eric E. Silagy                                          VP    VP
    20 Greenway Plaza
    Houston, TX  77046
 Theodore A. Sullivan                               VP
    NPP 268 Lake Road
    Lycoming, NY  13093
Marvin L. Thomas                    VP
    20 Greenway Plaza
    Houston, TX  77046
 Michael G. Thompson                EVP  EVP   EVP  EVP  EVP   EVP         S
    639 Loyola Avenue               S    S     S    S    S     S
    New Orleans, LA  70113          GC         D
Murry Weaver                        VP                         VP               D
    20 Greenway Plaza
    Houston, TX  77046
 Paul J. Wielgus                    SVP                  VP    VP
    20 Greenway Plaza
    Houston, TX  77046
 C. John Wilder                     D    EVP   D    EVP  EVP   EVP   D
    639 Loyola Avenue                    CFO        CFO  D     CFO
    New Orleans, LA  70113               D          D          D
 J. Bradley Williams                SVP                  VP    VP
    20 Greenway Plaza
    Houston, TX  77046
 Jane Wilson                        VP                   VP
    Equitable House
    47 King William Street
    London, UK ECAR9JD
 Jerry W. Yelverton                                 P
    1340 Echelon Parkway                            COB
    Jackson, MS  39213                              CEO



COB  =  Chairman of the Board         T   = Treasurer
CEO  =  Chief Executive Officer       S   = Secretary
COO  =  Chief Operating Officer       D   = Director
P    =  President                     CFO = Chief Financial Officer
SVP  =  Senior Vice President         GC  = General Counsel
EVP  =  Executive Vice President      CDO = Chief Development Officer
VP   =  Vice President                GM  = General Manager
                                      M   = Manager




EGPOC  = Entergy Global Power Operations Corporation
ETHC   = Entergy Technology Holding Company
EPHUSA = Entergy Power Holdings USA Corp.
EIHL   = Entergy International Holdings Ltd., LLC
EVHC   = Entergy Ventures Holding Company Inc.
ENHC   = Entergy Nuclear Holding Company
ENHC1  = Entergy Nuclear Holding Company # 1.
ENHC2  = Entergy Nuclear Holding Company # 2
EPTBH  = Entergy PTB Holding Company
ENFHI  = Entergy Nuclear Finance Holding Inc.

      As of December 31, 2001       EGPOC ETHC EPHUSA  EIHL  EVHC ENHC  ENHC1 ENHC2 ETBHC ENFHI
 Douglas Castleberry                      VP                                               VP
    425 W. Capitol                                                                         D
    Little Rock, AR  72201
  Michael P. Childers               VP          P
    20 Greenway Plaza                           D
    Houston, TX  77046
 Robert J. Cushman                  VP          VP
    20 Greenway Plaza
    Houston, TX  77046
Joan Dobrzynski                                              D          D            D
    300 Delaware Avenue
    Wilmington, DE  19801
  Dave C. Harlan                                             P                CFO
    639 Loyola Avenue                                        CEO              VP
    New Orleans, LA  70113                                   D                T
                                                                              D
Curtis L. Hebert Jr.                                                          D
    639 Loyola Avenue
    New Orleans, LA  70113
 Joseph T. Henderson                SVP   SVP   SVP    SVP   SVP        SVP
    10055 Grogan's Mill Road        GTC   GTC   GTC    GTC   GTC        GTC
    Parkwood II Building
    The Woodlands, TX  77380
 Donald C. Hintz                          COB                     D     D            D
    639 Loyola Avenue
    New Orleans, LA  70113
 Francis B. Jacobs, II                                       VP         VP           VP
    300 Delaware Avenue                                      S                       S
    Suite 900
    Wilmington, DE  19801
 Michael R. Kansler                                                           P
    440 Hamilton Avenue                                                       CEO
    White Plains, NY  10601
 Nathan E. Langston                       SVP          SVP   SVP  SVP   SVP          SVP
    639 Loyola Avenue                     CAO          CAO   CAO  CAO   CAO          CAO
    New Orleans, LA  70113
  J. Wayne Leonard                                                            D
    639 Loyola Avenue
    New Orleans, LA  70113
 Steven C. McNeal                   VP    VP    T      VP    VP   VP    VP           VP    VP
    639 Loyola Avenue               T     T            T     T    T     T            T     T
    New Orleans, LA   70113

      As of December 31, 2001       EGPOC ETHC EPHUSA EIHL  EVHC ENHC  ENHC1 ENHC2 ETBHC  ENFHI
Robert A. Malone                    VP
    20 Greenway Plaza
    Houston, TX  77046
 Frederick F. Nugent                VP         VP
    20 Greenway Plaza                          S
    Houston, TX  77046                         D
 Denise R. Redmann                                                           S
    639 Loyola Avenue
    New Orleans, LA  70113
 Geoffrey D. Roberts                P
    20 Greenway Plaza               D
    Houston, TX  77046
Stanley A. Ross                                D
    20 Greenway Plaza                          VP
    Houston, TX  77046
Richard J. Smith                                                                    P
    639 Loyola Avenue                                                               CEO
    New Orleans, LA   70113                                                         D
O. H. Storey, III                                                                   D     VP
    425 W. Capitol                                                                        S
    Little Rock, AR  72201                                                                D
 Michael G. Thompson                EVP   EVP         EVP   EVP  EVP   EVP          EVP
    639 Loyola Avenue               S     S           S     CLO  S     S            CLO
    New Orleans, LA   70113         D
  Paul J. Wielgus                              VP
    20 Greenway Plaza
    Houston, TX  77046
 C. John Wilder                     EVP   CFO         CFO   EVP  CFO   CFO          CFO
    639 Loyola Avenue               D     P           P     D    EVP   EVP          EVP
    New Orleans, LA   70113               D                      D     D            D
 Jerry W. Yelverton                                              P     P            D     P
    1340 Echelon Parkway                                         CEO   COB                CEO
    Jackson, MS  39213                                           D     CEO                D



COB  =   Chairman of the Board    CAO  =   Chief Accounting Officer
CEO  =   Chief Executive Officer  CFO  =   Chief Financial Officer
P    =   President                GC   =   General Counsel
EVP  =   Executive Vice President GTC  =   General Tax Council
SVP  =   Senior Vice President    S    =   Secretary
VP   =   Vice President           D    =   Director
T    =   Treasurer
CLO  =   Chief Legal Officer

ITEM 6. Part II - Financial Connections

                            As of December 31, 2001

                              Name and Location                  Position         Applicable
 Name of Officer                      of                     Held in Financial    Exemption
    or Director             Financial Institution               Institution          Rule
       (1)                           (2)                            (3)              (4)
Norman C. Francis   Liberty Bank and Trust                       Director           70(a)
                    New Orleans, LA

                    The Equitable Life Assurance Society         Director           70(b)
                    New York, NY

Robert v.d. Luft    Stonebridge Bank                             Director           70(b)
                    West Chester, PA




Item 6. Part III (a) - Executive Compensation

                      Summary Compensation Table

     The following table includes the Chief Executive Officers and the four other most highly compensated executive officers in office as of December 31, 2001 at Entergy Corporation, Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., Entergy New Orleans, Inc., System Energy Resources, Inc., Entergy Operations, Inc., Entergy Services, Inc., System Fuels, Inc., GSG&T, Inc., Prudential Oil and Gas LLC, Southern Gulf Railway Company, Varibus LLC, Entergy Enterprises, Inc., Entergy Global Power Operations Corporation, Entergy Global Trading Holdings Ltd., Entergy Holdings Inc., Entergy International Holdings Ltd. LLC, Entergy Nuclear Finance Holding Inc., Entergy Nuclear Holding Company, Entergy Nuclear Holding Company #1, Entergy Nuclear Holding Company #2, Entergy Nuclear Inc., Entergy Operations Services Inc., Entergy Power Inc., Entergy Power Development Corporation, Entergy Power E&C Corporation, Entergy Power Gas Holdings Corporation, Entergy Power Generation Corporation, Entergy Power Holdings USA Corporation, Entergy Procurement Exchange Holding Corporation, Entergy PTB Holding Company, Entergy Resources Inc., Entergy Retail Holding Company, Entergy Technology Holding Company, Entergy Thermal-UNO LLC, Entergy Ventures Holding Company Inc., and EWO Marketing Holding LLC (collectively, the "Named Executive Officers"). This determination was based on total annual base salary and bonuses from all Entergy sources earned during the year 2001. See Item 6. Part I, "Names, Addresses, and Positions Held," above for information on the principal positions of the Named Executive Officers in the table below.

      As shown in Item 6. Part I, most Named Executive Officers are employed by several Entergy companies. Because it would be impracticable to allocate such officers' salaries among the various companies, the table below includes aggregate compensation paid by all Entergy companies.

                                                                                       Long-Term Compensation
                                      Annual Compensation                        Awards                   Payouts
                                                         Other        Restricted      Securities           (a)       (b) All
                                                        Annual          Stock          Underlying          LTIP       Other
        Name          Year  Salary         Bonus        Comp.          Awards           Options            Payouts     Comp.
Michael P. Childers   2001  $342,052     $210,833       $3,125            (c)          45,500 shares    $       -     $5,214
                      2000   306,442      588,316       39,375       $772,500 (c)(d)        0             197,257          -

E. Renae Conley       2001  $308,769     $486,186      $46,240            (c)          34,600 shares    $       -    $10,742
                      2000   282,642      280,000       41,573            (c)          20,000             181,109      8,559
                      1999   215,000      344,934       29,662       $84,188 (c)(d)     7,500                   -      7,747

Leo P. Denault        2001  $265,967     $299,000      $12,375            (c)          16,300 shares    $       -     $7,253
                      2000   257,637      295,225        8,438            (c)          18,500             181,109      6,256
                      1999   206,731      280,131       14,834            (c)           7,500                   -     11,865

Joseph F. Domino      2001  $245,384     $292,583      $48,254            (c)          14,800 shares    $       -     $7,150
                      2000   235,358      180,732       51,399            (c)          20,000             142,314      7,084
                      1999   223,569      200,210        7,072            (c)          13,487                   -      6,838

Frank F. Gallaher     2001  $432,828     $524,828     $161,787            (c)          60,000 shares    $       -    $16,574
                      2000   416,390      504,642      127,484            (c)          34,500             328,084     13,910
                      1999   401,161      303,855       38,496            (c)          39,500                   -     13,545

David C. Harlan       2001  $207,712     $270,000      $22,490            (c)          16,300 shares    $       -     $7,597
                      2000   198,673      185,375       35,806            (c)          20,000             196,929      4,736
                      1999   188,279      114,600       30,064            (c)          16,750                   -      4,800

Joseph T. Henderson   2001  $287,694     $502,500      $45,450            (c)          22,200 shares    $       -     $8,757
                      2000   285,596      303,975       61,818       $151,425 (c)(d)   22,200             172,773     14,419
                      1999   222,115      201,100       36,004            (c)           7,500                   -     21,983

Donald C. Hintz       2001  $599,423     $779,000     $198,321            (c)         160,000 shares    $       -    $21,605
                      2000   570,096      743,000      104,399            (c)         175,000           1,181,837     26,516
                      1999   535,713      495,000       76,188            (c)         272,000                   -     22,156

                                                                                           Long-Term Compensation
                                     Annual Compensation                          Awards                     Payouts
                                                         Other         Restricted        Securities          (a)       (b) All Other
                                                         Annual           Stock          Underlying          LTIP          Comp.
        Name          Year   Salary          Bonus        Comp.           Awards          Options           Payouts
Jerry D. Jackson      2001   $475,345     $576,382      $19,646             (c)           80,000 shares   $        -     $17,378
                      2000    458,223      554,214       58,758             (c)           58,500           1,181,575      15,162
                      1999    442,809      403,554       39,670             (c)           94,000                   -      15,497

Michael R. Kansler    2001   $319,231     $486,021      $11,351             (c)           40,000 shares   $        -     $12,261
                      2000    240,885      424,283       66,983        $189,375 (c)(d)    35,000             147,894      47,272
                      1999    212,708      109,392       13,674             (c)            8,688                   -       3,195

James F. Kenney       2001   $217,538     $220,459      $20,685             (c)           15,500 shares   $        -     $ 7,938
                      2000    208,921      211,932       22,433             (c)           15,500             196,929       6,241
                      1999    200,947      105,035       26,259             (c)           14,250                   -       6,089

J. Wayne Leonard      2001   $897,500   $1,684,800       $3,709       $7,400,000 (c)(d)  330,600 shares   $        -     $     -
                      2000    836,538    1,190,000       11,646             (c)          330,600           2,410,413           -
                      1999    771,938      840,000        2,570             (c)          255,000                   -           -

Hugh T. McDonald      2001   $231,335     $333,078     $118,502             (c)           14,800 shares   $        -     $18,664
                      2000    209,400      165,000       53,808             (c)           34,600             172,773      54,878
                      1999    181,704      176,267          438             (c)           14,700                   -       5,429

Steven C. McNeal      2001   $193,654     $212,500       $7,188             (c)           16,600 shares   $        -     $ 8,139
                      2000    182,333      129,223            -             (c)           15,000                   -       4,606
                      1999    171,077       78,100            -             (c)            5,925                   -       4,800

James M. Neikirk      2001   $238,775     $100,074      $15,403             (c)           16,300 shares   $        -     $ 8,779
                      2000    232,637      120,000       17,645             (c)           18,500             196,995       8,643
                      1999    225,000      220,308       32,492             (c)            5,000                   -      23,808

Daniel F. Packer      2001   $228,209     $262,881      $15,410             (c)           14,800 shares   $        -     $ 7,055
                      2000    219,432      167,382       16,433             (c)           20,000             196,929       6,658
                      1999    211,055      127,920       10,517             (c)           16,750                   -       6,583

Geoffrey D. Roberts   2001   $463,338     $276,338       $7,694             (c)           62,500 shares   $        -     $15,615
                      2000    439,889      913,411        6,200             (c)           58,500             641,184       9,663
                      1999    351,442      682,500            -      $1,122,480(c)(d)    180,000                   -           -

Carolyn C. Shanks     2001   $241,085     $287,672      $17,140             (c)           14,800 shares   $        -     $ 7,206
                      2000    231,193      182,530        2,594             (c)           20,000             104,241       4,858
                      1999    208,931      133,950        2,549             (c)           11,050                   -       4,800

Richard J. Smith      2001   $368,269     $510,000      $33,561             (c)           50,000 shares   $        -     $12,655
                      2000    298,308      363,323       35,316             (c)           50,000             263,032      50,640
                      1999     89,904      404,624        3,053       $149,688 (c)(d)     25,000                   -       4,065

Michael G. Thompson   2001   $385,136     $480,000     $140,577             (c)           40,000 shares   $        -     $13,095
                      2000    349,691      433,305       49,668             (c)           40,000             590,787      11,294
                      1999    336,378      254,910       53,407             (c)           28,700                   -      11,280

C. John Wilder        2001   $493,128     $600,000     $158,059             (c)           87,700 shares   $        -     $16,284
                      2000    468,392      619,370      148,540             (c)           87,700             953,006      13,919
                      1999    445,191      406,693      119,878             (c)           52,500                   -      20,035

Jerry W. Yelverton    2001   $443,269     $540,000     $145,389             (c)           65,000 shares   $        -     $14,697
                      2000    408,846      510,000        4,197       $201,875 (c)(d)     58,900             503,482      12,732
                      1999    363,997      328,500        8,036             (c)           49,400                   -      11,286


(a) Amounts include the value of restricted shares that vested in 2000 (see note (c) below) under Entergy's Equity Ownership Plan.

(b)  Includes the following:

     (1)  2001 benefit accruals under the Defined Contribution Restoration
          Plan as follows: Ms. Conley $3,392; Mr. Denault $2,054; Mr. Domino $1,600; Mr. Gallaher $8,578; Mr. Harlan $3,044; Mr. Henderson $5,057;
          Mr. Hintz $14,415; Mr. Jackson $11,272; Mr. Kansler $4,611; Mr. Kenney $988; Mr. McDonald $1,666; Mr. McNeal $489; Mr. Neikirk $1,129; Mr. Packer $1,473; Mr. Roberts $8,577; Ms. Shanks $2,003;
          Mr. Smith $6,826; Mr. Thompson $7,348; Mr. Wilder $8,367; and
          Mr. Yelverton $8,732.

     (2)  2001 employer contributions to the System Savings Plan as follows:
          Mr. Childers $5,214; Ms. Conley $6,269; Mr. Denault $5,199; Mr. Domino $5,550; Mr. Gallaher $7,996; Mr. Harlan $4,553; Mr. Henderson $3,700;
          Mr. Hintz $6,681; Mr. Jackson $6,106; Mr. Kansler $7,650; Mr. Kenney $6,951; Mr. McDonald $5,527; Mr. McNeal $7,650; Mr. Neikirk $7,650;
          Mr. Packer $5,582; Mr. Roberts $7,038; Ms. Shanks $5,203; Mr. Smith $5,829; Mr. Thompson $5,747; Mr. Wilder $7,917; and Mr. Yelverton $5,965.

     (3) 2001 reimbursements for moving expenses as follows: Ms. Conley $1,081; Mr. Hintz $509; and Mr. McDonald $11,471.

(c)  Restricted  unit  awards  (equivalent  to  shares  of   Entergy
     Corporation common stock) in 2001 are reported under the "Long-Term Incentive Plan Awards" table, and reference is made to this table for information on the aggregate number of restricted units awarded during 2001 and the vesting schedule for such units. At December 31, 2001, the number and value of the aggregate restricted unit holdings were as follows: Mr. Childers 37,600 units, $1,470,536; Ms. Conley 15,200 units, $594,472; Mr. Denault 6,200 units, $242,482; Mr. Domino 6,200 units, $242,482; Mr. Gallaher 24,500 units, $958,195; Mr. Harlan 10,300 units, $402,833; Mr. Henderson 17,500 units, $684,425; Mr. Hintz 57,000 units, $2,229,270; Mr. Jackson 25,400 units, $993,394; Mr. Kansler
     20,800 units, $813,488; Mr. Kenney 6,200 units, $242,482; Mr. Leonard
     246,000 units, $9,621,060; Mr. McDonald 6,800 units, $265,948; Mr.
     McNeal 5,200 units, $203,372; Mr. Neikirk 6,200 units, $242,482; Mr.
     Packer 6,200 units, $242,482; Mr. Roberts 49,400 units, $1,932,034; Ms.
     Shanks 6,200 units, $242,482; Mr. Smith 21,867 units, $855,218; Mr.
     Thompson 22,200 units, $868,242; Mr. Wilder 25,400 units, $993,394; and
     Mr. Yelverton 32,400 units, $1,267,164. Accumulated dividends are paid on restricted units when vested. The value of restricted unit holdings as of December 31, 2001 is determined by multiplying the total number of units held by the closing market price of Entergy Corporation common stock on the New York Stock Exchange Composite Transactions on December 31, 2001 ($39.11 per share). The value of stock for which restrictions were lifted in 2000, and the applicable portion of accumulated cash dividends, are reported in the LTIP payouts column in the above table.

(d) Restricted units were granted to the following individuals in addition to those granted under the Long Term Incentive Plan. Mr. Childers was granted 30,000 units in 2000. The units will vest incrementally over a three-year period that began in 2001, based on continued service with Entergy Corporation. Accumulated dividends will not be paid. Ms. Conley was granted 3,000 units in 1999. Restricted units awarded vest incrementally over a three-year period that began in 2000, based on continued service with Entergy Corporation. Restrictions are lifted annually. Accumulated dividends will be paid. Mr. Henderson was granted 7,500 units in 2000. 1,500 units will vest in March 2001 and 2002, and 4,500 will vest in March 2003. Accumulated dividends will not be paid. Mr. Kansler was granted 7,500 units in 2000. 1,500 units will vest in January 2001 and 2002 and 4,500 will vest in January 2003. Accumulated dividends will not be paid. In January 2001, Mr. Leonard was granted 200,000 restricted units. 50,000 of the restricted stock units will vest on each of December 31, 2001, December 31, 2002, December 31, 2003 and December 31, 2004, based on continued service with Entergy Corporation. Accumulated dividends will not be paid on Mr. Leonard's restricted units when vested. Mr. Roberts was granted 40,000 restricted units in 1999. Restricted units awarded vest incrementally over a five-year period that began in 2000, based on continued service with Entergy Corporation. Restrictions are lifted annually. Accumulated dividends will be paid. Mr. Smith was granted 5,000 restricted units in 1999. Restricted units awarded vest incrementally over a three-year period that began in 2000, based on continued service with Entergy Corporation. Restrictions are lifted annually. Accumulated dividends will not be paid. Mr. Yelverton was granted 10,000 units in 2000. Restrictions will be lifted on 3,000 units in 2001 and 2002, and the remaining 4,000 units in 2003. Accumulated dividends will not be paid. The value these individuals may realize is dependent upon both the number of units that vest and the future market price of Entergy Corporation common stock.


                         Option Grants in 2001

     The following table summarizes option grants during 2001 to the Named Executive Officers. The absence, in the table below, of any Named Executive Officer indicates that no options were granted to such officer.

                                          Individual Grants                   Potential Realizable
                                    % of Total                                      Value
                      Number of      Options                                  at Assumed Annual
                      Securities     Granted to    Exercise                     Rates of Stock
                      Underlying     Employees      Price                     Price Appreciation
                       Options          in           (per         Expiration    for Option Term(b)
        Name          Granted (a)      2001       share) (a)         Date         5%         10%
Michael Childers       45,500          0.5%         $  37.00       1/25/11   $1,058,744  $2,683,065
E. Renae Conley        34,600          0.4%            37.00       1/25/11      805,111   2,040,309
Leo P. Denault         16,300          0.2%            37.00       1/25/11      379,286     961,186
Joseph F. Domino       14,800          0.2%            37.00       1/25/11      344,383     872,733
Frank F. Gallaher      60,000          0.7%            37.00       1/25/11    1,396,146   3,538,108
David C. Harlan        16,300          0.2%            37.00       1/25/11      379,286     961,186
Joseph T. Henderson    22,200          0.3%            37.00       1/25/11      516,574   1,309,100
Donald C. Hintz       160,000          1.9%            37.00       1/25/11    3,723,056   9,434,955
Jerry D. Jackson       80,000          0.9%            37.00       1/25/11    1,861,528   4,717,478
Michael R. Kansler     40,000          0.5%            37.00       1/25/11      930,764   2,358,739
James F. Kenney        15,500          0.2%            37.00       1/25/11      360,671     914,011
J. Wayne Leonard      330,600          3.8%            37.00       1/25/11    7,692,765  19,494,977
Hugh T. McDonald       14,800          0.2%            37.00       1/25/11      344,383     872,733
Steven C. McNeal       16,600          0.2%            37.00       1/25/11      386,267     978,877
James M. Neikirk       16,300          0.2%            37.00       1/25/11      379,286     961,186
Daniel F. Packer       14,800          0.2%            37.00       1/25/11      344,383     872,733
Geoffrey D. Roberts    62,500          0.7%            37.00       1/25/11    1,454,319   3,685,529
Carolyn C. Shanks      14,800          0.2%            37.00       1/25/11      344,383     872,733
Richard J. Smith       50,000          0.6%            37.00       1/25/11    1,163,455   2,948,424
Michael G. Thompson    40,000          0.5%            37.00       1/25/11      930,764   2,358,739
C. John Wilder         87,700          1.0%            37.00       1/25/11    2,040,700   5,171,535
Jerry W. Yelverton     65,000          0.8%            37.00       1/25/11    1,512,492   3,832,951

(a) Options were granted on January 25, 2001, pursuant to the Equity Ownership Plan. All options granted on this date have an exercise price equal to the closing price of Entergy Corporation common stock on the New York Stock Exchange Composite Transactions on January 25, 2001. These options will vest incrementally over a three-year period beginning in 2002.

(b) Calculation based on the market price of the underlying securities assuming the market price increases over a ten-year option period and assuming annual compounding. The column presents estimates of potential values based on simple mathematical assumptions. The actual value, if any, a Named Executive Officer may realize is dependent upon the market price on the date of option exercise.

   Aggregated Option Exercises in 2001 and December 31, 2001 Option
                                Values

      The following table summarizes the number and value of options exercised during 2001, as well as the number and value of all unexercised options held by the Named Executive Officers. The absence, in the table below, of any Named Executive Officer indicates that no options are held by such officer.

                                                       Number of Securities          Value of Unexercised
                                                  Underlying Unexercised Options     In-the-Money Options
                Shares Acquired          Value        as of December 31, 2001    as of December 31, 2001(b)
        Name       on Exercise        Realized (a)  Exercisable   Unexercisable  Exercisable   Unexercisable
Michael Childers           -             $    -             -        45,500       $        -    $   96,005
E. Renae Conley            -                  -        11,666        50,434          162,627       315,436
Leo P. Denault             -                  -        11,166        31,134          154,572       260,713
Joseph F. Domino           -                  -        17,156        32,631          213,265       287,288
Frank F. Gallaher     34,000            566,563        24,166        60,834          309,054       992,165
David C. Harlan            -                  -        17,999        35,218          234,450       300,423
Joseph T. Henderson        -                  -        12,400        39,500          170,389       310,858
Donald C. Hintz        2,500             22,916       238,833       420,667        2,778,663     3,477,946
Jerry D. Jackson           -                  -        60,833       150,334          633,897     1,084,501
Michael R. Kansler     8,396            153,329         6,166        66,231           99,334       486,884
James F. Kenney            -                  -        23,416        30,584          244,607       242,755
J. Wayne Leonard           -                  -       280,200       636,000        3,334,647     5,027,873
Hugh T. McDonald      18,199            293,945         3,133        42,768           28,738       455,918
Steven C. McNeal       1,500             30,465         8,950        28,575          116,781       214,242
James M. Neikirk           -                  -         9,499        30,301          129,906       248,385
Daniel F. Packer           -                  -        17,832        33,718          209,809       297,258
Geoffrey D. Roberts   30,000            479,625        84,500       186,500        1,032,233     1,699,203
Carolyn C. Shanks     10,349            185,632             -        31,818                -       279,831
Richard J. Smith           -                  -        33,332        91,668          421,358       718,955
Michael G. Thompson        -                  -        52,466        76,234          583,743       601,759
C. John Wilder             -                  -        64,233       163,667          791,892     1,287,469
Jerry W. Yelverton    60,816            893,685             -       120,734                -       920,785


(a) Based on the difference between the closing price of Entergy
    Corporation's common stock on the New York Stock Exchange Composite Transactions on the exercise date and the option exercise price.

(b) Based on the difference between the closing price of Entergy
    Corporation's common stock on the New York Stock Exchange Composite Transactions on December 31, 2001, and the option exercise price.

                Long-Term Incentive Plan Awards in 2001

     The following Table summarizes the awards of restricted units (equivalent to shares of Entergy Corporation common stock) granted under the Equity Ownership Plan in 2001 to the Named Executive Officers.

                                                             Estimated Future Payouts Under
                                                             Non-Stock Price-Based Plans (#
                                                                    of units) (a) (b)
                       Number of   Performance Period Until
        Name             Units       Maturation or Payout    Threshold   Target     Maximum
Michael P. Childers     8,800           1/1/01-12/31/03         3,000     5,900      8,800
E. Renae Conley         7,500           1/1/01-12/31/03         2,500     5,000      7,500
Leo P. Denault          3,100           1/1/01-12/31/03         1,100     2,100      3,100
Joseph F. Domino        3,100           1/1/01-12/31/03         1,100     2,100      3,100
Frank F. Gallaher      12,700           1/1/01-12/31/03         4,300     8,500     12,700
David C. Harlan         5,900           1/1/01-12/31/03         2,000     3,953      5,900
Joseph T. Henderson     6,500           1/1/01-12/31/03         2,200     4,356      6,500
Donald C. Hintz        28,500           1/1/01-12/31/03         9,500    19,000     28,500
Jerry D. Jackson       12,700           1/1/01-12/31/03         4,300     8,500     12,700
Michael R. Kansler      7,500           1/1/01-12/31/03         2,500     5,000      7,500
James F. Kenney         3,100           1/1/01-12/31/03         1,100     2,100      3,100
J. Wayne Leonard       48,000           1/1/01-12/31/03        16,000    32,000     48,000
Hugh T. McDonald        3,100           1/1/01-12/31/03         1,100     2,100      3,100
Steven C. McNeal        3,100           1/1/01-12/31/03         1,100     2,100      3,100
James M. Neikirk        3,100           1/1/01-12/31/03         1,100     2,100      3,100
Daniel F. Packer        3,100           1/1/01-12/31/03         1,100     2,100      3,100
Geoffrey D. Roberts    12,700           1/1/01-12/31/03         4,300     8,500     12,700
Carolyn C. Shanks       3,100           1/1/01-12/31/03         1,100     2,100      3,100
Richard J. Smith       11,000           1/1/01-12/31/03         3,700     7,333     11,000
Michael G. Thompson    12,000           1/1/01-12/31/03         4,100     8,014     12,000
C. John Wilder         12,700           1/1/01-12/31/03         4,300     8,500     12,700
Jerry W. Yelverton     12,700           1/1/01-12/31/03         4,300     8,500     12,700

(a) Restricted units awarded will vest at the end of a three-year period, subject to the attainment of approved performance goals for Entergy. Restrictions are lifted based upon the achievement of the cumulative result of these goals for the performance period. The value any Named Executive Officer may realize is dependent upon both the number of units that vest and the future market price of Entergy Corporation common stock.

(b) The threshold, target, and maximum levels correspond to the achievement of 50%, 100%, and 150%, respectively, of Equity Ownership Plan goals. Achievement of a threshold, target, or maximum level would result in the award of the number of units indicated in the respective column. Achievement of a level between these three specified levels would result in the award of a number of units calculated by means of interpolation.

                          Pension Plan Tables

                     Retirement Income Plan Table

    Annual
   Covered                      Years of Service
 Compensation      15            20          25          30          35
      $100,000    $ 22,500    $ 30,000    $ 37,500    $ 45,000    $ 52,000
       200,000      45,500      60,000      75,000      90,000     105,000
       300,000      67,500      90,000     112,500     135,000     157,500
       400,000      90,000     120,000     150,000     180,000     210,000
       500,000     112,500     150,000     187,500     225,000     262,500
       650,000     146,250     195,000     243,750     292,500     341,250
       950,000     213,750     285,000     356,250     427,500     498,750

      All of the Named Executive Officers participate in a Retirement Income Plan, a defined benefit plan, that provides a benefit for employees at retirement from Entergy based upon (1) generally all years of service beginning at age 21 through termination, with a forty-year maximum, multiplied by (2) 1.5%, multiplied by (3) the final average compensation. Final average compensation is based on the highest consecutive 60 months of covered compensation in the last 120 months of service. The normal form of benefit for a single employee is a lifetime annuity and for a married employee is a 50% joint and survivor annuity. Other actuarially equivalent options are available to each retiree. Retirement benefits are not subject to any deduction for Social Security or other offset amounts. The amount of the Named Executive Officers' annual compensation covered by the plan as of December 31, 2001, is represented by the salary column in the Summary Compensation Table above.

     The credited years of service under the Retirement Income Plan, as of December 31, 2001, for the following Named Executive Officers is as follows: Mr. Denault 2; Mr. Domino 31; Mr. Gallaher 32; Mr. Harlan 29; Mr. Henderson 2; Mr. Jackson 22; Mr. Leonard 3; Mr. McDonald 19; Mr. McNeal 19; Mr. Neikirk 3; Mr. Packer 19; Mr. Roberts 2; Ms. Shanks 18; and Mr. Yelverton 22. The credited years of service under the Retirement Income Plan, as of December 31, 2001 for the following Named Executive Officers, as a result of entering into supplemental retirement agreements, is as follows: Mr. Childers 11; Ms. Conley 19; Mr. Hintz 30; Mr. Kansler 22; Mr. Kenney 23; Mr. Smith 25; Mr. Thompson 25; and Mr. Wilder 18.

     The maximum benefit under the Retirement Income Plan is limited by Sections 401 and 415 of the Internal Revenue Code of 1986, as amended; however, certain companies have elected to participate in the Pension Equalization Plan sponsored by Entergy Corporation. Under this plan, certain executives, including the Named Executive Officers, would receive an additional amount equal to the benefit that would have been payable under the Retirement Income Plan, except for the Sections 401 and 415 limitations discussed above.

      In addition to the Retirement Income Plan discussed above, certain companies participate in the Supplemental Retirement Plan of Entergy Corporation and Subsidiaries (SRP) and the Post-Retirement Plan of Entergy Corporation and Subsidiaries (PRP). Participation is limited to one of these two plans and is at the invitation of a
participating  employer.   The  participant  may  receive   from   the
appropriate Entergy company a monthly benefit payment not in excess of ..025 (under the SRP) or .0333 (under the PRP) times the participant's average base annual salary (as defined in the plans) for a maximum of 120 months. Mr. Harlan, Mr. Hintz, Mr. Packer and Mr. Yelverton have entered into a Supplemental Retirement Plan participation contract, and Mr. Gallaher and Mr. Jackson have entered into Post-Retirement Plan participation contracts. Current estimates indicate that the annual payments to each Named Executive Officer under the above plans would be less than the payments to that officer under the System Executive Retirement Plan discussed below.

              System Executive Retirement Plan Table (1)

    Annual
    Covered                      Years of Service
 Compensation      15            20           25           30+
     $  200,000  $ 90,000     $100,000      $110,000      $120,000
        300,000   135,000      150,000       165,000       180,000
        400,000   180,000      200,000       220,000       240,000
        500,000   225,000      250,000       275,000       300,000
        600,000   270,000      300,000       330,000       360,000
        700,000   315,000      350,000       385,000       420,000
      1,000,000   450,000      500,000       550,000       600,000

(1) Covered pay includes the average of the highest three years of annual base pay and incentive awards earned by the executive during the ten years immediately preceding his retirement. Benefits shown are based on a target replacement ratio of 50% based on the years of service and covered compensation shown. The benefits for 10, 15, and 20 or more years of service at the 45% and 55% replacement levels would decrease (in the case of 45%) or increase (in the case of 55%) by the following percentages: 3.0%, 4.5%, and 5.0%, respectively.

      In 1993, Entergy Corporation adopted the System Executive Retirement Plan (SERP). This plan was amended in 1998. Certain of the companies are participating employers in the SERP. The SERP is an unfunded defined benefit plan offered at retirement to certain senior executives, which would currently include all the Named Executive Officers (except for Mr. Childers and Mr. Leonard). Participating executives choose, at retirement, between the retirement benefits paid under provisions of the SERP or those payable under the SRP or PRP discussed above. The plan was amended in 1998 to provide that covered pay is the average of the highest three years annual base pay and incentive awards earned by the executive during the ten years immediately preceding his retirement. Benefits paid under the SERP are calculated by multiplying the covered pay times target pay replacement ratios (45%, 50%, or 55%, dependent on job rating at retirement) that are attained, according to plan design, at 20 years of credited service. The target ratios are increased by 1% for each year of service over 20 years, up to a maximum of 30 years of service. In accordance with the SERP formula, the target ratios are reduced for each year of service below 20 years. The credited years of service under this plan are identical to the years of service for the Named Executive Officers (other than Ms. Conley, Mr. Jackson, Mr. Kansler, Mr. Kenney, Mr. Smith, Mr. Thompson, Mr. Wilder and Mr. Yelverton) disclosed above in the section entitled "Pension Plan Tables-Retirement Income Plan Table". The credited years of service under the SERP for the above individuals is as follows: Ms. Conley 2; Mr. Jackson 28; Mr. Kansler 3; Mr. Kenney 11; Mr. Smith 2; Mr. Thompson 20; Mr. Wilder 3; and Mr. Yelverton 32.

     The amended plan provides that a single employee receives a lifetime annuity and a married employee receives the reduced benefit with a 50% surviving spouse annuity. Other actuarially equivalent options are available to each retiree. SERP benefits are offset by any and all defined benefit plan payments from Entergy. SERP benefits are not subject to Social Security offsets.

      Eligibility for and receipt of benefits under any of the executive plans described above are contingent upon several factors. The participant must agree, without the specific consent of the Entergy company for which such participant was last employed, not to take employment after retirement with any entity that is in competition with, or similar in nature to, any Entergy company. Eligibility for benefits is forfeitable for various reasons, including violation of an agreement with a participating employer, certain resignations of employment, or certain terminations of employment without company permission.

      In addition to the Retirement Income Plan discussed above, Entergy Gulf States provides, among other benefits to officers, an Executive Income Security Plan for key managerial personnel. The plan provides participants with certain retirement, disability, termination, and survivors' benefits. To the extent that such benefits are not funded by the employee benefit plans of Entergy Gulf States or by vested benefits payable by the participants' former employers, Entergy Gulf States is obligated to make supplemental payments to participants or their survivors. The plan provides that upon the death or disability of a participant during his employment, he or his designated survivors will receive (i) during the first year following his death or disability an amount not to exceed his annual base salary, and (ii) thereafter for a number of years until the participant attains or would have attained age 65, but not less than nine years, an amount equal to one-half of the participant's annual base salary. The plan also provides supplemental retirement benefits for life for participants retiring after reaching age 65 equal to 1/2 of the participant's average final compensation rate, with 1/2 of such benefit upon the death of the participant being payable to a surviving spouse for life.

     Entergy Gulf States amended and restated the plan effective March 1, 1991, to provide such benefits for life upon termination of employment of a participating officer or key managerial employee without cause (as defined in the plan) or if the participant separates from employment for good reason (as defined in the plan), with 1/2 of such benefits to be payable to a surviving spouse for life. Further, the plan was amended to provide medical benefits for a participant and his family when the participant separates from service. These medical benefits generally continue until the participant is eligible to receive medical benefits from a subsequent employer; but in the case of a participant who is over 50 at the time of separation and was participating in the plan on March 1, 1991, medical benefits continue for life. By virtue of the 1991 amendment and restatement, benefits for a participant cannot be modified once he becomes eligible to participate in the plan. Mr. Domino is a participant in this plan.

     Upon completion of a transaction resulting in a change-in-control of Entergy (a "Merger"), benefits already accrued under Entergy's System Executive Retirement Plan, Post-Retirement Plan, Supplemental Retirement Plan and Pension Equalization Plan will become fully vested if the participant is involuntarily terminated without "cause" or terminates employment for "good reason" (as such terms are defined in such plans).

                       Compensation of Directors

      Directors who are Entergy officers do not receive any fee for service as a director. Each non-employee director receives a fee of
$1,500 for attendance at Board meetings, $1,000 for attendance at committee meetings scheduled in conjunction with Board meetings and $2,000 for attendance at committee meetings not scheduled in conjunction with a Board meeting. If a director attends a meeting of a committee on which that director does not serve as a member, he or she receives one-half of the fee of an attending member. Directors also receive $1,000 for participation in any inspection trip or conference not held in conjunction with a Board or committee meeting. In addition, committee chairpersons are paid an additional $5,000 annually. Directors receive only one-half the fees set forth above for telephone attendance at Board or committee meetings. All non-employee directors receive on a quarterly basis 150 shares of Common Stock and one-half the value of the 150 shares in cash. In 2001, Mr. Luft was paid $200,000 plus 47,000 stock options (granted at market price) to serve as Chairman of the Board. The non-employee Directors have the opportunity to receive annually an executive physical examination either from their local physician or at the Mayo Clinic's Jacksonville, Florida location. The Corporation will pay the cost of the physical examination, and, if at Mayo, travel and living expenses. Non-employee Directors are reimbursed for all normal travel and expenses associated with attending Board and committee meetings as well as inspection trips and conferences associated with their Board duties.

      All non-employee directors are credited with 800 "phantom" shares of Common Stock for each year of service on the Board. The "phantom" shares are credited to a specific account for each director that is maintained solely for accounting purposes. After separation from Board service, these directors receive an amount in cash equal to the value of their accumulated "phantom" shares. Payments are made in at least five but no more than 15 annual payments. Each "phantom" share is assigned a value on its payment date equal to the value of a share of Common Stock on that date. Dividends are earned on each "phantom" share from the date of original crediting.

     Doris Krick and Joan Dobrzynski are directors at one or more of the Entergy subsidiaries. Entergy pays an external company a fee to perform various corporate functions for the subsidiaries at which Ms. Krick or Ms. Dobrzynski serve as directors. Ms. Krick and Ms. Dobrzynski are salaried employees of this external company. Apart from their salaries, Ms. Krick and Ms. Dobrzynski are not compensated separately for their service on the boards of the subject Entergy subsidiaries. The remaining Entergy companies currently have no non-employee directors, and none of their current directors are compensated for their responsibilities as directors.

      Retired non-employee directors of Entergy Arkansas, Entergy Louisiana, Entergy Mississippi, and Entergy New Orleans with a minimum of five years of service on the respective Boards of Directors are paid $200 a month for a term of years corresponding to the number of years of active service as directors. Retired non-employee directors with over ten years of service receive a lifetime benefit of $200 a month. Years of service as an advisory director are included in calculating this benefit. System Energy has no retired non-employee directors.

      Retired non-employee directors of Entergy Gulf States receive retirement benefits under a plan in which all directors who served continuously for a period of years will receive a percentage of their retainer fee in effect at the time of their retirement for life. The retirement benefit is 30 percent of the retainer fee for service of not less than five nor more than nine years, 40 percent for service of not less than ten nor more than fourteen years, and 50 percent for fifteen or more years of service. Benefits are reduced for those directors who retired prior to the retirement age. The plan also provides disability retirement and optional hospital and medical coverage if the director has served at least five years prior to the disability. The retired director pays one-third of the premium for such optional hospital and medical coverage and Entergy Gulf States pays the remaining two-thirds. Years of service as an advisory director are included in calculating this benefit.

     Before Entergy Gulf States, Inc. became a subsidiary of Entergy, it established a deferred compensation plan for its officers and non-employee directors. A director could defer a maximum of 100% of his salary, and an officer could defer up to a maximum of 50% of his salary. Both Dr. Murrill, as an officer, and Mr. Steinhagen, as a director, deferred their salaries. The directors' right to receive this deferred compensation is an unsecured obligation of the Corporation, which accrues simple interest compounded annually at the rate set by Entergy Gulf States, Inc. in 1985. In addition to payments received prior to 1997, on January 1, 2000, Dr. Murrill began to receive his deferred compensation plus interest in equal installments annually for 15 years. Beginning on the January 1 after Mr. Steinhagen turns 70, he will receive his deferred compensation plus interest in equal installments annually for 10 years.

     On certain occasions, the Corporation provides personal transportation services for the benefit of non-employee directors. During 2001, the value of such transportation services provided by Entergy Corporation to all directors was approximately $5,047.

                    Executive Retention Agreements

Retention Agreement with Mr. Leonard - The retention agreement with Mr. Leonard provides that upon a termination of employment while a Merger is pending (a) by Entergy without "cause" or by Mr. Leonard for "good reason", as such terms are defined in the agreement, other than a termination of employment described in the next paragraph, or
(b) by reason of Mr. Leonard's death or disability:

  o Entergy will pay to him a lump sum cash severance payment equal to three times (in limited circumstances, five times) the sum of Mr. Leonard's base salary and target annual incentive award;

  o Entergy will pay to him a pro rata annual incentive award, based on an assumed maximum annual achievement of applicable performance goals;

  o his supplemental retirement benefit will fully vest, will be determined as if he had remained employed with Entergy until the attainment of age 55, and will commence upon his attainment of age 55;

  o he will be entitled to immediate payment of performance awards, based upon an assumed target achievement of applicable performance goals;

  o all of his stock options will become fully vested and will remain outstanding for their full ten-year term; and

  o Entergy will pay to him a "gross-up" payment in respect of any excise taxes he might incur.

     If Mr. Leonard's employment is terminated by Entergy for "cause" at any time, or by Mr. Leonard without "good reason" and without Entergy's permission prior to his attainment of age 55, Mr. Leonard will forfeit his supplemental retirement benefit. If Mr. Leonard's employment is terminated by Mr. Leonard without "good reason" with Entergy's permission prior to his attainment of age 55, Mr. Leonard will be entitled to a supplemental retirement benefit, reduced by 6.5% for each year that the termination date precedes his attainment of age 55, payable commencing upon Mr. Leonard's attainment of age 62. If Mr. Leonard's employment is terminated by Mr. Leonard without "good reason" following his attainment of age 55, Mr. Leonard will be entitled to his full supplemental retirement benefit. The amounts payable under the agreement will be funded in a rabbi trust.

Retention Agreement with Mr. Denault - The retention agreement with Mr. Denault provides that if he resigns his employment for good reason due to a change of control, he is immediately vested in his accrued benefits under the System Executive Retirement Plan, and he is entitled to a lump-sum parachute payment equal to the lower of: (i) 2.99 times his average five-year (or period of actual employment if less than five years) base salary and annual incentive pay or (ii) 2.99 times his "base amount," which is equal to the maximum amount that can be paid without the payment becoming subject to the excise tax within the meaning of Section 280G(b)(1) of the Internal Revenue Code.
Retention Agreement with Mr. Gallaher - The retention agreement with Mr. Gallaher provides that upon termination of employment while a Merger is pending and for two years after completion of a Merger (a) by Mr. Gallaher for "good reason" or by Entergy without "cause", as such terms are defined in the agreement or (b) by reason of Mr. Gallaher's death or disability:

  o Entergy will pay to him a lump sum cash severance payment equal to four times the sum of his base salary and maximum annual incentive award;

  o Entergy will pay to him a pro rata annual incentive award, based on an assumed maximum achievement of applicable performance goals;

  o he will be entitled to immediate payment of performance awards, based upon an assumed maximum achievement of applicable performance goals;

  o all of his stock options will become fully vested and will remain outstanding for their full ten-year term;

  o he may elect to receive either a lump sum supplemental retirement benefit equal to $3.8 million or the benefit he would have earned under the terms of the SERP applicable to individuals who became participants on or after March 25, 1998; and

  o Entergy will pay to him a "gross-up" payment in respect of any excise taxes he might incur.

Retention agreement with Mr. Hintz - The retention agreement with Mr. Hintz provides that Mr. Hintz will be paid an initial retention payment of approximately $2.8 million on the date on which a Merger is completed and an additional retention payment of approximately $2.3 million on the second anniversary of the completion of a Merger if he remains employed on each of those dates. The agreement also provides that upon termination of employment while a Merger is pending and for two years after completion (a) by Mr. Hintz for "good reason" or by Entergy without "cause", as such terms are defined in the agreement or
(b) by reason of Mr. Hintz's death or disability:

  o Entergy will pay to him a lump sum cash severance payment equal to $2.8 million if such termination occurs prior to completion of a Merger or equal to $2.3 million if such termination occurs following completion of a Merger;

  o Entergy will pay to him a pro rata annual incentive award, based on an assumed maximum achievement of applicable performance goals, if such termination occurs following completion of a Merger;

  o he will be entitled to immediate payment of performance awards based upon an assumed target achievement of applicable performance goals, if such termination occurs prior to completion of a Merger, or based upon an assumed maximum achievement of applicable performance goals, if such termination occurs following completion of a Merger;

  o all of his stock options will become fully vested and will remain outstanding for their full ten-year term;

  o he will be entitled to receive a supplemental retirement benefit that, when combined with Mr. Hintz's SERP benefit, equals the benefit he would have earned under the terms of the SERP as in effect immediately prior to March 25, 1998; and

  o Entergy will pay to him a "gross-up" payment in respect of any excise taxes he might incur.

Retention Agreement with Mr. Jackson - The retention agreement with Mr. Jackson provides that upon retirement in accordance with the agreement, Mr. Jackson: (a) will be entitled to a subsidized retirement benefit equal to the applicable nonqualified retirement benefit payable to Mr. Jackson without reduction for early retirement ("Subsidized Retirement Benefit"); and (b) may enter into a consulting arrangement with Entergy through March 31, 2005, under terms and conditions set forth in the agreement.

     Pursuant to the agreement, should Mr. Jackson experience a Qualifying Event (as defined in the agreement) after the Successor Placement Date (as defined in the agreement) but before March 31, 2003, he shall not be entitled to benefits under the System Executive Continuity Plan but shall instead be entitled to the following:

  o a lump sum amount equal to any unpaid base salary that would otherwise have been paid through March 31, 2003;

  o  the Subsidized Retirement Benefit; and

  o all other benefits to which he may be entitled under the terms and conditions of those Entergy plans and programs in which he participates in accordance with the agreement.

     Additionally, Mr. Jackson is entitled to certain benefits, as described in the agreement, in the event of a change in control (as defined in the System Executive Continuity Plan) after which Entergy or its successor company fails to honor Mr. Jackson's consulting arrangement.

Retention Agreement with Mr. Smith - The retention agreement with Mr. Smith provides that following a change in control he will receive the following retention bonus payments if he continues to be employed by the surviving entity on specific dates:

  o $525,000 at the first anniversary of the occurrence of the change in control;

  o $525,000 at the second anniversary of the occurrence of the change in control; and

  o $525,000 at the third anniversary of the occurrence of the change in control.

     If, prior to the earlier of termination of a merger agreement that would lead to a change in control or the third anniversary of the occurrence of a change in control, Mr. Smith terminates his employment for good reason or Entergy or a surviving entity terminates his employment other than for cause or Mr. Smith's employment is terminated on account of death or disability, then Mr. Smith (or his legal representatives) will be entitled to:

  o Performance awards with respect to any performance period that includes his date of termination based on an assumed target level of achievement and as if Mr. Smith satisfied any remaining performance requirements;

  o  Immediate vesting of all outstanding stock option grants;

  o  Payment of any remaining retention bonus amounts; and

  o  Gross-up payments in respect of any excise taxes he might incur.

Retirement Agreement with Mr. Thompson - The retirement agreement with Mr. Thompson provides that following his retirement, and if certain conditions are met, Mr. Thompson will provide consulting services to the Company for a 2-year period for an annual cash consulting fee equal to the highest annual base salary paid to him by the company prior to retirement. The agreement also provides that following Mr. Thompson's retirement, the Company will supplement the nonqualified retirement benefit he elects to receive under either the System Executive Retirement Plan or the Pension Equalization Plan so that the total benefit he receives is equal to the benefit he would have received under the applicable plan without application of a discount rate for early retirement.

     Following the date on which a successor assumes Mr. Thompson's title or is assigned to all or part of the duties and functions of Mr. Thompson's title, but prior to Mr. Thompson's retirement, if, during a period of time beginning 90 days prior to a change in control and ending 24 months following a change in control, Mr. Thompson terminates his employment for good reason or Entergy or a surviving entity terminates his employment other than for cause, then Mr. Thompson is entitled to:

  o An immediate lump sum cash payment equal to his remaining unpaid base salary had he remained employed until retirement;

  o The supplemented nonqualified retirement benefit elected under either the System Executive Retirement Plan or the Pension Equalization Plan;

  o Performance awards with respect to any performance period that includes his date of termination based on an assumed target level of achievement and as if Mr. Thompson satisfied any remaining performance requirements; and

  o  Immediate vesting of all outstanding stock option grants.

Retention Agreement with Mr. Wilder - The retention agreement with Mr. Wilder provides that if Mr. Wilder terminates his employment without "good reason" and prior to a termination for "cause," as those terms are defined in his agreement, Entergy will pay to him a lump sum cash severance payment equal to three times the sum of his base salary and target annual award and a "gross-up" payment in respect of any excise taxes he might incur.

     The agreement also provides that, as a substitute for the above entitlement, upon termination of employment (a) by Mr. Wilder for "good reason" or by Entergy without "cause", as such terms are defined in the agreement, in each case prior to the termination of a Merger or prior to the second anniversary of the completion of a Merger, (b) by reason of Mr. Wilder's death or disability while a Merger is pending and for two years after completion of a Merger or (c) for any reason following the second anniversary of a Merger:

  o Mr. Wilder will be entitled to a lump sum cash severance payment equal to four times (in limited circumstances, three times) the sum of the his base salary and maximum annual incentive award;

  o Mr. Wilder will be entitled to a pro rata annual incentive award, based on an assumed maximum achievement of applicable performance goals;

  o except in the case of a termination by reason of death or disability, he will continue to be employed as a Special Project Coordinator at an annual base salary of $200,000, and will continue to participate in all of Entergy's benefit plans, until the earliest of
     (a) his attainment of age 55 (at which time he will be deemed eligible to retire under Entergy's plans then in effect), (b) his employment with a company listed in the Fortune Global 500 Index or (c) his employment with any company that has a conflict of interest policy that would prohibit his continued employment with Entergy;

  o Entergy will credit him with 15 additional years of service under Entergy's supplemental retirement plan and he may elect to receive either (a) approximately $1.9 million in a cash lump sum in full settlement of all nonqualified retirement benefits or (b) the benefit that he would have earned under the terms of the SERP applicable to individuals who became participants on or after March 25, 1998 (which amount he may elect to receive upon completion of a Merger);

  o he will be entitled to immediate vesting of performance awards, based upon an assumed maximum achievement of applicable performance goals;

  o all of his stock options will become fully vested and will remain outstanding for their full ten-year term; and

  o he will be entitled to a "gross-up" payment in respect of any excise taxes he might incur.

     If Mr. Wilder terminates employment without good reason and other than on account of death or disability, on or after the completion of a Merger and before the second anniversary of the completion of a
Merger:

  o Mr. Wilder is entitled to a lump sum cash severance payment equal to three times the sum of his base salary and target annual incentive award;

  o Mr. Wilder is entitled to a pro rata annual incentive award, based on an assumed maximum achievement of applicable performance goals;

  o he will continue to be employed as a Special Project Coordinator at an annual base salary of $200,000, and will continue to participate in all of Entergy's benefit plans, until the earliest of (a) his attainment of age 55 (at which time he will be deemed eligible to retire under Entergy's plans then in effect), (b) his employment with a company listed in the Fortune Global 500 Index or (c) his employment with any company that has a conflict of interest policy that would prohibit his continued employment with Entergy;

  o Entergy will credit him with 15 additional years of service under Entergy's supplemental retirement plan and he may elect either (a) approximately $1.9 million in a cash lump sum in full settlement of all nonqualified retirement benefits or (b) the benefit that he would have earned under the terms of the SERP applicable to individuals who became participants on or after March 25, 1998 (which amount he may elect to receive upon completion of a Merger);

  o he will be entitled to immediate vesting of performance awards, based upon an assumed target achievement of applicable performance goals;

  o all of his stock options will become fully vested and will remain outstanding for their full ten-year term; and

  o he will be entitled to a "gross-up" payment in respect of any excise taxes he might incur.

Retention Agreement with Mr. Yelverton - The retention agreement with Mr. Yelverton provides that he will be paid cash retention payments of $680,000 on each of the first three anniversaries of the completion of a Merger if he remains employed on each of those dates. The agreement also provides that upon termination of employment while a Merger is pending and for three years after completion (a) by Mr. Yelverton for "good reason" or by Entergy without "cause", as such terms are defined in the agreement or (b) by reason of Mr. Yelverton's death or disability:

  o Entergy will pay him a lump sum cash severance payment equal to the remaining unpaid portion of the cash retention payments;

  o he will be entitled to immediate payment of performance awards, based upon an assumed target achievement of applicable performance goals;

  o all of his stock options will become fully vested and will remain outstanding for their full ten-year term; and

  o Entergy will pay to him a "gross-up" payment in respect of any excise taxes he might incur.

System  Executive  Continuity  Plan - Mr.  Childers,  Ms.  Conley,  Mr.
Domino, Mr. Harlan, Mr. Henderson, Mr. Kansler, Mr. Kenney, Mr. McDonald, Mr. McNeal, Mr. Neikirk Mr. Packer, Mr. Roberts, Ms. Shanks, and Mr. Thompson are participants in Entergy's System Executive Continuity Plan, which provides severance pay and benefits under specified circumstances following a change in control. In the event a participant's employment is involuntarily terminated without cause or if a participant terminates for good reason during the change in control period, the participant will be entitled to:

  o a cash severance payment equal to 1-3 times (depending on the participant's System Management Level) base annual salary and target award payable over a continuation period of 1-3 years (depending on the participant's System Management Level);

  o continued medical and dental insurance coverage for the continuation period (subject to offset for any similar coverage provided by the participant's new employer);

  o immediate vesting of performance awards, based upon an assumed achievement of applicable performance targets; and

  o payment of a "gross-up" payment in respect of any excise taxes the participant might incur.

     Participants in the Continuity Plan are subject to post-employment restrictive covenants, including noncompetition provisions, which run for two years for executive officers, but extend to three years if permissible under applicable law.

Item 6. Part III (b) - Security Ownership of Certain Beneficial Owners and Management

      The directors, the Named Executive Officers, and the directors and officers as a group of Entergy Corporation, Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., Entergy New Orleans, Inc., System Energy Resources, Inc., Entergy Operations, Inc., Entergy Services, Inc., System Fuels, Inc., GSG&T, Inc., Prudential Oil and Gas LLC, Southern Gulf Railway Company, Varibus LLC, Entergy Enterprises, Inc., Entergy Global Power Operations Corporation, Entergy Global Trading Holdings Ltd., Entergy Holdings Inc., Entergy International Holdings Ltd. LLC, Entergy Nuclear Finance Holding Inc., Entergy Nuclear Holding Company, Entergy Nuclear Holding Company #1, Entergy Nuclear Holding Company #2, Entergy Nuclear Inc., Entergy Operations Services Inc., Entergy Power Inc., Entergy Power Development Corporation, Entergy Power E&C Corporation, Entergy Power Gas Holdings Corporation, Entergy Power Generation Corporation, Entergy Power Holdings USA Corporation, Entergy Procurement Exchange Holding Corporation, Entergy PTB Holding Company, Entergy Resources Inc., Entergy Retail Holding Company, Entergy Technology Holding Company, Entergy Thermal-UNO LLC, Entergy Ventures Holding Company Inc., and EWO Marketing Holding LLC beneficially owned directly and indirectly common stock of Entergy Corporation as indicated:

                       Entergy Corporation        Entergy Corporation
                          Common Stock        Stock Equivalent Units (e)
                       Amount and Nature of
                      Beneficial Ownership(a)
                       Sole Voting
                           and        Other
                       Investment   Beneficial
          Name            Power    Ownership(d)

Entergy Corporation
Maureen S. Bateman*         900             -              800
W. Frank Blount*          7,434             -            8,000
George W. Davis*          2,100             -            2,400
Simon D. deBree*            140             -                -
Claiborne P. Deming*        (c)             -                -
Norman C. Francis*        3,100             -            5,600
Frank F. Gallaher**       8,091        54,667           47,041
Donald C. Hintz**         3,715       414,499           26,861
Jerry D. Jackson**       23,447       138,333           25,721
J. Wayne Leonard***      13,065       585,600                -
Robert v.d. Luft*        22,672       214,166            7,200
Kathleen A. Murphy*       1,900 (b)         -              800
Paul W. Murrill*          2,722             -            8,000
James R. Nichols*         9,757             -            8,000
William A. Percy, II*     1,150             -              800
Dennis H. Reilley*          600             -            1,600
Wm. Clifford Smith*      10,400             -            8,000
Bismark A. Steinhagen*   10,247             -            8,000
C. John Wilder**          9,234       140,199           53,693
All directors and       153,136     1,776,548          265,462
executive officers

Entergy Arkansas, Inc.
Donald C Hintz***         3,715       414,499           26,861
Jerry D. Jackson**       23,447       138,333           25,721
J. Wayne Leonard**       13,065       585,600                -
Hugh T. McDonald***       3,728        21,166              877
Richard J. Smith*           307        66,665              229
C. John Wilder***         9,234       140,199           53,693
All directors and        84,065     1,587,548          207,142
executive officers

                             Entergy Corporation        Entergy Corporation
                                Common Stock        Stock Equivalent Units (e)
                             Amount and Nature of
                            Beneficial Ownership(a)
                             Sole Voting
                                 and        Other
                             Investment   Beneficial
          Name                  Power    Ownership(d)

Entergy Gulf States, Inc.
E. Renae Conley***              1,148      29,866             10,299
Joseph F. Domino***            10,142      33,253              6,043
Donald C. Hintz***              3,715     414,499             26,861
Jerry D. Jackson**             23,447     138,333             25,721
J. Wayne Leonard**             13,065     585,600                  -
Richard J. Smith*                 307      66,665                229
C. John Wilder***               9,234     140,199             53,693
All directors and executive   112,560   1,698,119            231,160
officers

Entergy Louisiana, Inc.
E. Renae Conley***              1,148      29,866             10,299
Donald C. Hintz***              3,715     414,499             26,861
Jerry D. Jackson**             23,447     138,333             25,721
J. Wayne Leonard**             13,065     585,600                  -
Richard J. Smith*                 307      66,665                229
C. John Wilder***               9,234     140,199             53,693
All directors and executive   102,296   1,658,733            224,852
officers

Entergy Mississippi, Inc.
Donald C. Hintz***              3,715     414,499             26,861
Jerry D. Jackson**             23,447     138,333             25,721
J. Wayne Leonard**             13,065     585,600                  -
Carolyn C. Shanks***            3,960      15,284              1,556
Richard J. Smith*                 307      66,665                229
C. John Wilder***               9,234     140,199             53,693
All directors and executive    89,380   1,587,566            210,308
officers

Entergy New Orleans, Inc.
Donald C. Hintz***              3,715     414,499             26,861
Jerry D. Jackson**             23,447     138,333             25,721
J. Wayne Leonard**             13,065     585,600                  -
Daniel F. Packer***             3,423      35,016              3,007
Richard J. Smith*                 307      66,665                229
C. John Wilder***               9,234     140,199             53,693
All directors and executive    86,428   1,610,289            209,269
officers

System Energy Resources Inc.
Donald C. Hintz***              3,715     414,499             26,861
Jerry D. Jackson**             23,447     138,333             25,721
J. Wayne Leonard**             13,065     585,600                  -
C. John Wilder***               9,234     140,199             53,693
Jerry W. Yelverton***           8,779      57,766                987
All directors and executive    75,073   1,435,639            136,299
officers

                              Entergy Corporation        Entergy Corporation
                                 Common Stock        Stock Equivalent Units (e)
                              Amount and Nature of
                             Beneficial Ownership(a)
                              Sole Voting
                                  and        Other
                              Investment   Beneficial
          Name                   Power    Ownership(d)

Entergy Operations, Inc.
Donald C. Hintz***               3,715     414,499          26,861
Jerry D. Jackson**              23,447     138,333          25,721
J. Wayne Leonard**              13,065     585,600               -
C. John Wilder***                9,234     140,199          53,693
Jerry W. Yelverton***            8,779      57,766             987
All directors and executive     94,656   1,551,954         146,692
officers

Entergy Services, Inc.
Donald C. Hintz***               3,715     414,499          26,861
Jerry D. Jackson**              23,447     138,333          25,721
J. Wayne Leonard**              13,065     585,600               -
Richard J. Smith*                  307      66,665             229
C. John Wilder***                9,234     140,199          53,693
Jerry W. Yelverton**             8,779      57,766             987
All directors and executive    178,997   2,192,449         341,768
officers

System Fuels, Inc.
Donald C. Hintz***               3,715     414,499          26,861
Jerry D. Jackson**              23,447     138,333          25,721
James F. Kenney***               3,996      38,499          14,395
J. Wayne Leonard**              13,065     585,600               -
C. John Wilder***                9,234     140,199          53,693
All directors and executive     75,613   1,479,549         173,387
officers

GSG&T, Inc.
Donald C. Hintz***               3,715     414,499          26,861
Jerry D. Jackson**              23,447     138,333          25,721
James F. Kenney***               3,996      38,499          14,395
J. Wayne Leonard**              13,065     585,600               -
C. John Wilder***                9,234     140,199          53,693
All directors and executive     75,613   1,479,549         173,387
officers

Prudential Oil and Gas, LLC
Donald C. Hintz**                3,715     414,499          26,861
Jerry D. Jackson**              23,447     138,333          25,721
James F. Kenney**                3,996      38,499          14,395
J. Wayne Leonard**              13,065     585,600               -
C. John Wilder**                 9,234     140,199          53,693
All directors and executive     75,613   1,479,549         173,387
officers

Southern Gulf Railway Company
Donald C. Hintz***               3,715     414,499          26,861
Jerry D. Jackson**              23,447     138,333          25,721
James F. Kenney***               3,996      38,499          14,395
J. Wayne Leonard**              13,065     585,600               -
C. John Wilder***                9,234     140,199          53,693
All directors and executive     75,613   1,479,549         173,387
officers

                                Entergy Corporation      Entergy Corporation
                                    Common Stock      Stock Equivalent Units (e)
                                Amount and Nature of
                              Beneficial Ownership(a)
                               Sole Voting
                                   and        Other
                               Investment   Beneficial
          Name                   Power    Ownership(d)

Varibus LLC
Donald C. Hintz**                  3,715      414,499          26,861
Jerry D. Jackson**                23,447      138,333          25,721
James F. Kenney**                  3,996       38,499          14,395
J. Wayne Leonard**                13,065      585,600               -
C. John Wilder**                   9,234      140,199          53,693
All directors and executive       67,481    1,436,015         155,635
officers

Entergy Enterprises, Inc.
Donald C. Hintz***                 3,715      414,499          26,861
J. Wayne Leonard**                13,065      585,600               -
Geoffrey D. Roberts***            26,187      124,833             601
Michael G. Thompson**             10,309       74,661          32,130
C. John Wilder***                  9,234      140,199          53,693
All directors and executive       80,235    1,512,763         138,053
officers

Entergy Global Power Operations Corporation
Donald C. Hintz**                  3,715      414,499          26,861
J. Wayne Leonard**                13,065      585,600               -
Geoffrey D. Roberts***            26,187      124,833             601
Michael G. Thompson***            10,309       74,661          32,130
C. John Wilder***                  9,234      140,199          53,693
All directors and executive       73,005    1,449,531         137,726
officers

Entergy Global Trading Holdings Ltd.
Christopher J. Bernard*              480        1,900               9
Donald C. Hintz**                  3,715      414,499          26,861
J. Wayne Leonard**                13,065      585,600               -
Geoffrey D. Roberts***            26,187      124,833             601
Michael G. Thompson**             10,309       74,661          32,130
Murry Weaver*                          -            -               -
C. John Wilder**                   9,234      140,199          53,693
All directors and executive       65,696    1,361,026         123,306
officers

Entergy Holdings, Inc.
Joseph T. Henderson**                908       27,200           7,420
Donald C. Hintz***                 3,715      414,499          26,861
J. Wayne Leonard***               13,065      585,600               -
Michael G. Thompson***            10,309       74,661          32,130
C. John Wilder***                  9,234      140,199          53,693
All directors and executive       48,170    1,302,717         133,271
officers

Entergy International Holdings Ltd. LLC
Joseph T. Henderson**                908       27,200           7,420
Donald C. Hintz**                  3,715      414,499          26,861
J. Wayne Leonard**                13,065      585,600               -
Michael G. Thompson**             10,309       74,661          32,130
C. John Wilder**                   9,234      140,199          53,693
All directors and executive       50,377    1,320,732         137,681
officers

                                   Entergy Corporation      Entergy Corporation
                                        Common Stock     Stock Equivalent Units
                                    Amount and Nature of            (e)
                                  Beneficial Ownership(a)
                                  Sole Voting
                                      and        Other
                                   Investment   Beneficial
          Name                       Power    Ownership(d)

Entergy Nuclear Finance Holding Inc.
Douglas Castleberry*                    2,792       4,700               -
Donald C. Hintz**                       3,715     414,499          26,861
J. Wayne Leonard**                     13,065     585,600               -
O.H. Storey, III*                         291      15,850               -
Michael G. Thompson**                  10,309      74,661          32,130
C. John Wilder**                        9,234     140,199          53,693
Jerry W. Yelverton***                   8,779      57,766             987
All directors and executive officers   51,628   1,314,733         113,692

Entergy Nuclear Holding Company
Donald C. Hintz***                      3,715     414,499          26,861
J. Wayne Leonard**                     13,065     585,600               -
Michael G. Thompson**                  10,309      74,661          32,130
C. John Wilder***                       9,234     140,199          53,693
Jerry W. Yelverton***                   8,779      57,766             987
All directors and executive officers   56,041   1,333,283         126,838

Entergy Nuclear Holding Company #1
Joan L. Dobrzynski*                         -           -               -
Donald C. Hintz***                      3,715     414,499          26,861
J. Wayne Leonard**                     13,065     585,600               -
Michael G. Thompson**                  10,309      74,661          32,130
C. John Wilder***                       9,234     140,199          53,693
Jerry W. Yelverton***                   8,779      57,766             987
All directors and executive officers   56,949   1,360,483         134,258

Entergy Nuclear Holding Company #2
David C. Harlan*                        5,794      35,683          11,539
Curtis L. Hebert, Jr.*                      -           -               -
Donald C. Hintz**                       3,715     414,499          26,861
Michael R. Kansler**                    1,043      27,897           3,494
J. Wayne Leonard***                    13,065     585,600               -
C. John Wilder**                        9,234     140,199          53,693
Jerry W. Yelverton**                    8,779      57,766             987
All directors and executive officers   42,061   1,264,194          96,574

Entergy Nuclear, Inc.
Donald C. Hintz***                      3,715     414,499          26,861
J. Wayne Leonard**                     13,065     585,600               -
Michael G. Thompson**                  10,309      74,661          32,130
C. John Wilder***                       9,234     140,199          53,693
Jerry W. Yelverton***                   8,779      57,766             987
All directors and executive officers   68,834   1,498,295         141,443

Entergy Operations Services, Inc.
Frank F. Gallaher***                    8,091      54,667          47,041
Donald C. Hintz***                      3,715     414,499          26,861
J. Wayne Leonard**                     13,065     585,600               -
Michael G. Thompson**                  10,309      74,661          32,130
C. John Wilder***                       9,234     140,199          53,693
All directors and executive officers   56,261   1,357,384         180,312

                                   Entergy Corporation     Entergy Corporation
                                       Common Stock     Stock Equivalent Units
                                   Amount and Nature of            (e)
                                  Beneficial Ownership(a)
                                  Sole Voting
                                      and        Other
                                  Investment   Beneficial
           Name                     Power    Ownership(d)

Entergy Power Inc.
Donald C. Hintz**                     3,715     414,499          26,861
J. Wayne Leonard**                   13,065     585,600               -
Geoffrey D. Roberts***               26,187     124,833             601
Michael G. Thompson***               10,309      74,661          32,130
C. John Wilder***                     9,234     140,199          53,693
All directors and executive officers 71,774   1,425,799         135,148

Entergy Power Development Corporation
Donald C. Hintz***                    3,715     414,499          26,861
J. Wayne Leonard**                   13,065     585,600               -
Geoffrey D. Roberts***               26,187     124,833             601
Michael G. Thompson**                10,309      74,661          32,130
C. John Wilder***                     9,234     140,199          53,693
All directors and executive officers 78,948   1,508,063         138,108

Entergy Power E & C Corporation
Donald C. Hintz**                     3,715     414,499          26,861
Doris J. Krick*                           -           -               -
J. Wayne Leonard**                   13,065     585,600               -
Steven C. McNeal***                   3,443      21,458              21
Geoffrey D. Roberts**                26,187     124,833             601
James W. Snider*                          -           -               -
C. John Wilder**                      9,234     140,199          53,693
All directors and executive officers 60,630   1,298,073          89,626

Entergy Power Gas Holdings Corp.
Donald C. Hintz**                     3,715     414,499          26,861
Doris J. Krick*                           -           -               -
J. Wayne Leonard**                   13,065     585,600               -
Steven C. McNeal***                   3,443      21,458              21
Geoffrey D. Roberts**                26,187     124,833             601
James W. Snider*                          -           -               -
C. John Wilder**                      9,234     140,199          53,693
All directors and executive officers 55,644   1,286,589          81,176

Entergy Power Generation Corporation
Donald C. Hintz***                    3,715     414,499          26,861
J. Wayne Leonard**                   13,065     585,600               -
Geoffrey D. Roberts***               26,187     124,833             601
Michael G. Thompson**                10,309      74,661          32,130
C. John Wilder***                     9,234     140,199          53,693
All directors and executive officers 73,487   1,466,031         138,020

Entergy Power Holdings USA Corp.
Michael P. Childers***                  132      15,166           2,559
Donald C. Hintz**                     3,715     414,499          26,861
J. Wayne Leonard**                   13,065     585,600               -
Frederick F. Nugent*                  2,207      18,015           4,410
Geoffrey D. Roberts**                26,187     124,833             601
Stanley A. Ross*                        465           -               -
C. John Wilder**                      9,234     140,199          53,693
All directors and executive officers 62,408   1,382,637         105,753

                                   Entergy Corporation     Entergy Corporation
                                       Common Stock     Stock Equivalent Units
                                   Amount and Nature of            (e)
                                  Beneficial Ownership(a)
                                  Sole Voting
                                      and        Other
                                  Investment   Beneficial
           Name                     Power    Ownership(d)

Entergy  Procurement Exchange Holding
Corporation
Joan Dobrzynski*                          -           -               -
Joseph T. Henderson*                    908      27,200           7,420
Donald C. Hintz**                     3,715     414,499          26,861
Jerry D. Jackson**                   23,447     138,333          25,721
J. Wayne Leonard**                   13,065     585,600               -
James M. Neikirk**                      436      22,766           3,306
C. John Wilder***                     9,234     140,199          53,693
All directors and executive officers 54,248   1,350,055         117,022

Entergy PTB Holding Co.
Joan Dobrzynski*                          -           -               -
Donald C. Hintz***                    3,715     414,499          26,861
J. Wayne Leonard**                   13,065     585,600               -
Richard J. Smith***                     307      66,665             229
O.H. Storey, III*                       291      15,850               -
C. John Wilder***                     9,234     140,199          53,693
Jerry W. Yelverton***                 8,779      57,766             987
All directors and executive officers 56,639   1,415,798         127,067

Entergy Resources Inc.
Michael P. Childers***                  132      15,166           2,559
Donald C. Hintz***                    3,715     414,499          26,861
J. Wayne Leonard**                   13,065     585,600               -
Geoffrey D. Roberts**                26,187     124,833             601
C. John Wilder***                     9,234     140,199          53,693
All directors and executive officers 72,837   1,443,983         133,473

Entergy Retail Holding Company
Joan Dobrzynski*                          -           -               -
Donald C. Hintz***                    3,715     414,499          26,861
J. Wayne Leonard**                   13,065     585,600               -
Richard J. Smith***                     307      66,665             229
O. H. Storey, III*                      291      15,850               -
Michael G. Thompson**                10,309      74,661          32,130
C. John Wilder***                     9,234     140,199          53,693
Jerry W. Yelverton*                   8,779      57,766             987
All directors and executive officers 56,639   1,415,798         127,067

Entergy Technology Holding Company
Joseph T. Henderson**                   908      27,200           7,420
Donald C. Hintz***                    3,715     414,499          26,861
J. Wayne Leonard**                   13,065     585,600               -
Michael G. Thompson**                10,309      74,661          32,130
C. John Wilder***                     9,234     140,199          53,693
All directors and executive officers 50,962   1,307,417         133,271

                                   Entergy Corporation     Entergy Corporation
                                       Common Stock     Stock Equivalent Units
                                   Amount and Nature of            (e)
                                  Beneficial Ownership(a)
                                  Sole Voting
                                      and        Other
                                  Investment   Beneficial
           Name                     Power    Ownership(d)

Entergy Thermal-UNO LLC
Donald C. Hintz**                     3,715     414,499          26,861
J. Wayne Leonard**                   13,065     585,600               -
Geoffrey D. Roberts**                26,187     124,833             601
Michael G. Thompson**                10,309      74,661          32,130
C. John Wilder**                      9,234     140,199          53,693
All directors and executive officers 62,510   1,339,792         113,285

Entergy   Ventures  Holding  Company,
Inc.
Joan Dobrzynski*                          -           -               -
David C. Harlan***                    5,794      35,683          11,539
Donald C. Hintz**                     3,715     414,499          26,861
J. Wayne Leonard**                   13,065     585,600               -
Michael G. Thompson**                10,309      74,661          32,130
C. John Wilder***                     9,234     140,199          53,693
All directors and executive officers 53,964   1,338,400         144,810

EWO Marketing Holding LLC
Leo P. Denault**                        272      22,766           2,814
Donald C. Hintz**                     3,715     414,499          26,861
J. Wayne Leonard**                   13,065     585,600               -
Michael G. Thompson**                10,309      74,661          32,130
C. John Wilder**                      9,234     140,199          53,693
All directors and executive officers 40,717   1,260,616         115,519


*    Director of the respective Company
**   Named Executive Officer of the respective Company
***  Director  and  Named  Executive Officer  of  the  respective
     Company

(a) Based on information furnished by the respective individuals. Except as noted, each individual has sole voting and investment power. The number of shares of Entergy Corporation common stock owned by each individual and by all directors and executive officers as a group does not exceed one percent of the outstanding Entergy Corporation common stock.

(b) Includes 1,000 shares for Ms. Murphy in which she has joint ownership.

(c) Mr. Deming was elected to the Board on January 25, 2002 and now owns 50 shares.

(d) Other Beneficial Ownership includes, for the Named Executive Officers, shares of Entergy Corporation common stock that may be acquired within 60 days after December 31, 2001, in the form of unexercised stock options awarded pursuant to the Equity Ownership Plan.

(e) Represents the balances of stock equivalent units each executive holds under the Executive Annual Incentive Plan Deferral Program and the Defined Contribution Restoration Plan. These units will be paid out in a combination of Entergy Corporation Common Stock and cash based on the value of Entergy Corporation Common Stock on the date of payout. The deferral period is determined by the individual and is at least two years from the award of the bonus up until retirement for the Executive Annual Incentive Plan and at retirement for the Defined Contribution Restoration Plan. For Directors of Entergy Corporation the units are part of the Service Award for Directors. All non-employee directors are credited with 800 units for each year of service on the Board.



Item  6.   Part III (c) - Contracts and Transactions  with  System
Companies

      During 2001, T. Baker Smith & Son, Inc. performed land-surveying services for, and received payments of approximately $105,229 from Entergy companies. Mr. Wm. Clifford Smith, a director of Entergy Corporation, is President of T. Baker Smith & Son, Inc. Mr. Smith's children own 100% of the voting stock of T. Baker Smith & Son, Inc.



ITEM 6.     Part III (d) - Indebtedness to System Companies

     None.



ITEM 6. Part III (e) - Participation in Bonus and Sharing Arrangements and Other Benefits

     See Item 6. Part III (a).



ITEM 6.     Part III (f) - Rights to Indemnity

     The Certificate of Incorporation of Entergy provides that the corporation shall indemnify its directors and officers to the fullest extent permitted by the General Corporation Law of Delaware, as amended from time to time.

      The Certificate of Incorporation also provides that Entergy may maintain insurance to protect its officers and directors against such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.


ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS

(1)*
                        CALENDAR YEAR 2001
                        Name or                           Account(s)
  Name of       Number of Beneficiaries       Purpose(s)   Charged    Amount
  Company
ENTERGY
CORPORATION Democratic National Committee    Building Fund  Donations   $ 54,500

            Republican National Committee    Building Fund  Donations     66,500
                                                                        --------
                                            Total                       $121,000
                                                                        ========

* Several of the System Companies have established separate segregated funds known as political action committees, established pursuant to the Federal Election Campaign Act, in soliciting employee participation in Federal, state and local elections.


(2)
                        CALENDAR YEAR 2001
                         Name or                           Account(s)
  Name of        Number of Beneficiaries       Purpose(s)   Charged    Amount
  Company
ENTERGY
CORPORATION Chambers of Commerce              Civic Activity Donations   $125,000

            Foundation for the Midsouth       Civic Activity Donations    250,000

            Bureau of Governmental Research   Research       Donations        250
                                                                         --------
                                             Total                       $375,250
                                                                         ========

ENTERGY
ARKANSAS    Arkansas State and Local
            Chambers of Commerce              Civic Activity Donations   $137,913

            Arkansas Governor's Mansion       Building Fund  Donations     56,000

            Clark County Democratic Party     Civic Activity Donations        250
                                                                         --------
                                             Total                       $194,163
                                                                         ========


(2)
                        CALENDAR YEAR 2001
                          Name or                            Account(s)
  Name of         Number of Beneficiaries        Purpose(s)   Charged    Amount
  Company
ENTERGY
GULF STATES Chambers of Commerce                Civic Activity Donations    $13,025

            Young Republican National
            Committee                           Civic Activity Donations      2,500
                                                                            -------
                                                Total                       $15,525
                                                                            =======

ENTERGY
LOUISIANA   Chambers of Commerce                Civic Activity Donations   $112,943

            Council for a Better Louisiana      Civic Activity Donations     15,000

            Public Affairs Research Council of
            Louisiana                           Civic Activity Donations      8,500
                                                                           --------
                                                Total                      $136,443
                                                                           ========

ENTERGY
MISSISSIPPI Chambers of Commerce                Civic Activity Donations   $132,449

            Business Institute for Political
            Analysis                            Civic Activity Donations     12,500

            Delta Council                       Civic Activity Donations      6,000

            Congressional Black Caucus          Civic Activity Donations      5,000

            American Legislative Exchange
            Council                             Civic Activity Donations      2,500

            Three Other Items                   Civic Activity Donations      2,500
                                                                           --------
                                                Total                      $160,949
                                                                           ========

ENTERGY
NEW ORLEANS Chambers of Commerce                Civic Activity Donations    $49,340

            Bureau of Governmental Research     Civic Activity Donations        250
                                                                            -------
                                Total                                       $49,590
                                                                            =======


ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS

(I)                                                                                             In Effect
                          Serving             Receiving                              Date of   12/31/2001
Transaction               Company             Company                Compensation   Contract    (Yes/No)
Fuel Purchases            System Fuels        Entergy Arkansas     $   3,140,599    1/12/73       Yes

Fuel Purchases            System Fuels        Entergy  Louisiana   $  62,289,928    1/12/73       Yes

Fuel Purchases            System Fuels        Entergy Mississippi  $ 206,709,578    1/12/73       Yes

Fuel Purchases            System Fuels        Entergy New Orleans  $  16,689,678    1/12/73       Yes

Certain materials &       System Fuels        Entergy Arkansas     $      24,852    6/15/78       Yes
services required for
fabrication of Nuclear
Fuel

Certain materials &       System Fuels        Entergy  Louisiana   $  39,762,289    6/15/78       Yes
services required for
fabrication of Nuclear
Fuel

Certain materials &       System Fuels        System Energy        $  28,526,295    6/15/78       Yes
services required for
fabrication of Nuclear
Fuel

Miscellaneous Spare       Entergy Arkansas    Entergy Louisiana    $    9,129,460     N/A         N/A
Parts Inventory

Miscellaneous Spare Parts Entergy Arkansas    Entergy Mississippi $     5,194,849     N/A         N/A
Inventory

Miscellaneous Spare Parts Entergy Arkansas    Entergy New Orleans $        39,813     N/A         N/A
Inventory

Miscellaneous Spare Parts Entergy Arkansas    Entergy Gulf States $       296,789     N/A         N/A
Inventory

Miscellaneous Spare Parts Entergy Louisiana   Entergy Arkansas    $     1,198,308     N/A         N/A
Inventory

Miscellaneous Spare Parts Entergy Louisiana   Entergy Mississippi $     2,883,319     N/A         N/A
Inventory

Miscellaneous Spare Parts Entergy Louisiana   Entergy New Orleans $    11,963,217     N/A         N/A
Inventory

Miscellaneous Spare Parts Entergy Louisiana   Entergy Gulf States $    23,054,002     N/A         N/A
Inventory



(I)                                                                                                 In Effect
                             Serving              Receiving                               Date Of   12/31/2001
Transaction                  Company              Company                 Compensation   Contract    (Yes/No)
Miscellaneous Spare Parts   Entergy Mississippi   Entergy Arkansas    $       265,694      N/A        N/A
Inventory

Miscellaneous Spare Parts   Entergy Mississippi   Entergy Louisiana   $       886,664      N/A        N/A
Inventory

Miscellaneous Spare Parts   Entergy Mississippi   Entergy New Orleans $         2,173      N/A        N/A
Inventory

Miscellaneous Spare Parts   Entergy Mississippi   Entergy Gulf States $        87,631      N/A        N/A
Inventory

Miscellaneous Spare Parts   Entergy New Orleans   Entergy Arkansas    $        38,749      N/A        N/A
Inventory

Miscellaneous Spare Parts   Entergy New Orleans   Entergy Louisiana   $       207,545      N/A        N/A
Inventory

Miscellaneous Spare Parts   Entergy New Orleans   Entergy Mississippi $        28,707      N/A        N/A
Inventory

Miscellaneous Spare Parts   Entergy New Orleans   Entergy Gulf States $        72,442      N/A        N/A
Inventory

Miscellaneous Spare Parts   Entergy Gulf States   Entergy Arkansas    $       333,303      N/A        N/A
Inventory

Miscellaneous Spare Parts   Entergy Gulf States   Entergy Louisiana   $        76,646      N/A        N/A
Inventory

Miscellaneous Spare Parts   Entergy Gulf States   Entergy Mississippi $         3,769      N/A        N/A
Inventory

Miscellaneous transmission  Entergy Mississippi   Entergy Gulf States $       110,493      N/A        N/A
and distribution station
equipment

Miscellaneous transmission  Entergy Louisiana     Entergy Mississippi $       158,553      N/A        N/A
and distribution station
equipment





(I)                                                                                          In Effect
                            Serving       Receiving                               Date Of    12/31/2001
Transaction                 Company       Company                 Compensation   Contract     (Yes/No)
Capacity Use of and         ETC           Entergy Arkansas     $     363,899     5-01-97        Yes
Service of  Local Fiber

Capacity Use of and         ETC           Entergy Louisiana    $     707,291     5-01-97        Yes
Service of Local Fiber

Capacity Use of and         ETC           Entergy Mississippi  $     860,537     5-01-97        Yes
Service of Local Fiber

Capacity Use of and         ETC           Entergy Gulf States  $   1,362,648     5-01-97        Yes
Service of Local Fiber

Construction and Service    ETC           Entergy Services     $     825,257     1-01-97        Yes
of Local Fiber


Reference is made to the quarterly certificates filed pursuant to Rule 24 by Entergy Corporation in file #70-9123 for information concerning certain support services provided by non-utility companies to other non-utility companies.


ITEM 8. Part II

Reference is made to information under Item 6, Part III (c).


ITEM 8. Part III

Interstate FiberNet acts as exclusive agent to market all of Entergy Technology Company's available capacity for point-to-point communication. The compensation amount for 2001 was $3,966,625.


ITEM 9.   EXEMPT WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES
Part I.

(a) In November 1992, Entergy Corporation's subsidiary, Entergy, S.A., participated in a consortium with other nonaffiliated companies that acquired a 6% interest in Central Costanera, S.A. Central Costanera, S.A. is an Argentina steam electric generating facility consisting of nine natural gas and oil fired generating units, with total installed capacity of 2,311 MW. Central Costanera, S.A. is a FUCO under the provisions of the Energy Act. At December 31, 2001 Entergy Corporation's aggregate investment in Central Costanera, S.A. was approximately $10 million.

      In April 1995, Entergy Corporation, through a wholly owned subsidiary of Entergy Power Development Corporation, Entergy Power CBA Holding Ltd., purchased a 7.8% interest in Central Termoelectrica Buenos Aires, S.A. Central Termoelectrica Buenos Aires, S.A. owns and operates a 220 MW combined cycle gas turbine at the Central Costanera
S. A. power plant in Buenos Aires, Argentina. Central Termoelectrica Buenos Aires, S.A. is a FUCO under the Energy Act. At December 31, 2001, Entergy's aggregate investment in Central Buenos Aires, S.A. was approximately $3.7 million.

      In November 1995, Entergy Corporation, through a wholly owned subsidiary of Entergy Power Development Corporation, EP Edegel, Inc., acquired a 34.7% interest in a consortium, Generandes Peru S.A. which purchased 60% of Edegel, S.A., a company that owns and operates seven hydroelectric generating stations (totaling 753 MW) and one 281 MW thermal generating station in Peru. Edegel S.A. is a FUCO under the Energy Act. At December 31, 2001, Entergy's aggregate investment in Edegel, S.A. was approximately $99 million.

      Entergy Corporation owns, indirectly through its wholly owned subsidiaries, Entergy Power Operations Corporation and Entergy Power Development Corporation, 100% of the outstanding capital stock of Entergy Power Operations UK Limited and Entergy Power Operations Damhead Creek Limited Partnership, each of which is a FUCO formed under the Energy Act to provide operations and maintenance services to the Damhead Creek power project in the United Kingdom.

      In June 1997, Entergy Corporation, indirectly through its wholly owned subsidiaries Entergy Power Development Corporation, and Entergy Power Chile, S.A., acquired an indirect 25% interest in Compania Electrica San Isidro S.A. Compania Electrica San Isidro S.A. owns and operates a 375 MW power plant in central Chile. Compania Electrica San Isidro S.A. is a FUCO under the Energy Act. At December 31, 2001, Entergy's aggregate investment in Compania Electrica San Isidro S.A. totaled approximately $9 million.

      Entergy Corporation owns, through a wholly owned subsidiary, Entergy Power Development Corporation, 100% of the capital stock of Damhead Creek Limited. Damhead Creek Limited owns a 792 MW power plant in the United Kingdom and is a FUCO under the Energy Act. At December 31, 2001, Entergy's aggregate investment in Damhead Creek Limited totaled approximately $67 million.

      Entergy Corporation owns 100% of the outstanding capital stock of Entergy Power Generation Corporation ("EPGC"), which is an EWG formed under the Energy Act to develop and hold Entergy's interests in certain domestic EWGs. At December 31, 2001, EPGC's investments included (a) a 100% indirect interest in Warren Power, LLC, an EWG which owns and operates a 300 MV gas-fired peaking facility located in Warren County, Mississippi; (b) Crete Energy Ventures, LLC, a 50% owned subsidiary which is developing (jointly with DTE Energy) a 320 MW gas-fired plant under construction in Crete, Illinois; and (c) Entergy Power Ventures, L.P., a wholly-owned subsidiary which is developing a 550 MW gas-fired plant under construction in Marshall, Texas. At December 31, 2001, Entergy's aggregate investment in EPGC was approximately $237.6 million.

      In July 1999, Entergy Corporation, through its wholly owned EWG subsidiaries, Entergy Nuclear Holding Company #1 and Entergy Nuclear Generation Company ("ENGC"), acquired from Boston Edison Company the Pilgrim Nuclear Power Station, a 670 MW nuclear-powered electric generating station located in Plymouth, Massachusetts. At December 31, 2001, Entergy's aggregate investment in ENGC was approximately $89.2 million.

      In November 2000, Entergy Corporation, through its wholly owned EWG subsidiaries, Entergy Nuclear Holding Company #1, Entergy Nuclear New York Investment Company I, Entergy Nuclear New York Investment Company II, Entergy Nuclear Indian Point 3, LLC, and Entergy Nuclear Fitzpatrick, LLC, acquired from the New York Power Authority ("NYPA") the 980 MW Indian Point 3 and the 825 MW James A. Fitzpatrick nuclear power plants. The Indian Point 3 plant is located in Westchester
County, New York, and the James A Fitzpatrick plant is located in Oswego County, New York. At December 31, 2001, Entergy's aggregate investment in Entergy Nuclear Holding Company #1, Entergy Nuclear Indian Point 3, LLC, and Entergy Nuclear Fitzpatrick, LLC was approximately $169.2 million, $31.6 million, and $23.4 million, respectively.

      In September 2001, Entergy Corporation, through its wholly owned subsidiaries, Entergy Nuclear Holding Company, Entergy Nuclear Holding Company #3, Entergy Nuclear New York Investment Company III, and Entergy Nuclear Indian Point 2, LLC (an EWG), acquired from Consolidated Edison the 970 MW Indian Point 2 nuclear power plant. The Indian Point 2 plant is located in Westchester County, New York. At December 31, 2001, Entergy's aggregate investment in Entergy Nuclear Indian Point 2, LLC was approximately $625 million.

      In December 2001, Entergy Corporation, through its wholly owned subsidiaries, EWO Wind II, LLC and EWO Wind I, LLC, purchased a 99% ownership interest in Northern Iowa Windpower LLC (an EWG) that owns a 80-megawatt wind-powered generation wind farm located in northern Iowa. At December 31, 2001, Entergy's aggregate investment in Northern Iowa Windpower LLC was approximately $78.5 million.

      In June 2001, Entergy Corporation entered into various guarantees and other credit support arrangements for the benefit of Entergy Nuclear Holding Company #1 ("ENHC1") relating to a Letter of Credit Reimbursement Agreement among ENHC1, Entergy Corporation, certain other Entergy subsidiaries, and various banks. At December 31, 2001, Entergy's net exposure under such commitments totaled approximately $169.1 million.

     In June 2001, Entergy Corporation entered into a guarantee for the benefit of Entergy International Ltd., LLC ("EIL") relating to a Letter of Credit Reimbursement Agreement among EIL, Entergy Corporation, and Barclays Bank PLC. At December 31, 2001, the underlying guaranteed obligations of EIL were fully cash collateralized, so that Entergy had no net exposure under such guarantee.

     Pursuant to Agreement dated January 25, 2000, between Entergy Corporation and Entergy Trading and Marketing Ltd. ("ET&M"), which was subsequently assigned by ET&M to Entergy Power Development Corporation ("EPDC"), Entergy Corporation committed to issue guarantees for the benefit of EPDC, from time to time, up to an aggregate amount of $75 million at any time outstanding. As of December 31, 2001, there are no guarantees outstanding under this agreement.

     In May 2001, Entergy Corporation entered into a guaranty agreement with Turbine Trust 1 and other secured parties, for the benefit of EPDC, guaranteeing the obligations of EPDC under a Master Lease Agreement and related documents up to an aggregate limit of $309 million, including a Supplemental Allocation in the amount of $84 million relating to the Harrison County project currently under construction.

     In September, 2001, Entergy International Holdings, Ltd, LLC ("EIHL") guaranteed certain of the obligations of Entergy Nuclear Indian Point 2 LLC ("ENIP2") to Consolidated Edison Company of New York, Inc, up to an aggregate limit of $10 million.

     At December 31, 2001, EIHL had entered into a guaranty agreement with American Nuclear Insurers, guaranteeing the obligations of ENIP2, Entergy Nuclear Indian Point 3, LLC and Entergy Nuclear Fitzpatrick, LLC to pay any retrospective premium obligations that may become due from those companies.

     At December 31, 2001, Entergy Corporation had entered into a guaranty agreement with Calpine UK Holdings Limited ("CUKHL") and Saltend Cogeneration Limited ("SCCL") guaranteeing the obligations (i) of Entergy Power Saltend, Ltd ("EPSL") to CUKHL under the Share Sale and Purchase Agreement (relating to the sale by EPSL of its ownership interest in SCCL) and the related Tax Deed of Covenant, and (ii) of EPDC to SCCL under an Outstanding Works Agreement entered between such companies.

     In December, 2001, Entergy Corporation issued a guaranty of the obligations of EWO Wind I LLC (subject to a $95 million limit of liability) under a Loan Agreement. As of December 31, 2001, the total outstanding indebtedness under the Loan Agreement was $78,566,378.

     In August, 2001, Entergy Corporation had issued a guaranty to Vermont Yankee Nuclear Power Corporation ("VYNPC") guaranteeing Entergy Nuclear Vermont Yankee LLC's obligation under an August 15, 2001 Purchase and Sale Agreement to pay the $180 million purchase price for the Vermont Nuclear Plant Station and related assets.

      As of December 31, 2001, Entergy Power Marketing Corporation had entered into a guarantee agreement with NYPA for FitzPatrick and Indian Point 3 guaranteeing certain contractual obligations up to an aggregate amount of $20 million. Entergy Corporation has assumed financial responsibility for this guaranty pursuant to an Amended and Restated Parent Company Indemnity Agreement, dated as of 5/26/00, between Entergy and Koch Energy, Inc.

      At December 31, 2001, Entergy-Koch Trading, L.P. had a guarantee agreement with NYPA for FitzPatrick and Indian Point 3 guaranteeing certain contractual obligations up to a maximum amount of $20 million.

      Reference is hereby made to the application for EWG determination or Notification of Foreign Utility Company Status on Form U-57 filed in respect to each EWG or FUCO identified in this Form U5S in which Entergy owned an interest at December 31, 2001 for the business address of such EWG or FUCO. See "Item 1 - System Companies and Investments Therein as of December 31, 2001" for information concerning the System companies owning interests in such EWGs and FUCOs and the nature of the interest held.

Part I(b); Part I(c); and Part I(d) are being filed pursuant to Rule
104.


ITEM 9.  Part II

  See Exhibits H and I.


ITEM 9.  Part III is being filed pursuant to Rule 104.

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS

     Financial statements and financial statement schedules filed as part of the annual report, pursuant to requirements of the Public Utility Holding Company Act of 1935.


FINANCIAL STATEMENTS                                      PAGE NO.

*Independent Auditors' Consent                              S-1

Entergy Corporation and Subsidiaries:
 *Consolidating Statement of Income (Loss) for the Year     S-2
   Ended December 31, 2001
 *Consolidating Statement of Cash Flows for the Year Ended  S-6
   December 31, 2001
 *Consolidating Balance Sheet as of December 31, 2001       S-10
 *Consolidating Statement of Retained Earnings for the Year S-18
   Ended December 31, 2001

Entergy Gulf States Corporation and Subsidiaries:
 *Consolidating Statement of Income (Loss) for the Year     S-22
   Ended December 31, 2001
 *Consolidating Statement of Cash Flows for the Year Ended  S-24
   December 31, 2001
 *Consolidating Balance Sheet as of December 31, 2001       S-25
 *Consolidating Statement of Retained Earnings for the Year S-26
   Ended December 31, 2001

Statutory Subsidiary, accounted for as an equity investment, the
 Accounts of which are not included in the foregoing Consolidating Statements of Entergy Corporation and Subsidiaries:
  The Arklahoma Corporation:
 *Statement of Operations and Retained Earnings,
  Years Ended November 30, 2001 and 2000                    S-28
 *Statements of Cash Flows, Years Ended
  November 30, 2001 and 2000                                S-29
 *Balance Sheets, November 30, 2001 and 2000                S-30
 *Notes to Financial Statements, November 30, 2001 and 2000 S-31

  * Letter, dated April 25, 2002, regarding payment of nuclear liability insurance premiums by Entergy System companies.


      The following financial information indicated by an asterisk is filed herewith. The balance of the financial information has heretofore been filed with the Securities and Exchange Commission in the file numbers indicated and is incorporated herein by reference.

ENTERGY CORPORATION

      Independent Auditors' Report and Notes to Consolidated Financial Statements of Entergy Corporation (Reference is made to information under the headings "Independent Auditors' Report" and "Notes to Consolidated Financial Statements," contained in Entergy Corporation's 2001 Financial Statements included in the Form 10-K for the year ended December 31, 2001, in File No. 1-11299).

      Financial Statement Schedules of Entergy Corporation (Referred to in Item 14(a)2 to Form 10-K for the year ended December 31, 2001, in File No. 1-11299 and included in such Form 10-K).


ENTERGY ARKANSAS

      Independent Auditors' Report and Notes to Financial Statements of Entergy Arkansas (Reference is made to information under the headings "Independent Auditors' Report" and "Notes to Financial Statements" contained in Entergy Arkansas' 2001 Financial Statements included in the Form 10-K for the year ended December 31, 2001, in File No. 1-10764).

      Financial Statement Schedules of Entergy Arkansas (Referred to in
Item 14(a)2 to Form 10-K for the year ended December 31, 2001, in File No. 1-10764 and included in such Form 10-K).


ENTERGY GULF STATES

      Independent Auditors' Report and Notes to Financial Statements of Entergy Gulf States (Reference is made to information under the headings "Independent Auditors' Report" and "Notes to Financial Statements" contained in Entergy Gulf States' 2001 Financial Statements included in the Form 10-K for the year ended December 31, 2001, in File No. 1-27031).

      Financial Statement Schedules of Entergy Gulf States (Referred to in Item 14(a)2 to Form 10-K for the year ended December 31, 2001, in File No. 1-27031 and included in such Form 10-K).


ENTERGY LOUISIANA

      Independent Auditors' Report and Notes to Financial Statements of Entergy Louisiana (Reference is made to information under the headings "Independent Auditors' Report" and "Notes to Financial Statements" contained in Entergy Louisiana's 2001 Financial Statements included in the Form 10-K for the year ended December 31, 2001, in File No. 1-
8474).

     Financial Statement Schedules of Entergy Louisiana (Referred to in
Item 14(a)2 to Form 10-K for the year ended December 31, 2001, in File No. 1-8474 and included in such Form 10-K).


ENTERGY MISSISSIPPI

      Independent Auditors' Report and Notes to Financial Statements of Entergy Mississippi (Reference is made to information under the headings " Independent Auditors' Report" and "Notes to Financial
Statements," contained in Entergy Mississippi's 2001 Financial Statements included in the Form 10-K for the year ended December 31, 2001, in File No. 0-320).

      Financial Statement Schedules of Entergy Mississippi (Referred to in Item 14(a)2 to Form 10-K for the year ended December 31, 2001, in File No. 0-320 and included in such Form 10-K).


ENTERGY NEW ORLEANS

      Independent Auditors' Report and Notes to Financial Statements of Entergy New Orleans (Reference is made to information under the headings " Independent Auditors' Report" and "Notes to Financial
Statements," contained in Entergy New Orleans' 2001 Financial Statements included in the Form 10-K for the year ended December 31, 2001, in File No. 0-5807).

      Financial Statement Schedules of Entergy New Orleans (Referred to in Item 14(a)2 to Form 10-K for the year ended December 31, 2001, in File No. 0-5807 and included in such Form 10-K).


SYSTEM ENERGY

      Independent Auditors' Report and Notes to Financial Statements of System Energy (Reference is made to information under the headings "Independent Auditors' Report" and "Notes to Financial Statements," contained in System Energy's 2001 Financial Statements included in the Form 10-K for the year ended December 31, 2001, in File No. 1-9067).

      Financial  Statement Schedules of System Energy (Referred  to  in
Item 14(a)2 to Form 10-K for the year ended December 31, 2001, in File No. 1-9067 and included in such Form 10-K).


ENTERGY CORPORATION SYSTEM COMPANIES

A-1    Entergy  Corporation's Annual Report on Form 10-K for  the  year ended December 31, 2001 (Incorporated herein by reference from File No.
1-11299).

A-2    Entergy Arkansas' Annual Report on Form 10-K for the year  ended
December  31, 2001 (Incorporated herein by reference from File  No.  1-
10764).

A-3    Entergy  Gulf States' Annual Report on Form 10-K  for  the  year ended December 31, 2001 (Incorporated herein by reference from File No.
1-27031).

A-4   Entergy Louisiana's Annual Report on Form 10-K for the year ended
December  31, 2001 (Incorporated herein by reference from File  No.  1-
8474).

A-5    Entergy  Mississippi's Annual Report on Form 10-K for  the  year ended December 31, 2001 (Incorporated herein by reference from File No.
0-320).

A-6    Entergy  New Orleans' Annual Report on Form 10-K  for  the  year ended December 31, 2001 (Incorporated herein by reference from File No.
0-5807).

A-7    System  Energy's Annual Report on Form 10-K for the  year  ended
December  31, 2001 (Incorporated herein by reference from File  No.  1-
9067).


ENTERGY CORPORATION

B-1(a)     Certificate  of  Incorporation  of  Entergy  Corporation  as
executed December 31, 1993 (A-1(a) to Rule 24 Certificate in 70-8059).

B-1(b)     By-Laws of Entergy Corporation as amended January 29,  1999, and as presently in effect (4.2 to Form S-8 in 333-75097).


ENTERGY ARKANSAS

B-2(a)     Amended  and Restated Articles of Incorporation  of  Entergy
Arkansas effective November 12, 1999 (3(i)(c)1 to Form 10-K for the year ended December 31, 1999 in 1-10764).

B-2(b)    By-Laws of Entergy Arkansas effective November 26, 1999,  and as presently in effect (3(ii)(c) to Form 10-K for the year ended December 31, 1999 in 1-10764).


ENTERGY ENTERPRISES, INC.

B-3(a)           Restated   Articles   of  Incorporation   of   Entergy
Enterprises, Inc., as in effect December 28, 1992 (B-3(a) to Form U5S for the year ended December 31, 1997).

B-3(b)              By-Laws of Entergy Enterprises, Inc., as amended as
of  July  17, 1990 and currently in effect (A-6(a) to Form U-1  in  70-
7947).


ENTERGY LOUISIANA

B-4(a)          Amended  and  Restated  Articles  of  Incorporation  of
Entergy Louisiana effective November 15, 1999 (3(a) to Form S-3 in 333-
93683).

B-4(b)    By-Laws of Entergy Louisiana effective November 26, 1999, and as presently in effect (3(b) to Form S-3 in 333-93683).


ENTERGY MISSISSIPPI

B-5(a)     Amended  and Restated Articles of Incorporation  of  Entergy
Mississippi effective November 12, 1999 (3(i)(f)1 to Form 10-K for the year ended December 31, 1999 in 0-320).

B-5(b)     By-Laws of Entergy Mississippi effective November 26,  1999, and as presently in effect (3(ii)(f) to Form 10-K for the year ended December 31, 1999 in 0-320).


ENTERGY NEW ORLEANS

B-6(a) Amended and Restated Articles of Incorporation of Entergy New Orleans effective November 15, 1999 (3(a) to Form S-3 in 333-95599).

B-6(b) By-Laws of Entergy New Orleans effective November 30, 1999, and as presently in effect (3(b) to Form S-3 in 333-95599).


SYSTEM ENERGY

B-7(a) Amended and Restated Articles of Incorporation of System Energy and amendments thereto through April 28, 1989 (A-1(a) to Form U-1 in 70-
5399).

B-7(b) By-Laws of System Energy effective July 6, 1998, and as presently in effect (3(f) to Form 10-Q for the quarter ended June 30, 1998 in 1-9067).


ENTERGY SERVICES

B-8(a) Certificate of Amendment of Certificate of Incorporation of Entergy Services, as executed May 5, 1998 (B-8(a) to Form U5S for the year ended December 31, 1998).

B-8(b) By-Laws of Entergy Services, as of July 6, 1999, and as presently in effect (B-8(b) to Form U5S for the year ended December 31, 1999).


SYSTEM FUELS, INC.

B-9(a) Articles of Incorporation of System Fuels, Inc., as executed January 3, 1972 (A-1 to Form U-1 in 70-5015).

B-9(b) By-Laws of System Fuels, Inc., as of July 12, 1999, and as presently in effect (B-9(b) to Form U5S for the year ended December 31, 1999).


ENTERGY OPERATIONS, INC.

B-10(a)          Restated  Certificate  of  Incorporation  of   Entergy
Operations, Inc., effective June 8, 1990 (A-1(b) to Rule 24 Certificate in 70-7679).

B-10(b)    By-Laws of Entergy Operations, Inc., as of August 23,  1999,
and as presently in effect (B-10(b) to Form U5S for the year ended December 31, 1999).


ENTERGY POWER, INC.

B-11(a)        Restated Certificate of Incorporation of Entergy  Power,
Inc., effective August 20, 1990 (B-11(a) to Form U5S for the year ended December 31, 1999).

B-11(b)        By-Laws of Entergy Power, Inc., as amended as of October
26, 1995 and currently in effect (B-11(b) to Form U5S for the year ended December 31, 1999).


ENTERGY POWER DEVELOPMENT CORPORATION

B-12(a)    Certificate  of Incorporation of Entergy  Power  Development
Corporation, as executed December 9, 1992 (B-14(a) to Form U5S for the year ended December 31, 1992).

B-12(b)         By-Laws  of Entergy Power Development  Corporation,  as
amended as of October 26, 1995 and currently in effect (B-12(b) to Form U5S for the year ended December 31, 1999).


ENTERGY GULF STATES

B-13(a)         Restated  Articles  of Incorporation  of  Entergy  Gulf
States effective November 17, 1999 (3(i)(d)1 to Form 10-K for the year ended December 31, 1999 in 1-27031).

B-13(b)    By-Laws of Entergy Gulf States effective November 26,  1999, and as presently in effect (3(ii)(d) to Form 10-K for the year ended December 31, 1999 in 1-27031).


VARIBUS L.L.C.

B-14(a)    Articles  of  Conversion  of  Varibus  L.L.C.,  as  executed
November  6, 2000 (B-14(a) to Form U5S for the year ended December  31,
2000).

B-14(b)         Certificate  of  Organization  of  Varibus  L.L.C.,  as
executed November 6, 2000 (B-14(b) to Form U5S for the year ended December 31, 2000).


PRUDENTIAL OIL AND GAS L.L.C.

B-15(a)    Articles of Conversion of Prudential Oil &  Gas  L.L.C.,  as
executed November 6, 2000 (B-15(a) to Form U5S for the year ended December 31, 2000).

B-15(b)         Certificate of Organization of Prudential,  Oil  &  Gas
L.L.C., as executed November 6, 2000 (B-15(b) to Form U5S for the year ended December 31, 2000).


GSG&T, INC.

B-16(a)    Charter (Articles of Association) and Amendments thereto  of
GSG&T, Inc., as executed May 15, 1987 (B-19(a) to Form U5B).

B-16(b)         By-Laws  of  GSG&T, Inc., as of  August  10,  1998  and
currently  in  effect (B-16(b) to Form U5S for the year ended  December
31, 1998).


SOUTHERN GULF RAILWAY COMPANY

B-17(a)        Charter (Articles of Association) and Amendments thereto
of  Southern Gulf Railway Company, as executed May 6, 1993 (B-20(a)  to
Form U5B).

B-17(b)         By-Laws of Southern Gulf Railway Company, as of  August
10, 1998 and currently in effect (B-17(b) to Form U5S for the year ended December 31, 1998).


ENTERGY TECHNOLOGY HOLDING COMPANY

B-18(a)         Certificate  of  Incorporation  of  Entergy  Technology
Holding Company, as executed February 12, 1996 (B-22(a) to Form U5S for the year ended December 31, 1996).

B-18(b)   By-Laws of Entergy Technology Holding Company, as of February
12, 1996 and currently in effect (B-22(a) to Form U5S for the year ended December 31, 1996).


ENTERGY POWER GENERATION CORPORATION

*B-19(a)       Certificate of Amendment of Certificate of Incorporation
of Entergy Power Generation Corporation, as executed March 23, 2001.

B-19(b)        By-Laws of Entergy Power Generation Corporation,  as  of
December 26, 1996 and currently in effect (B-21(b) to Form U5S for the year ended December 31, 1997).


ENTERGY HOLDINGS, INC.

B-20(a)        Certificate of Amendment of Certificate of Incorporation
of Entergy Holdings, Inc., as executed January 25, 1999 (B-24(a) to Form U5S for the year ended December 31, 1999).

B-20(b)    By-Laws of Entergy Holdings, Inc., as amended  November  30,
1998 and currently in effect (B-24(b) to Form U5S for the year ended December 31, 1998).


ENTERGY NUCLEAR, INC.

B-21(a)         Certificate of Incorporation of Entergy Nuclear,  Inc.,
as executed April 10, 1996 (B-25(a) to Form U5S for the year ended December 31, 1998).

B-21(b)         By-Laws of Entergy Nuclear, Inc., as amended  September
10, 1998 and currently in effect (B-25(b) to Form U5S for the year ended December 31, 1998).


ENTERGY OPERATIONS SERVICES, INC.

B-22(a)        Certificate of Amendment of Certificate of Incorporation
of Entergy Operations Services, Inc., as executed July 9, 1996 (B-26(a) to Form U5S for the year ended December 31, 1998).

B-22(b)        By-Laws of Entergy Operations Services, Inc., as amended
October 9, 1998 and currently in effect (B-26(b) to Form U5S for the year ended December 31, 1998).


ENTERGY NUCLEAR HOLDING COMPANY # 1

B-23(a)        Certificate of Amendment of Certificate of Incorporation
of Entergy Nuclear Holding Company #1, as executed November 15, 2000 (B-25(a) to Form U5S for the year ended December 31, 2000).

B-23(b)         By-Laws  of  Entergy Nuclear  Holding  Company  #1,  as
amended July 6, 1999 and currently in effect (B-27(b) to Form U5S for the year ended December 31, 1999).


ENTERGY NUCLEAR HOLDING COMPANY # 2

B-24(a)         Certificate of Incorporation of Entergy Nuclear Holding
Company #2, as executed May 9, 2000 (B-26(a) to Form U5S for the year ended December 31, 2000).

B-24(b)        By-Laws of Entergy Nuclear Holding Company #2, as of May
9, 2000 and currently in effect (B-26(b) to Form U5S for the year ended December 31, 2000).


ENTERGY NUCLEAR HOLDING COMPANY

*B-25(a)       Certificate of Incorporation of Entergy Nuclear  Holding
Company, as executed August 31, 2001.

B-25(b)         By-Laws  of  Entergy Nuclear  Holding  Company,  as  of
October 24, 2000 and currently in effect (B-28(b) to Form U5S for the year ended December 31, 2000).


ENTERGY RETAIL HOLDING COMPANY

B-26(a)         Certificate of Incorporation of Entergy Retail  Holding
Company, as executed August 23, 2000 (B-29(a) to Form U5S for the year ended December 31, 2000).

B-26(b)        By-Laws of Entergy Retail Holding Company, as of  August
23, 2000 and currently in effect (B-29(b) to Form U5S for the year ended December 31, 2000).


ENTERGY VENTURES HOLDING COMPANY, INC.

B-27(a)        Certificate of Incorporation of Entergy Ventures Holding
Company, Inc., as executed November 3, 2000 (B-30(a) to Form U5S for the year ended December 31, 2000).

B-27(b)        By-Laws of Entergy Ventures Holding Company, Inc., as of
November 3, 2000 and currently in effect (B-30(b) to Form U5S for the year ended December 31, 2000).


ENTERGY RESOURCES, INC.

B-28(a)        Certificate of Amendment of Certificate of Incorporation
of Entergy Resources, Inc., as executed July 26, 2000 (B-31(a) to Form U5S for the year ended December 31, 2000).

B-28(b)        By-Laws of Entergy Resources, Inc., as of July 26,  2000
and currently in effect (B-31(b) to Form U5S for the year ended December 31, 2000).


ENTERGY POWER GAS HOLDINGS CORPORATION

B-29(a)         Certificate  of  Incorporation  of  Entergy  Power  Gas
Holdings Corporation, as executed June 15, 2000 (B-32(a) to Form U5S for the year ended December 31, 2000).

B-29(b)        By-Laws of Entergy Power Gas Holdings Corporation, as of
June 15, 2000 and currently in effect (B-32(b) to Form U5S for the year ended December 31, 2000).


ENTERGY PROCUREMENT EXCHANGE HOLDING CORPORATION

B-30(a)         Certificate  of  Incorporation of  Entergy  Procurement
Exchange Holding Corporation, as executed May 30, 2000 (B-33(a) to Form U5S for the year ended December 31, 2000).

B-30(b)          By-Laws   of  Entergy  Procurement  Exchange   Holding
Corporation, as of May 30, 2000 and currently in effect (B-33(b) to Form U5S for the year ended December 31, 2000).


ENTERGY INTERNATIONAL HOLDING LTD., LLC

B-31(a)         Amendment  No.  1  to  the  Limited  Liability  Company
Agreement of Entergy International Holdings Ltd., LLC, as executed March 12, 1998 (B-34(a) to Form U5S for the year ended December 31,
2000).


ENTERGY GLOBAL POWER OPERATIONS CORPORATION

B-32(a)         Certificate  of Incorporation of Entergy  Global  Power
Operations Corporation, as executed December 31, 1997 (B-35(a) to Form U5S for the year ended December 31, 2000).

B-32(b)         By-Laws of Entergy Global Power Operations Corporation,
as of December 31, 1997 and currently in effect (B-35(b) to Form U5S for the year ended December 31, 2000).


ENTERGY POWER HOLDINGS USA CORPORATION

B-33(a)         Certificate of Incorporation of Entergy Power  Holdings
USA Corporation, as executed February 24, 1999 (B-36(a) to Form U5S for the year ended December 31, 2000).

B-33(b)        By-Laws of Entergy Power Holdings USA Corporation, as of
February 24, 1999 and currently in effect (B-36(b) to Form U5S for the year ended December 31, 2000).


ENTERGY POWER E&C CORPORATION

B-34(a)         Certificate  of  Incorporation  of  Entergy  Power  E&C
Corporation, as executed August 30, 2000 (B-37(a) to Form U5S for the year ended December 31, 2000).

B-34(b)         By-Laws of Entergy Power E&C Corporation, as of  August
30, 2000 and currently in effect (B-37(b) to Form U5S for the year ended December 31, 2000).


ENTERGY GLOBAL TRADING HOLDINGS, LTD.

*B-35(a)   Certificate  of  Incorporation  of  Entergy  Global  Trading
Holdings, Ltd., as executed April 30, 1998.


EWO MARKETING HOLDING, LLC

*B-36(a)   Amended and Restated Limited Liability Company Agreement  of
EWO Marketing Holding, LLC, as executed March 19, 2001.


ENTERGY PTB HOLDING COMPANY

*B-37(a)   Certificate of Incorporation of Entergy PTB Holding Company,
as executed March 1, 2001.

*B-37(b)   By-Laws of Entergy PTB Holding Company, as of  February  28,
2001 and currently in effect.


ENTERGY THERMAL-UNO, LLC

*B-38(a)   Limited Liability Company Agreement of Entergy  Thermal-UNO,
LLC, as executed July 16, 2001.


ENTERGY NUCLEAR FINANCE HOLDING, INC.

*B-39(a)        Amended  and  Restated  Articles  of  Incorporation  of
Entergy Nuclear Finance Holding Company, as executed August 24, 2001.

*B-39(b)        By-laws of Entergy Nuclear Finance Holding Company,  as
of August 17, 2001 and currently in effect.


ENTERGY CORPORATION

C-1(a) See C-2(a) through C-7(e) below for instruments defining the rights of holders of long-term debt of Entergy Arkansas, Entergy Gulf States, Entergy Louisiana, Entergy Mississippi, Entergy New Orleans and System Energy.

C-1(b) Third Amended and Restated Credit Agreement, dated as of May 17, 2001, among Entergy, the Banks (Citibank, N.A., ABN AMRO Bank N.V., The Bank of New York, Bayerische Hypo-und Vereinsbank AG (New York Branch), The Industrial Bank of Japan, Ltd., The Fuji Bank, Limited, Bayerische Landesbank Girozentrale, The Chase Manhattan Bank, The Royal Bank of Scotland PLC, The Bank of Nova Scotia, Bank One, N.A., Barclays Bank PLC, Mellon Bank, N.A., Royal Bank of Canada, Union Bank of California, N.A., IntesaBCI (Los Angeles Foreign Branch), KBC Bank N.V., and Westdeutsche Landesbank Girozentrale), and Citibank, N.A., as Agent (4(a) to Form 10-Q for the quarter ended June 30, 2001 in 1-11299).

C-1(c)    Assumption Agreement, dated July 12, 2001, among First  Union
National Bank, as Additional Lender, Entergy and Citibank N.A., as Agent (5(a) to Rule 24 Certificate dated November 6, 2001 in 70-9749).


ENTERGY ARKANSAS

*C-2(a)    Mortgage and Deed of Trust, dated as of October 1, 1944,  as amended by fifty-six Supplemental Indentures (Filed, respectively, as the exhibits and in the file numbers indicated: 7(d) in 2-5463 (Mortgage); 7(b) in 2-7121 (First); 7(c) in 2-7605 (Second); 7(d) in 2-
8100 (Third); 7(a)-4 in 2-8482 (Fourth); 7(a)-5 in 2-9149 (Fifth); 4(a)-
6  in  2-9789 (Sixth); 4(a)-7 in 2-10261 (Seventh); 4(a)-8  in  2-11043
(Eighth); 2(b)-9 in 2-11468 (Ninth); 2(b)-10 in 2-15767 (Tenth);  D  in
70-3952   (Eleventh);  D  in  70-4099  (Twelfth);   4(d)   in   2-23185
(Thirteenth);   2(c)   in  2-24414  (Fourteenth);   2(c)   in   2-25913
(Fifteenth);   2(c)   in   2-28869   (Sixteenth);   2(d)   in   2-28869
(Seventeenth);   2(c)  in  2-35107  (Eighteenth);   2(d)   in   2-36646
(Nineteenth); 2(c) in 2-39253 (Twentieth); 2(c) in 2-41080 (Twenty-first); C-1 to Rule 24 Certificate in 70-5151 (Twenty-second); C-1 to Rule 24 Certificate in 70-5257 (Twenty-third); C to Rule 24 Certificate in 70-5343 (Twenty-fourth); C-1 to Rule 24 Certificate in 70-5404 (Twenty-fifth); C to Rule 24 Certificate in 70-5502 (Twenty-sixth); C-1 to Rule 24 Certificate in 70-5556 (Twenty-seventh); C-1 to Rule 24 Certificate in 70-5693 (Twenty-eighth); C-1 to Rule 24 Certificate in
70-6078   (Twenty-ninth);  C-1  to  Rule  24  Certificate  in   70-6174
(Thirtieth); C-1 to Rule 24 Certificate in 70-6246 (Thirty-first); C-1 to Rule 24 Certificate in 70-6498 (Thirty-second); A-4b-2 to Rule 24 Certificate in 70-6326 (Thirty-third); C-1 to Rule 24 Certificate in 70-6607 (Thirty-fourth); C-1 to Rule 24 Certificate in 70-6650 (Thirty-fifth); C-1 to Rule 24 Certificate, dated December 1, 1982, in 70-6774 (Thirty-sixth); C-1 to Rule 24 Certificate, dated February 17, 1983, in 70-6774 (Thirty-seventh); A-2(a) to Rule 24 Certificate, dated December 5, 1984, in 70-6858 (Thirty-eighth); A-3(a) to Rule 24 Certificate in
70-7127   (Thirty-ninth);  A-7  to  Rule  24  Certificate  in   70-7068
(Fortieth); A-8(b) to Rule 24 Certificate, dated July 6, 1989, in 70-7346 (Forty-first); A-8(c) to Rule 24 Certificate, dated February 1, 1990, in 70-7346 (Forty-second); 4 to Form 10-Q for the quarter ended September 30, 1990, in 1-10764 (Forty-third); A-2(a) to Rule 24 Certificate, dated November 30, 1990, in 70-7802 (Forty-fourth); and A-2(b) to Rule 24 Certificate, dated January 24, 1991, in 70-7802 (Forty-fifth); and 4(d)(2) in 33-54298 (Forty-sixth) 4(c)(2) to Form 10-K for the year ended December 31, 1992 in 1-10764 (Forty-seventh); 4(b) to Form 10-Q for the quarter ended June 30, 1993 in 1-10764 (Forty-eighth); 4(c) to Form 10-Q for the quarter ended June 30, 1993 in 1-10764 (Forty-ninth); 4(b) to Form 10-Q for the quarter ended September 30, 1993 in 1-10764 (Fiftieth); 4(c) to Form 10-Q for the quarter ended September 30, 1993 in 1-10764 (Fifty-first); 4(a) to Form 10-Q for the quarter ended June 30, 1994 (Fifty-second); C-2 to Form U5S for the year ended December 31, 1995 (Fifty-third); C-2(a) to Form U5S for the year ended December 31, 1996 (Fifty-fourth); 4(a) to Form 10-Q for the quarter ended March 31, 2000 in 1-10764 (Fifty-fifth); and 4(a) to Form 10-Q for the quarter ended September 30, 2001 in 1-10764 (Fifty-sixth); and (Fifty-seventh).

C-2(b) Indenture for Unsecured Subordinated Debt Securities relating to Trust Securities between Entergy Arkansas and Bank of New York (as Trustee), dated as of August 1, 1996 (A-1(a) to Rule 24 Certificate dated August 26, 1996 in 70-8723).

C-2(c)     Amended  and  Restated Trust Agreement of  Entergy  Arkansas
Capital I, dated as of August 14, 1996 (A-3(a) to Rule 24 Certificate dated August 26, 1996 in 70-8723).

C-2(d) Guarantee Agreement between Entergy Arkansas (as Guarantor) and The Bank of New York (as Trustee), dated as of August 14, 1996, with respect to Entergy Arkansas Capital I's obligations on its 8 1/2% Cumulative Quarterly Income Preferred Securities, Series A (A-4(a) to Rule 24 Certificate dated August 26, 1996 in 70-8723).


ENTERGY LOUISIANA

C-3(a) Mortgage and Deed of Trust, dated as of April 1, 1944, as amended by fifty-six Supplemental Indentures (Filed, respectively, as
the  exhibits  and  in  the  file numbers indicated:   7(d)  in  2-5317
(Mortgage); 7(b) in 2-7408 (First); 7(c) in 2-8636 (Second); 4(b)-3  in
2-10412 (Third); 4(b)-4 in 2-12264 (Fourth); 2(b)-5 in 2-12936 (Fifth);
D  in  70-3862  (Sixth); 2(b)-7 in 2-22340 (Seventh); 2(c)  in  2-24429
(Eighth);  4(c)-9 in 2-25801 (Ninth); 4(c)-10 in 2-26911 (Tenth);  2(c)
in 2-28123 (Eleventh); 2(c) in 2-34659 (Twelfth); C to Rule 24 Certificate in 70-4793 (Thirteenth); 2(b)-2 in 2-38378 (Fourteenth); 2(b)-2 in 2-39437 (Fifteenth); 2(b)-2 in 2-42523 (Sixteenth); C to Rule 24 Certificate in 70-5242 (Seventeenth); C to Rule 24 Certificate in 70-5330 (Eighteenth); C-1 to Rule 24 Certificate in 70-5449 (Nineteenth); C-1 to Rule 24 Certificate in 70-5550 (Twentieth); A-6(a) to Rule 24 Certificate in 70-5598 (Twenty-first); C-1 to Rule 24 Certificate in 70-5711 (Twenty-second); C-1 to Rule 24 Certificate in 70-5919 (Twenty-third); C-1 to Rule 24 Certificate in 70-6102 (Twenty-fourth); C-1 to
Rule  24  Certificate  in  70-6169  (Twenty-fifth);  C-1  to  Rule   24
Certificate in 70-6278 (Twenty-sixth); C-1 to Rule 24 Certificate in 70-6355 (Twenty-seventh); C-1 to Rule 24 Certificate in 70-6508 (Twenty-eighth); C-1 to Rule 24 Certificate in 70-6556 (Twenty-ninth); C-1 to Rule 24 Certificate in 70-6635 (Thirtieth); C-1 to Rule 24 Certificate in 70-6834 (Thirty-first); C-1 to Rule 24 Certificate in 70-6886 (Thirty-second); C-1 to Rule 24 Certificate in 70-6993 (Thirty-third); C-2 to Rule 24 Certificate in 70-6993 (Thirty-fourth); C-3 to Rule 24 Certificate in 70-6993 (Thirty-fifth); A-2(a) to Rule 24 Certificate in 70-7166 (Thirty-sixth); A-2(a) to Rule 24 Certificate in 70-7226 (Thirty-seventh); C-1 to Rule 24 Certificate in 70-7270 (Thirty-eighth)); 4(a) to Quarterly Report on Form 10-Q for the quarter ended June 30, 1988, in 1-8474 (Thirty-ninth); A-2(b) to Rule 24 Certificate in 70-7553 (Fortieth); A-2(d) to Rule 24 Certificate in 70-7553 (Forty-first); A-3(a) to Rule 24 Certificate, in 70-7822 (Forty-second); A-3(b) to Rule 24 Certificate in 70-7822 (Forty-third); A-2(b) to Rule 24
Certificate  in  70-7822  (Forty-fourth);  and  A-3(c)   to   Rule   24
Certificate in 70-7822 (Forty-fifth); A-2(c) to Rule 24 Certificate dated April 7, 1993 in 70-7822 (Forty-sixth); A-3(d) to Rule 24 Certificate dated June 4, 1993 in 70-7822 (Forth-seventh); A-3(e) to Rule 24 Certificate dated December 21, 1993 in 70-7822 (Forty-eighth); A-3(f) to Rule 24 Certificate dated August 1, 1994 in 70-7822 (Forty-ninth); A-4(c) to Rule 24 Certificate dated September 28, 1994 in 70-7653 (Fiftieth); A-2(a) to Rule 24 Certificate dated April 4, 1996 in 70-8487 (Fifty-first); A-2(a) to Rule 24 Certificate dated April 3, 1998 in 70-9141 (Fifty-second); A-2(b) to Rule 24 Certificate dated April 9, 1999 in 70-9141 (Fifty-third); A-3(a) to Rule 24 Certificate dated July 6, 1999 in 70-9141 (Fifty-fourth); A-2(c) to Rule 24 Certificate dated June 2, 2000 in 70-9141 (Fifty-fifth); and A-2(d) to Rule 24 Certificate dated April 4, 2002 in 70-9141 (Fifty-sixth)).

C-3(b) Facility Lease No. 1, dated as of September 1, 1989, between First National Bank of Commerce, as Owner Trustee, and Entergy La. (4(c)-1 in 33-30660).

C-3(c) Facility Lease No. 2, dated as of September 1, 1989, between First National Bank of Commerce, as Owner Trustee, and Entergy La. (4(c)-2 in 33-30660).

C-3(d) Facility Lease No. 3, dated as of September 1, 1989, between First National Bank of Commerce, as Owner Trustee, and Entergy La. (4(c)-3 in 33-30660).

C-3(e)    Indenture for Unsecured Subordinated Debt Securities relating to Trust Securities, dated as of July 1, 1996 (A-14(a) to Rule 24 Certificate dated July 25, 1996 in 70-8487).

C-3(f)     Amended  and Restated Trust Agreement of  Entergy  Louisiana
Capital I dated July 16, 1996 of Series A Preferred Securities (A-16(a) to Rule 24 Certificate dated July 25, 1996 in 70-8487).

C-3(g)     Guarantee  Agreement  between Entergy  Louisiana,  Inc.  (as
Guarantor) and The Bank of New York (as Trustee) dated as of July 16, 1996 with respect to Entergy Louisiana Capital I's obligation on its 9% Cumulative Quarterly Income Preferred Securities, Series A (A-19(a) to Rule 24 Certificate dated July 25, 1996 in 70-8487).


ENTERGY MISSISSIPPI

C-4(a) Mortgage and Deed of Trust, dated as of February 1, 1988, as amended by sixteen Supplemental Indentures (Filed, respectively, as the exhibits and in the file numbers indicated: A-2(a)-2 to Rule 24 Certificate in 70-7461 (Mortgage); A-2(b)-2 to Rule 24 Certificate in 70-7461 (First); A-5(b) to Rule 24 Certificate in 70-7419 (Second); A-4(b) to Rule 24 Certificate in 70-7554 (Third); A-1(b)-1 to Rule 24 Certificate in 70-7737 (Fourth); A-2(b) to Rule 24 Certificate in 70-7914 (Fifth); A-2(e) to Rule 24 Certificate in 70-7914 (Sixth); A-2(g) to Form U-1 in 70-7914 (Seventh); A-2(i) to Rule 24 Certificate in 70-7914 (Eighth); A-2(j) to Rule 24 Certificate dated July 22, 1994 in 70-7914 (ninth); A-2(l) to Rule 24 Certificate dated April 21, 1995 in 70-7914 (Tenth); A-2(a) to Rule 24 Certificate dated June 27, 1997 in 70-8719 (Eleventh); A-2(b) to Rule 24 Certificate dated April 16, 1998 in 70-8719(Twelfth); A-2(c) to Rule 24 Certificate dated May 12, 1999 in 70-8719 (Thirteenth); A-3(a) to Rule 24 Certificate dated June 8, 1999 in 70-8719 (Fourteenth); A-2(d) to Rule 24 Certificate dated February 24, 2000 in 70-8719 (Fifteenth); and A-2(a) to Rule 24 Certificate dated February 9, 2001 in 70-9757 (Sixteenth)).


ENTERGY NEW ORLEANS

C-5(a) Mortgage and Deed of Trust, dated as of May 1, 1987, as amended by nine Supplemental Indentures (Filed, respectively, as the exhibits and in the file numbers indicated: A-2(c) to Rule 24 Certificate in 70-7350 (Mortgage); A-5(b) to Rule 24 Certificate in 70-7350 (First); A-4(b) to Rule 24 Certificate in 70-7448 (Second); 4(f)4 to Form 10-K for the year ended December 31, 1992 in 0-5807 (Third); 4(a) to Form 10-Q for the quarter ended September 30, 1993 in 0-5807 (Fourth); 4(a) to Form 8-K dated April 26, 1995 in 0-5807 (Fifth); 4(a) to Form 8-K dated March 22, 1996 in 0-5807 (Sixth); 4(b) to Form 10-Q for the quarter ended June 30, 1998 in 0-5807 (Seventh); 4(d) to Form 10-Q for the quarter ended June 30, 2000 in 0-5807 (Eighth); and C-5(a) to Form U5S for the year ended December 31, 2000 (Ninth)).


SYSTEM ENERGY

C-6(a) Mortgage and Deed of Trust, dated as of June 15, 1977, as amended by twenty-one Supplemental Indentures (Filed, respectively, as the exhibits and in the file numbers indicated: A-1 in 70-5890 (Mortgage); B and C to Rule 24 Certificate in 70-5890 (First); B to Rule 24 Certificate in 70-6259 (Second); 20(a)-5 to Form 10-Q for the quarter ended June 30, 1981, in 1-3517 (Third); A-1(e)-1 to Rule 24 Certificate in 70-6985 (Fourth); B to Rule 24 Certificate in 70-7021 (Fifth); B to Rule 24 Certificate in 70-7021 (Sixth); A-3(b) to Rule 24 Certificate in 70-7026 (Seventh); A-3(b) to Rule 24 Certificate in 70-7158 (Eighth); B to Rule 24 Certificate in 70-7123 (Ninth); B-1 to Rule 24 Certificate in 70-7272 (Tenth); B-2 to Rule 24 Certificate in 70-7272 (Eleventh); B-3 to Rule 24 Certificate in 70-7272 (Twelfth); B-1 to Rule 24 Certificate in 70-7382 (Thirteenth); and B-2 to Rule 24 Certificate in 70-7382 (Fourteenth); A-2(c) to Rule 24 Certificate in 70-7946 (Fifteenth); A-2(c) to Rule 24 Certificate in 70-7946 (Sixteenth); A-2(d) to Rule 24 Certificate in 70-7946 (Seventeenth); A-2(e) to Rule 24 Certificate in 70-7946 (Eighteenth); A-2(g) to Rule 24 Certificate dated May 6, 1994 in 70-7946 (Nineteenth); A-2(a)(1) to Rule 24 Certificate dated August 8, 1996 in 70-8511 (Twentieth); and A-2(a)(2) to Rule 24 Certificate dated August 8, 1996 in 70-8511 (Twenty-first)).

C-6(b) Facility Lease No. 1, dated as of December 1, 1988, between Meridian Trust Company and Stephen M. Carta, (Steven Kaba, Seccessor) as Owner Trustees, and System Energy (B-2(c)(1) to Rule 24 Certificate, dated January 9, 1989, in 70-7561), as supplemented by Lease Supplement No. 1 dated as of April 1, 1989 (B-22(b) (1) to Rule 24 Certificate dated April 21, 1989 in 70-7561) and Lease Supplement No. 2 dated as of January 1, 1994 (B-3(d) to Rule 24 Certificate dated January 31, 1994 in 70-8215).

C-6(c) Facility Lease No. 2, dated as of December 1, 1988, between Meridian Trust Company and Stephen M. Carta, as Owner Trustees, and System Energy (B-2(c)(2) to Rule 24 Certificate, dated January 9, 1989, in 70-7561), as supplemented by Lease Supplement No. 1 dated as of April 1, 1989 (B-22(b) (2) to Rule 24 Certificate dated April 21, 1989 in 70-7561) and Lease Supplement No. 2 dated as of January 1, 1994 (B-4(d) Rule 24 Certificate dated January 31, 1994 in 70-8215).


ENTERGY GULF STATES

C-7(a) Indenture of Mortgage, dated September 1, 1926, as amended by certain Supplemental Indentures (B-a-I-1 in 2-2449 (Mortgage); 7-A-9 in 2-6893 (Seventh); B to Form 8-K dated September 1, 1959 (Eighteenth); B to Form 8-K dated February 1, 1966 (Twenty-second); B to Form 8-K dated March 1, 1967 (Twenty-third); C to Form 8-K dated March 1, 1968 (Twenty-fourth); B to Form 8-K dated November 1, 1968 (Twenty-fifth); B to Form 8-K dated April 1, 1969 (Twenty-sixth); 2-A-8 in 2-66612 (Thirty-eighth); 4-2 to Form 10-K for the year ended December 31, 1984 in 1-27031 (Forty-eighth); 4-2 to Form 10-K for the year ended December 31, 1988 in 1-27031 (Fifty-second); 4 to Form 10-K for the year ended
December 31, 1991 in 1-27031 (Fifty-third); 4 to Form 8-K dated July 29, 1992 in 1-27031 (Fifth-fourth); 4 to Form 10-K dated December 31, 1992 in 1-27031 (Fifty-fifth); 4 to Form 10-Q for the quarter ended March 31, 1993 in 1-27031 (Fifty-sixth); 4-2 to 2-76551 (Fifty-
seventh); 4(b) to Form 10-Q for the quarter ended March 31, 1999 in 1-27031 (Fifty-eighth); A-2(a) to Rule 24 Certificate dated June 23, 2000 in 70-8721 (Fifty-ninth); and A-2(a) to Rule 24 Certificate dated September 10, 2001 in 70-9751 (Sixtieth)).

C-7(b) Indenture, dated March 21, 1939, accepting resignation of The Chase National Bank of the City of New York as trustee and appointing Central Hanover Bank and Trust Company as successor trustee (B-a-1-6 in 2-4076).

C-7(c)    Indenture for Unsecured Subordinated Debt Securities relating to Trust Securities, dated as of January 15, 1997 (A-11(a) to Rule 24 Certificate dated February 6, 1997 in 70-8721).

C-7(d)     Amended and Restated Trust Agreement of Entergy Gulf  States
Capital I dated January 28, 1997 of Series A Preferred Securities (A-13(a) to Rule 24 Certificate dated February 6, 1997 in 70-8721).

C-7(e)     Guarantee  Agreement between Entergy Gulf States,  Inc.  (as
Guarantor) and The Bank of New York (as Trustee) dated as of January 28, 1997 with respect to Entergy Gulf States Capital I's obligation on its 8.75% Cumulative Quarterly Income Preferred Securities, Series A (A-14(a) to Rule 24 Certificate dated February 6, 1997 in 70-8721).


ENTERGY CORPORATION SYSTEM COMPANIES

D-1   Copy of the Middle South Utilities, Inc. and Subsidiary Companies
Intercompany Income Tax Allocation Agreement, dated April 28, 1988 (D-1 to Form U5S for the year ended December 31, 1987).

D-2 Copy of First Amendment to the Middle South Utilities, Inc. and Subsidiary Companies Intercompany Income Tax Allocation Agreement, dated January 1, 1990 (D-2 to Form U5S for the year ended December 31,
1989).

D-3 Copy of Second Amendment to the Entergy Corporation and Subsidiary Companies Intercompany Income Tax Allocation Agreement, dated January 1, 1992 (D-3 to Form U5S for the year ended December 31,
1992).

D-4   Copy of Third Amendment to the Entergy Corporation and Subsidiary
Companies Intercompany Income Tax Allocation Agreement, dated January 1, 1994 (D-3(a) to Form U5S for the year ended December 31, 1993).

D-5 Copy of Fourth Amendment to the Entergy Corporation and Subsidiary Companies Intercompany Income Tax Allocation Agreement, dated April 1, 1997 (D-5 to Form U5S for the year ended December 31,
1996).

*F Entergy Arkansas Preferred Stock Redeemed During 2001; Entergy Arkansas Long-Term Debt, including First Mortgage Bonds, Retired During 2001; Entergy Gulf States Preferred Stock Redeemed During 2001; Entergy Gulf States Long-Term Debt Retired During 2001; Entergy Louisiana Preferred Stock Redeemed During 2001; Entergy Louisiana Long-Term Debt, including First Mortgage Bonds, Retired During 2001; Entergy Mississippi Preferred Stock Redeemed During 2001; Entergy Mississippi Long-Term Debt, including First Mortgage Bonds, Retired During 2001; Entergy New Orleans Preferred Stock Redeemed During 2001; Entergy New
Orleans General & Refunding Mortgage Bonds Retired During 2001; and System Energy Long-Term Debt, including First Mortgage Bonds Retired during 2001.

H       See  "Item  1  System Companies and Investments Therein  as  of
December 31, 2001" for a copy of the organization chart of Entergy Corporation and it's subsidiaries, showing the relationship of each EWG or foreign utility in which the system holds an interest to other system companies, dated December 31, 2001.

*I-1 Independent Auditors' Report, Financial Statements and Notes to Financial Statements of Entergy Power Development Corporation for the year ended December 31, 2001 (Exhibit I-1 is being filed pursuant to Rule 104.).

*I-2 Independent Auditors' Report, Financial Statements and Notes to Financial Statements of Entergy Global Power Operations Corporation for the year ended December 31, 2001 (Exhibit I-2 is being filed pursuant to Rule 104.).

*I-3 Independent Auditors' Report, Financial Statements and Notes to Financial Statements of Entergy International Ltd. LLC for the year ended December 31, 2001 (Exhibit I-3 is being filed pursuant to Rule 104.).

*I-4 Independent Auditors' Report, Financial Statements and Notes to Financial Statements of Entergy Power Generation Corporation for the year ended December 31, 2001 (Exhibit I-4 is being filed pursuant to Rule 104.).

*I-5 Independent Auditors' Report, Financial Statements and Notes to Financial Statements of Entergy Nuclear Holding Company #1 for the year ended December 31, 2001 (Exhibit I-5 is being filed pursuant to Rule 104.).

*I-6 Independent Auditors' Report, Financial Statements and Notes to Financial Statements of Entergy Nuclear Indian Point 2 LLC for the year ended December 31, 2001 (Exhibit I-6 is being filed pursuant to Rule 104.).

_______________________

* Exhibits indicated by an asterisk preceding the exhibit number are filed herewith. The balance of the exhibits have heretofore been filed with the Securities and Exchange Commission, respectively, as the exhibits and in the file numbers indicated and are incorporated herein by reference.

The Jackson Gas Light Company, Entergy Power & Light Company and The Light, Heat and Water Company of Jackson, Mississippi are inactive companies and copies of exhibits are not included for this reason. No exhibits pertaining to ARKCO are included. (See notes (4) and (5) to Item 1 of this Form.)

                                                              EXHIBIT F

ITEM 4.    SUPPORTING SCHEDULES


       Entergy Gulf States Preferred Stock Redeemed During 2001*

                                     Shares
   Series                           Redeemed   Consideration


  NM Preferred Series 7.56%            3,499   $    349,945
  Adjustable Rate Series A            19,358      1,935,803
  Adjustable Rate Series B            26,380      2,638,038
                                      ------   ------------
                                      49,237   $  4,923,786
                                      ======   ============


  Entergy Gulf States Long-Term Debt, including First Mortgage Bonds,
                         Retired During 2001*

                                  Principal
   Series                          Amount         Consideration

  FMB  8.21% Series Due 1/1/02     $  2,079,490  $   2,079,490

  FMB  6.41% Series Due 8/1/01      122,750,000    122,750,000
                                   ------------  -------------
                                   $124,829,490  $ 124,829,490
                                   ============  =============

                                                              EXHIBIT F

        Entergy Louisiana Preferred Stock Redeemed During 2001*


                                    Shares
        Series                      Redeemed    Consideration


   Preferred Series  8.0%           350,000    $   35,000,000


   Entergy Louisiana Long-Term Debt, including First Mortgage Bonds,
                         Retired During 2001*

                               Principal
   Series                       Amount        Consideration

  FMB  7.875% Series 2001     $  18,700,000   $   18,700,000

  Waterford 3 sale/leaseback
  principal payments             16,387,756       16,387,756
                              -------------   --------------
                              $  35,087,756   $   35,087,756
                              =============   ==============




 System Energy Long Term Debt, including First Mortgage Bonds Retired
                             During 2001*


                                Principal
   Series                        Amount            Consideration

  FMB  Due 2001                  $ 135,000,000     $ 135,000,000
  Grand Gulf sale/leaseback
  principal payments                16,799,831        16,799,831
                                 -------------     -------------
                                 $ 151,799,831     $ 151,799,831
                                 =============     =============


* All retirements of securities were made in reliance on Rule 42 promulgated under the Holding Company Act.

                              SIGNATURES

The undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned, thereunto duly authorized, pursuant to the requirements of the Public Utility Holding Company Act of 1935.



                    ENTERGY CORPORATION

                    By:    /s/ Nathan E. Langston
                     Nathan E. Langston
                    Senior Vice President and Chief Accounting Officer


Dated: May 1, 2002

                     INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Entergy Corporation Annual Report (Form U5S) to the Securities and Exchange Commission, filed pursuant to the Public Utility Holding Company Act of 1935, for the year ended December 31, 2001, of our reports dated January 31, 2002, included in the combined Annual Report (Form 10-K) to the Securities and Exchange Commission of Entergy Corporation and the financial statements of its subsidiaries (Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., Entergy New Orleans, Inc. and System Energy Resources, Inc., ) for the year ended December 31, 2001.


Deloitte & Touche LLP

New Orleans, Louisiana
April 30, 2002

                  ENTERGY CORPORATION AND SUBSIDIARIES
                CONSOLIDATING STATEMENT OF INCOME (LOSS)
                     YEAR ENDED DECEMBER 31, 2001
                   (In Thousands, Except Share Data)

                                                                             INTERCOMPANY
                                                                             ELIMINATIONS
                                                                                 AND         ENTERGY      ENTERGY      ENTERGY
                                                              CONSOLIDATED   ADJUSTMENTS     ARKANSAS   GULF STATES   LOUISIANA

Operating Revenues:
     Domestic electric                                      $    7,244,827 $    2,176,470  $ 1,776,776  $ 2,590,836  $ 1,901,913
     Natural gas                                                   185,902           ....         ....       57,724         ....
     Competitive businesses                                      2,190,170     (2,089,084)        ....         ....         ....
                                                            --------------------------------------------------------------------
                      Total                                      9,620,899         87,386    1,776,776    2,648,560    1,901,913
                                                            --------------------------------------------------------------------
Operating Expenses:
     Operation:
         Fuel for electric generation
               and fuel-related expenses                         3,681,677       (887,545)     397,080    1,061,037      620,415
         Purchased power                                         1,021,432        839,892      397,885      467,196      410,435
         Nuclear refueling outage expenses                          89,145        (23,392)      28,695       11,159       12,624
         Other operation and maintenance                         2,151,742        407,511      364,409      422,667      299,532
     Decommissioning                                                 3,189           ....           13        6,247       10,422
     Taxes other than income taxes                                 399,849        (30,684)      35,186      118,670       77,376
     Depreciation and amortization                                 721,033        (26,995)     174,539      191,120      171,217
     Other regulatory charges (credits)                            (37,093)          ....         (721)     (32,334)     (24,738)
     Amortization of rate deferrals                                 16,583           ....         ....        5,606         ....
                                                            --------------------------------------------------------------------
                      Total                                      8,047,557        278,787    1,397,086    2,251,368    1,577,283
                                                            --------------------------------------------------------------------
Operating Income                                                 1,573,342       (191,401)     379,690      397,192      324,630
                                                            --------------------------------------------------------------------
Other Income (Deductions):
     Allowance for equity funds used during
         construction                                               26,209           ....        6,115        9,248        4,531
     Gain / (loss) on sale of assets                                 5,226        (31,772)        ....        2,454          152
     Interest and dividend income                                  159,805        (72,832)       8,983       24,818        6,234
     Equity in earnings of subsidiaries                            180,956        620,199         ....         ....         ....
     Miscellaneous - net                                           (22,843)        17,341       (5,109)      (7,148)      (4,056)
                                                            --------------------------------------------------------------------
                      Total                                        349,353        532,936        9,989       29,372        6,861
                                                            --------------------------------------------------------------------
Interest and Other Charges:
     Interest on long-term debt                                    544,920        (69,898)      90,260      153,393       97,887
     Other interest - net                                          197,638        (40,053)      14,163       13,537       11,889
     Distributions on preferred securities of subsidiary            18,838           ....        5,100        7,438        6,300
     Allowance for borrowed funds used during
         construction                                              (21,419)             1       (3,962)      (9,286)      (3,422)
                                                            --------------------------------------------------------------------
                      Total                                        739,977       (109,950)     105,561      165,082      112,654
                                                            --------------------------------------------------------------------

Income (Loss) Before Income Taxes                                1,182,718        451,485      284,118      261,482      218,837

Income Taxes                                                       455,693       (138,346)     105,933       82,038       86,287
                                                            --------------------------------------------------------------------

Income (Loss) Before Cumulative Effect of Accounting Change        727,025        589,831      178,185      179,444      132,550

Cumulative Effect of Accounting Change
 (net of income taxes $10,064)                                      23,482        (23,482)        ....         ....         ....
                                                            --------------------------------------------------------------------

Net Income (Loss)                                                  750,507        566,349      178,185      179,444      132,550

Preferred and Preference Dividend Requirements
    and Other                                                       24,311           ....        7,744        5,025        7,495
                                                            --------------------------------------------------------------------

Earnings (Loss) Applicable to Common Stock                  $      726,196 $      566,349  $   170,441   $  174,419    $ 125,055
                                                            ====================================================================
Earnings per average common share before cumulative
effect of accounting change
                   Basic                                             $3.18
                   Diluted                                           $3.13
Earnings per average common share
                   Basic                                             $3.29
                   Diluted                                           $3.23
Dividends declared per common share                                  $1.28
Average number of common shares outstanding
                   Basic                                       220,944,270
                   Diluted                                     224,733,662



                ENTERGY CORPORATION AND SUBSIDIARIES
              CONSOLIDATING STATEMENT OF INCOME (LOSS)
                    YEAR ENDED DECEMBER 31, 2001
                  (In Thousands, Except Share Data)



                                                                ENTERGY        ENTERGY       SYSTEM       ENTERGY       ENTERGY
                                                              MISSISSIPPI    NEW ORLEANS     ENERGY     CORPORATION   OPERATIONS
                                                                                                                      (unaudited)
Operating Revenues:
     Domestic electric                                      $    1,093,741   $   502,672   $  535,027    $     ....    $   19,365
     Natural gas                                                      ....       128,178         ....          ....          ....
     Competitive businesses                                           ....          ....         ....          ....          ....
                                                            ---------------------------------------------------------------------
                      Total                                      1,093,741       630,850      535,027          ....        19,365
                                                            ---------------------------------------------------------------------
Operating Expenses:
     Operation:
         Fuel for electric generation
               and fuel-related expenses                           415,347       240,781       37,010          ....          ....
         Purchased power                                           365,540       220,268         ....          ....          ....
         Nuclear refueling outage expenses                            ....          ....       13,275          ....          ....
         Other operation and maintenance                           155,646        92,023       85,491        45,525        17,927
     Decommissioning                                                  ....          ....      (13,493)         ....          ....
     Taxes other than income taxes                                  47,956        46,878       26,134           825           472
     Depreciation and amortization                                  48,933        24,922       53,414          ....           332
     Other regulatory charges (credits)                            (29,993)      (12,049)      62,742          ....          ....
     Amortization of rate deferrals                                   ....        10,977         ....          ....          ....
                                                            ---------------------------------------------------------------------
                      Total                                      1,003,429       623,800      264,573        46,350        18,731
                                                            ---------------------------------------------------------------------
Operating Income                                                    90,312         7,050      270,454       (46,350)          634
                                                            ---------------------------------------------------------------------
Other Income (Deductions):
     Allowance for equity funds used during
         construction                                                2,559         1,987        1,769          ....          ....
     Gain / (loss) on sale of assets                                     3          ....         ....          ....          ....
     Interest and dividend income                                   18,904          ....       26,271          ....           (25)
     Equity in earnings of subsidiaries                               ....          ....         ....       801,155          ....
     Miscellaneous - net                                            (2,918)        2,330       (1,190)       18,889          (321)
                                                            ---------------------------------------------------------------------
                      Total                                         18,548         4,317       26,850       820,044          (346)
                                                            ---------------------------------------------------------------------
Interest and Other Charges:
     Interest on long-term debt                                     46,950        17,699       68,833          ....          ....
     Other interest - net                                            4,041         1,962       69,185        37,711          ....
     Distributions on preferred securities of subsidiary              ....          ....         ....          ....          ....
     Allowance for borrowed funds used during
         construction                                               (2,215)       (1,703)        (830)         ....          ....
                                                            ---------------------------------------------------------------------
                      Total                                         48,776        17,958      137,188        37,711          ....
                                                            ---------------------------------------------------------------------


Income (Loss) Before Income Taxes                                   60,084        (6,591)     160,116       735,983           288

Income Taxes                                                        20,464        (4,396)      43,761         9,787           288
                                                            ---------------------------------------------------------------------

Net Income (Loss)                                                   39,620        (2,195)     116,355       726,196          ....

Preferred and Preference Dividend Requirements
    and Other                                                        3,082           965         ....          ....          ....
                                                            ---------------------------------------------------------------------

Earnings (Loss) Applicable to Common Stock                  $       36,538   $    (3,160)  $  116,355    $  726,196    $     ....
                                                            =====================================================================






                  ENTERGY CORPORATION AND SUBSIDIARIES
                CONSOLIDATING STATEMENT OF INCOME (LOSS)
                      YEAR ENDED DECEMBER 31, 2001
                   (In Thousands, Except Share Data)



                                                                ENTERGY       ENTERGY        SYSTEM        ENTERGY
                                                                 POWER       SERVICES        FUELS       ENTERPRISES
                                                              (unaudited)   (unaudited)    (unaudited)   (unaudited)
Operating Revenues:
     Domestic electric                                      $        ....   $   640,921    $   360,046    $     ....
     Natural gas                                                     ....          ....           ....          ....
     Competitive businesses                                        44,244          ....           ....        56,842
                                                            --------------------------------------------------------
                      Total                                        44,244       640,921        360,046        56,842
                                                            --------------------------------------------------------
Operating Expenses:
     Operation:
         Fuel for electric generation
               and fuel-related expenses                           17,668          ....          4,794          ....
         Purchased power                                             ....          ....           ....          ....
         Nuclear refueling outage expenses                           ....          ....           ....          ....
         Other operation and maintenance                           14,206       593,180        352,966       115,681
     Decommissioning                                                 ....          ....           ....          ....
     Taxes other than income taxes                                    487        14,445            681            55
     Depreciation and amortization                                  3,812        21,355           (323)        4,717
     Other regulatory charges (credits)                              ....          ....           ....          ....
     Amortization of rate deferrals                                  ....          ....           ....          ....
                                                            --------------------------------------------------------
                      Total                                        36,173       628,980        358,118       120,453
                                                            --------------------------------------------------------
Operating Income                                                    8,071        11,941          1,928       (63,611)
                                                            --------------------------------------------------------
Other Income (Deductions):
     Allowance for equity funds used during
         construction                                                ....          ....           ....          ....
     Gain / (loss) on sale of assets                                 ....          ....           ....       (29,155)
     Interest and dividend income                                     847          ....            261           680
     Equity in earnings of subsidiaries                              ....          ....           ....          ....
     Miscellaneous - net                                              (24)       (7,451)           (25)        1,521
                                                            --------------------------------------------------------
                      Total                                           823        (7,451)           236       (26,954)
                                                            --------------------------------------------------------
Interest and Other Charges:
     Interest on long-term debt                                      ....          ....           ....          ....
     Other interest - net                                               1         2,353          2,729            14
     Distributions on preferred securities of subsidiary             ....          ....           ....          ....
     Allowance for borrowed funds used during
         construction                                                ....          ....           ....          ....
                                                            --------------------------------------------------------
                      Total                                             1         2,353          2,729            14
                                                            --------------------------------------------------------

Income (Loss) Before Income Taxes                                   8,893         2,137           (565)      (90,579)

Income Taxes                                                        3,485         2,137           (565)      (31,872)
                                                            --------------------------------------------------------

Net Income (Loss)                                                   5,408          ....           ....       (58,707)

Preferred and Preference Dividend Requirements
    and Other                                                        ....          ....           ....          ....
                                                            --------------------------------------------------------

Earnings (Loss) Applicable to Common Stock                  $       5,408   $      ....    $      ....     $ (58,707)
                                                            ========================================================







                  ENTERGY CORPORATION AND SUBSIDIARIES
                 CONSOLIDATING STATEMENT OF CASH FLOWS
                      YEAR ENDED DECEMBER 31, 2001
                             (In Thousands)

                                                                             INTERCOMPANY
                                                                             ELIMINATIONS
                                                                                 AND         ENTERGY      ENTERGY      ENTERGY
OPERATING ACTIVITIES:                                         CONSOLIDATED   ADJUSTMENTS     ARKANSAS   GULF STATES   LOUISIANA

Net Income (Loss)                                           $      750,507   $    566,349    $ 178,185   $  179,444   $ 132,550
Noncash items included in net income
     Amortization of rate deferrals                                 16,583           ....         ....        5,606        ....
     Reserve for regulatory adjustments                           (359,199)        (1,999)        ....      (27,374)    (11,456)
     Other regulatory charges - net                                (37,093)          ....         (721)     (32,334)    (24,738)
     Depreciation, amortization and decommissioning                724,222        (25,307)     174,552      197,367     181,639
     Deferred income taxes and investment tax credits               87,752       (109,967)       6,389        4,320     (27,382)
     Allowance for equity funds used during construction           (26,209)          ....       (6,115)      (9,248)     (4,531)
     Cumulative effect of accounting change                        (23,482)        23,482           ..           ..          ..
     Gain on sale of assets                                         (5,226)         2,617           ..       (2,454)       (152)
     Gain on sale of non-regulated businesses & property                ..         29,000         ....         ....        ....
     Equity in earnings of subsidiaries                           (168,873)      (632,282)        ....         ....        ....
Changes in working capital:
     Receivables                                                   302,230         61,642      (16,073)      59,132     131,313
     Fuel inventory                                                 (3,419)        (7,807)       5,437      (16,753)       ....
     Accounts payable                                             (415,160)       (83,372)    (206,185)    (151,090)    (50,121)
     Taxes accrued                                                 486,676       (423,399)      64,018      (41,764)     (2,897)
     Interest accrued                                               17,287         (6,935)       2,920         (125)     (1,012)
     Deferred fuel costs                                           495,007           ....       89,184      161,396     151,544
     Other working capital accounts                                (39,978)       512,959       23,283        6,183     (71,119)
Provision for estimated losses and reserves                         19,093        (21,231)        (978)      (3,593)      4,321
Common stock dividends received                                       ....        440,300         ....         ....        ....
Changes in other regulatory assets                                 119,215         (8,285)     (39,924)     (54,613)      2,569
Other                                                              275,615        (64,939)     139,206       64,386      19,987
                                                               ----------------------------------------------------------------
Net cash flow provided by (used in) operating activities         2,215,548        250,826      413,178      338,486     430,515
                                                               ----------------------------------------------------------------

INVESTING ACTIVITIES:
Construction expenditures                                       (1,380,417)       248,347     (280,755)    (317,776)   (203,059)
Allowance for equity funds used during construction                 26,209           ....        6,115        9,248       4,531
Nuclear fuel purchases                                            (130,670)        56,587      (19,103)     (14,148)         ..
Proceeds from sale/leaseback of nuclear fuel                        71,964           ....       19,103       15,222          ..
Investment in subsidiaries                                            ....       (239,180)        ....         ....        ....
Proceeds from sale of businesses                                   784,282       (784,282)        ....         ....        ....
Investment in nonregulated/nonutility properties                (1,278,990)     1,278,990         ....         ....        ....
Loans to affiliates                                                   ....           ....         ....         ....        ....
Proceeds from sale of non-utility property                            ....           ....         ....         ....        ....
Decommissioning trust contributions and realized
     change in trust assets                                        (95,571)        44,349      (10,105)     (11,319)    (13,651)
Changes in other temporary investments - net                      (150,000)          ....      (38,397)     (44,643)     (6,152)
Other regulatory investments                                        (3,460)          ....       (3,460)          ..        ....
Other                                                              (68,067)        98,206         ....         ....        ....
                                                               ----------------------------------------------------------------
Net cash flow provided by (used in) investing activities        (2,224,720)       703,017     (326,602)    (363,416)   (218,331)
                                                               ----------------------------------------------------------------

FINANCING ACTIVITIES:
Proceeds from issuance of:
     Long-term debt                                                682,402       (187,087)      97,384      298,554          ..
     Common stock                                                   64,345         80,993         ....         ....        ....
Retirement of:
     Long-term debt                                               (962,112)       650,395           ..     (124,829)    (35,088)
Repurchase of common stock                                         (36,895)          ....         ....         ....        ....
Redemption of preferred stock                                      (39,574)             1         ....       (4,573)    (35,000)
Changes in short-term borrowings                                   (37,004)             5         ....         ....        ....
Dividends paid:
     Common stock                                                 (269,122)      (440,300)     (82,500)     (83,700)   (134,600)
     Preferred stock                                               (24,044)            (1)      (5,832)      (5,073)     (9,047)
Change in advances from parent company                                ....        (14,500)        ....         ....        ....
Capital contributions returned to parent                              ....        (20,000)        ....         ....        ....
Advances to subsidiaries                                              ....       (341,925)        ....         ....        ....
Other                                                                 ....         10,000         ....         ....        ....
                                                               ----------------------------------------------------------------
Net cash flow provided by (used in) financing activities          (622,004)      (262,419)       9,052       80,379    (213,735)
                                                               ----------------------------------------------------------------

Effect of exchange rates on cash and cash equivalents                  325           (325)        ....         ....        ....
                                                               ----------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents              (630,851)       691,099       95,628       55,449      (1,551)
Cash and cash equivalents at beginning of year                   1,382,424       (959,869)       7,838       68,279      43,959
                                                               ----------------------------------------------------------------
Cash and cash equivalents at end of year                       $   751,573   $   (268,770)   $ 103,466    $ 123,728   $  42,408
                                                               ================================================================



                 ENTERGY CORPORATION AND SUBSIDIARIES
                 CONSOLIDATING STATEMENT OF CASH FLOWS
                     YEAR ENDED DECEMBER 31, 2001
                             (In Thousands)



                                                                ENTERGY        ENTERGY     SYSTEM       ENTERGY       ENTERGY
OPERATING ACTIVITIES:                                         MISSISSIPPI    NEW ORLEANS   ENERGY     CORPORATION    OPERATIONS
                                                                                                                    (unaudited)
Net Income (Loss)                                           $       39,620   $    (2,195) $  116,355   $   726,196    $    ....
Noncash items included in net income
     Amortization of rate deferrals                                   ....        10,977        ....          ....         ....
     Reserve for regulatory adjustments                               ....          ....    (322,368)         ....         ....
     Other regulatory charges - net                                (29,993)      (12,049)     62,742          ....         ....
     Depreciation, amortization and decommissioning                 48,933        24,922      39,921         1,391          332
     Deferred income taxes and investment tax credits              (68,133)      (24,198)    106,764        11,005       (1,105)
     Allowance for equity funds used during construction            (2,559)       (1,987)     (1,769)         ....         ....
     Gain on sale of assets                                             (3)         ....        ....          ....         ....
     Gain on sale of non-regulated businesses & property              ....          ....        ....          ....         ....
     Equity in earnings of subsidiaries                               ....          ....        ....      (801,155)        ....
Changes in working capital:
     Receivables                                                     1,059        33,183     142,797        (1,804)      (2,445)
     Fuel inventory                                                 (1,388)        1,123        ....          ....         ....
     Accounts payable                                              (46,976)      (40,364)     (9,587)        1,140        1,057
     Taxes accrued                                                    (378)       (5,823)     43,992          ....          780
     Interest accrued                                                4,568           913       3,088          ....         ....
     Deferred fuel costs                                            54,453        38,430        ....          ....         ....
     Other working capital accounts                                 13,672         9,115        (664)      489,997         (182)
Provision for estimated losses and reserves                            821        (2,669)         16          ....          354
Common stock dividends received                                       ....          ....        ....       440,300         ....
Changes in other regulatory assets                                 130,333        33,833      38,732          ....         ....
Other                                                               34,081        14,495     (54,124)      (19,418)       1,294
                                                               ----------------------------------------------------------------
Net cash flow provided by (used in) operating activities           178,110        77,706     165,895       847,652           85
                                                               ----------------------------------------------------------------

INVESTING ACTIVITIES:
Construction expenditures                                         (159,815)      (61,189)    (40,144)         (103)        (870)
Allowance for equity funds used during construction                  2,559         1,987       1,769          ....         ....
Nuclear fuel purchases                                                ....          ....     (37,639)         ....         ....
Proceeds from sale/leaseback of nuclear fuel                          ....          ....      37,639          ....         ....
Investment in subsidiaries                                            ....          ....        ....      (239,180)        ....
Proceeds from sale of businesses                                      ....          ....        ....          ....         ....
Investment in nonregulated/nonutility properties                      ....          ....        ....          ....         ....
Proceeds from other temporary investments                             ....          ....        ....          ....         ....
Loans to affiliates                                                   ....          ....        ....          ....         ....
Proceeds from sale of non-utility property                            ....          ....        ....          ....         ....
Decommissioning trust contributions and realized
     change in trust assets                                           ....          ....     (16,147)         ....         ....
Changes in other temporary investments - net                       (18,566)      (14,859)    (22,354)       (4,782)        (247)
Other regulatory investments                                            ..          ....        ....          ....         ....
Other                                                                 ....          ....      29,242           897         ....
                                                               ----------------------------------------------------------------
Net cash flow provided by (used in) investing activities          (175,822)      (74,061)    (47,634)     (243,168)      (1,117)
                                                               ----------------------------------------------------------------

FINANCING ACTIVITIES:
Proceeds from issuance of:
     Long-term debt                                                 69,616        29,761        ....          ....         ....
     Common stock                                                     ....          ....        ....        64,345         ....
Retirement of:
     Long-term debt                                                   ....          ....    (151,800)         ....         ....
Repurchase of common stock                                            ....          ....        ....       (36,895)        ....
Redemption of preferred stock                                         ....          ....        ....          ....         ....
Changes in short-term borrowings                                      ....          ....        ....       (36,999)        ....
Dividends paid:
     Common stock                                                  (19,600)         (800)   (119,100)     (269,122)        ....
     Preferred stock                                                (3,369)         (724)       ....          ....         ....
Change in advances from parent company                                ....          ....        ....          ....         ....
Capital contributions returned to parent                              ....          ....        ....          ....         ....
Advances to subsidiaries                                              ....          ....        ....      (341,925)        ....
Other                                                                 ....          ....        ....          ....         ....
                                                               ----------------------------------------------------------------
Net cash flow provided by (used in) financing activities            46,647        28,237    (270,900)     (620,596)        ....
                                                               ----------------------------------------------------------------

Effect of exchange rates on cash and cash equivalents                 ....          ....        ....          ....         ....
                                                               ----------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents                48,935        31,882    (152,639)      (16,112)      (1,032)
Cash and cash equivalents at beginning of year                       5,113         6,302     202,218        26,933        1,729
                                                               ----------------------------------------------------------------
Cash and cash equivalents at end of year                       $    54,048   $    38,184   $  49,579    $   10,821     $    697
                                                               ================================================================


                  ENTERGY CORPORATION AND SUBSIDIARIES
                  CONSOLIDATING STATEMENT OF CASH FLOWS
                      YEAR ENDED DECEMBER 31, 2001
                               (In Thousands)



                                                                ENTERGY       ENTERGY      SYSTEM       ENTERGY
OPERATING ACTIVITIES:                                            POWER       SERVICES      FUELS      ENTERPRISES
                                                              (unaudited)   (unaudited)  (unaudited)   (unaudited)
Net Income (Loss)                                           $       5,408   $      ....   $     ....   $   (58,707)
Noncash items included in net income
     Amortization of rate deferrals                                  ....          ....         ....          ....
     Reserve for regulatory adjustments                              ....          ....         ....          ....
     Other regulatory charges - net                                  ....          ....         ....          ....
     Depreciation, amortization and decommissioning                 3,812        21,355          (26)        4,717
     Deferred income taxes and investment tax credits              (1,293)      (15,941)        (303)      (12,338)
     Allowance for equity funds used during construction             ....          ....         ....          ....
     Gain on sale of assets                                          ....          ....         ....          ....
     Gain on sale of non-regulated businesses & property             ....          ....         ....        29,000
     Equity in earnings of subsidiaries                              ....          ....         ....          ....
Changes in working capital:
     Receivables                                                    6,915        42,763      (35,697)        2,729
     Fuel inventory                                                    99          ....          256          ....
     Accounts payable                                              (6,838)      (25,924)      36,838          (482)
     Taxes accrued                                                 (4,984)        7,542          265         2,526
     Interest accrued                                                ....          ....         ....          ....
     Deferred fuel costs                                             ....          ....         ....          ....
     Other working capital accounts                                  (147)        5,026         (873)       (1,310)
Provision for estimated losses and reserves                          ....         8,336         ....        (8,746)
Common stock dividends received                                      ....          ....         ....          ....
Changes in other regulatory assets                                   ....          ....         ....          ....
Other                                                                (112)       26,109        2,726       (17,954)
                                                               ---------------------------------------------------
Net cash flow provided by (used in) operating activities            2,860        69,266        3,186       (60,565)
                                                               ---------------------------------------------------

INVESTING ACTIVITIES:
Construction expenditures                                          (1,702)      (46,891)           7       (19,773)
Allowance for equity funds used during construction                  ....          ....         ....          ....
Nuclear fuel purchases                                               ....          ....       (3,193)         ....
Proceeds from sale/leaseback of nuclear fuel                         ....          ....         ....          ....
Investment in subsidiaries                                           ....          ....         ....          ....
Proceeds from sale of businesses                                     ....          ....         ....          ....
Investment in nonregulated/nonutility properties                     ....          ....         ....          ....
Proceeds from other temporary investments                            ....          ....         ....          ....
Loans to affiliates                                                  ....          ....         ....          ....
Proceeds from sale of non-utility property                           ....          ....         ....          ....
Decommissioning trust contributions and realized
     change in trust assets                                          ....          ....         ....          ....
Other regulatory investments                                         ....          ....         ....          ....
Other                                                                  ..          ....         ....            ..
                                                               ---------------------------------------------------
Net cash flow provided by (used in) investing activities           (1,702)      (46,891)      (3,186)      (19,773)
                                                               ---------------------------------------------------

FINANCING ACTIVITIES:
Proceeds from issuance of:
     Long-term debt                                                  ....          ....         ....          ....
     Common stock                                                    ....          ....         ....        80,993
Retirement of:
     Long-term debt                                                  ....          ....         ....          ....
Repurchase of common stock                                           ....          ....         ....          ....
Redemption of preferred stock                                        ....          ....         ....          ....
Changes in short-term borrowings                                     ....          ....         ....          ....
Dividends paid:                                                      ....          ....         ....          ....
     Common stock                                                    ....          ....         ....          ....
     Preferred stock                                                 ....          ....         ....          ....
Change in advances from parent company                               ....          ....         ....       (14,500)
Capital contributions returned to parent                          (20,000)         ....         ....            ..
Advances to subsidiaries                                             ....          ....         ....          ....
Other                                                              10,000          ....         ....          ....
                                                               ---------------------------------------------------
Net cash flow provided by (used in) financing activities          (10,000)         ....         ....        66,493
                                                               ---------------------------------------------------

Effect of exchange rates on cash and cash equivalents                ....          ....         ....          ....
                                                               ---------------------------------------------------

Net increase (decrease) in cash and cash equivalents               (8,842)       22,375         ....       (13,845)
Cash and cash equivalents at beginning of year                     16,112        19,345        1,000        23,727
                                                               ---------------------------------------------------
Cash and cash equivalents at end of year                       $    7,270    $   41,720    $   1,000    $    9,882
                                                               ===================================================



                ENTERGY CORPORATION AND SUBSIDIARIES
                    CONSOLIDATING BALANCE SHEET
                         DECEMBER 31, 2001
                           (In Thousands)

                                                                         INTERCOMPANY
                                                                         ELIMINATIONS
                                                                             AND         ENTERGY      ENTERGY      ENTERGY
                         ASSETS                            CONSOLIDATED  ADJUSTMENTS    ARKANSAS    GULF STATES   LOUISIANA
Current Assets:
     Cash and cash equivalents:
         Cash                                             $    129,866  $     (34,026) $   18,331   $   19,503   $   28,768
         Temporary cash investments - at cost
            which approximates market                          618,327       (231,364)     85,135      104,225       13,640
         Special deposits                                        3,380         (3,380)       ....         ....         ....
                                                          -----------------------------------------------------------------
            Total cash and cash equivalents                    751,573       (268,770)    103,466      123,728       42,408
                                                          -----------------------------------------------------------------
     Other temporary investments - at cost,
         which approximates market                             150,000           ....      38,397       44,643        6,152
     Notes receivable                                            2,137        368,989        ....         ....            8
     Accounts receivable:
         Customer                                              294,799           (107)     80,719       81,136       48,640
         Allowance for doubtful accounts                       (19,255)         8,344      (1,667)      (2,131)      (1,771)
         Associated companies                                     ....        387,271      65,102       34,032        9,090
         Other                                                 286,671       (133,381)     20,889       53,249       47,965
         Accrued unbilled revenues                             268,680           (102)     62,307       84,744       71,200
                                                          -----------------------------------------------------------------
            Total receivables                                  830,895        262,025     227,350      251,030      175,124
                                                          -----------------------------------------------------------------
     Deferred fuel  costs                                      172,444         77,690      17,246      126,730           ..
     Accumulated deferred income taxes                           6,488         75,894      22,698         ....       42,566
     Fuel inventory - at average cost                           97,497         31,365       4,372       54,011         ....
     Materials and supplies - at average cost                  460,644       (133,119)     75,499       95,674       77,523
     Deferred nuclear refueling outage costs                    79,755        (52,423)     14,508         ....        4,096
     Prepayments and other                                     129,251         (4,616)     53,386       22,373        9,000
                                                          -----------------------------------------------------------------
                      Total                                  2,680,684        357,035     556,922      718,189      356,877
                                                          -----------------------------------------------------------------

Other Property and Investments:
     Investment in affiliates - at equity                      766,103      7,128,243      11,217         ....       14,230
     Decommissioning trust funds                             1,775,950       (921,245)    351,114      245,382      119,663
     Non-utility property - at cost (less                      295,616        (70,705)      1,465      194,830       21,671
       accumulated depreciation)
     Other                                                     495,542       (475,699)      2,976       15,970         ....
                                                          -----------------------------------------------------------------
                      Total                                  3,333,211      5,660,594     366,772      456,182      155,564
                                                          -----------------------------------------------------------------

Utility Plant:
     Electric                                               26,359,376     (1,685,933)  5,399,294    7,694,226    5,456,093
     Plant acquisition adjustment                              374,399       (374,099)       ....         ....         ....
     Property under capital lease                              753,310              1      35,604       28,087      239,395
     Natural gas                                               201,841        (59,100)       ....         ....         ....
     Construction work in progress                             882,829       (331,695)    157,994       59,100      110,792
     Nuclear fuel under capital leases                         265,464        154,043      65,556      221,730       70,316
     Nuclear fuel                                              232,387       (156,543)      8,156       67,688         ....
                                                          -----------------------------------------------------------------
                      Total                                 29,069,606     (2,453,326)  5,666,604    8,070,831    5,876,596
     Less - Accumulated depreciation and amortization       11,805,578        (31,417)  2,615,013    3,750,770    2,538,964
                                                          -----------------------------------------------------------------
                       Utility plant - net                  17,264,028     (2,421,909)  3,051,591    4,320,061    3,337,632
                                                          -----------------------------------------------------------------

Deferred Debits and Other Assets:
     Regulatory assets:
         SFAS 109 regulatory asset - net                       946,126         19,868     164,146      426,623      179,368
         Unamortized loss on reacquired debt                   166,546           ....      40,817       34,321       28,341
         Other regulatory assets                               707,439         10,474     260,535      201,329       73,754
     Long-term receivables                                      28,083              8        ....       26,576        1,515
     Accumulated Deferred Income Taxes                            ....         64,197        ....         ....         ....
     Other                                                     784,194       (567,240)     10,797       26,460       16,650
                                                          -----------------------------------------------------------------
                      Total                                  2,632,388       (472,693)    476,295      715,309      299,628
                                                          -----------------------------------------------------------------
                                 Total                    $ 25,910,311  $   3,123,027 $ 4,451,580  $ 6,209,741 $  4,149,701
                                                          =================================================================




                 ENTERGY CORPORATION AND SUBSIDIARIES
                     CONSOLIDATING BALANCE SHEET
                          DECEMBER 31, 2001
                            (In Thousands)



                                                             ENTERGY      ENTERGY      SYSTEM       ENTERGY       ENTERGY
                         ASSETS                            MISSISSIPPI  NEW ORLEANS    ENERGY     CORPORATION    OPERATIONS
                                                                                                                 (unaudited)
Current Assets:
     Cash and cash equivalents:
         Cash                                             $     12,883  $     5,237   $      15    $    ....    $       149
         Temporary cash investments - at cost
            which approximates market                           41,165       32,947      49,564       10,821            548
         Special deposits                                         ....         ....        ....         ....           ....
                                                          -----------------------------------------------------------------
            Total cash and cash equivalents                     54,048       38,184      49,579       10,821            697
                                                          -----------------------------------------------------------------
     Other temporary investments - at cost,
         which approximates market                              18,566       14,859      22,354        4,782            247
     Notes receivable - associated companies                      ....         ....        ....      368,992           ....
     Accounts receivable:
         Customer                                               50,370       33,827        ....         ....           ....
         Allowance for doubtful accounts                        (1,044)      (2,234)       ....         ....           ....
         Associated companies                                   14,201       10,527      70,755        4,915          3,676
         Other                                                   2,892        4,511       1,193        2,517           ....
         Accrued unbilled revenues                              30,300       20,027        ....         ....           ....
                                                          -----------------------------------------------------------------
            Total receivables                                   96,719       66,658      71,948        7,432          3,676
                                                          -----------------------------------------------------------------
     Deferred fuel  costs                                      106,158           ..        ....         ....           ....
     Accumulated deferred income taxes                            ....        4,882        ....         ....          2,663
     Fuel inventory - at average cost                            4,824        3,081        ....         ....           ....
     Materials and supplies - at average cost                   16,896        8,273      51,665         ....            142
     Deferred nuclear refueling outage costs                      ....         ....       8,728         ....           ....
     Prepayments and other                                       8,521       26,239       1,631         ....          1,042
                                                          -----------------------------------------------------------------
                      Total                                    305,732      162,176     205,905      392,027          8,467
                                                          -----------------------------------------------------------------

Other Property and Investments:
     Investment in affiliates - at equity                        5,531        3,259        ....    7,860,109           ....
     Decommissioning trust funds                                  ....         ....     138,546         ....           ....
     Non-utility property - at cost (less                        6,723         ....        ....         ....           ....
       accumulated depreciation)
     Other - at cost (less accumulated depreciation)              ....         ....        ....         ....           ....
                                                          -----------------------------------------------------------------
                      Total                                     12,254        3,259     138,546    7,860,109           ....
                                                          -----------------------------------------------------------------

Utility Plant:
     Electric                                                1,939,182      597,575   3,098,446         ....         12,291
     Plant acquisition adjustment                                 ....         ....        ....         ....           ....
     Property under capital lease                                  211         ....     450,014         ....           ....
     Natural gas                                                  ....      142,741        ....         ....           ....
     Construction work in progress                             110,450       43,166      36,868         ....            833
     Nuclear fuel under capital leases                            ....         ....      61,905         ....           ....
     Nuclear fuel                                                 ....         ....        ....         ....           ....
                                                          -----------------------------------------------------------------
                      Total                                  2,049,843      783,482   3,647,233         ....         13,124
     Less - Accumulated depreciation and amortization          741,892      396,535   1,416,337         ....         11,309
                                                          -----------------------------------------------------------------
                       Utility plant - net                   1,307,951      386,947   2,230,896         ....          1,815
                                                          -----------------------------------------------------------------

Deferred Debits and Other Assets:
     Regulatory assets:
         SFAS 109 regulatory asset - net                        22,387         ....     173,470         ....           ....
         Unamortized loss on reacquired debt                    13,925          761      48,381         ....           ....
         Deferred fuel costs                                        ..         ....        ....         ....           ....
         Other regulatory assets                                13,503       10,843     157,949         ....           ....
     Long-term receivables                                        ....         ....        ....         ....           ....
     Accumulated Deferred Income Taxes                            ....         ....        ....         ....           ....
     Other                                                       7,274        2,051       8,894       98,488           ....
                                                          -----------------------------------------------------------------
                      Total                                     57,089       13,655     388,694       98,488           ....
                                                          -----------------------------------------------------------------
                                 Total                    $  1,683,026   $  566,037  $2,964,041 $  8,350,624      $  10,282
                                                          =================================================================



                   ENTERGY CORPORATION AND SUBSIDIARIES
                        CONSOLIDATING BALANCE SHEET
                            DECEMBER 31, 2001
                             (In Thousands)



                                                           ENTERGY       ENTERGY      SYSTEM       ENTERGY
                        ASSETS                              POWER        SERVICES     FUELS      ENTERPRISES
                                                         (unaudited)    (unaudited)  (unaudited)   (unaudited)
Current Assets:
     Cash and cash equivalents:
         Cash                                          $           4   $     8,454    $   1,000     $   1,496
         Temporary cash investments - at cost
            which approximates market                          7,266        33,266         ....         8,386
         Special deposits                                       ....          ....         ....          ....
                                                       ------------------------------------------------------
            Total cash and cash equivalents                    7,270        41,720        1,000         9,882
                                                       ------------------------------------------------------
     Other temporary investments - at cost,
         which approximates market                              ....          ....         ....          ....
     Notes receivable                                           ....            62         ....         2,064
     Accounts receivable:
         Customer                                               ....          ....         ....          ....
         Allowance for doubtful accounts                        ....          ....         ....        (2,064)
         Associated companies                                    156       118,575       40,774        15,468
         Other                                                 4,483        15,588            3            ..
         Accrued unbilled revenues                              ....          ....         ....          ....
                                                       ------------------------------------------------------
            Total receivables                                  4,639       134,163       40,777        13,404
                                                       ------------------------------------------------------
     Deferred fuel  costs                                       ....          ....         ....          ....
     Accumulated deferred income taxes                         6,115          ....         ....         3,458
     Fuel inventory - at average cost                            865          ....       61,709          ....
     Materials and supplies - at average cost                  1,794            41         ....            18
     Deferred nuclear refueling outage costs                    ....          ....         ....          ....
     Prepayments and other                                        69           749           10         1,615
                                                       ------------------------------------------------------
                      Total                                   20,752       176,735      103,496        30,441
                                                       ------------------------------------------------------

Other Property and Investments:
     Investment in affiliates - at equity                       ....          ....         ....          ....
     Decommissioning trust funds                                ....          ....         ....          ....
     Non-utility property - at cost (less                       ....          ....         ....           222
       accumulated depreciation)
     Other - at cost (less accumulated depreciation)            ....          ....         ....           897
                                                       ------------------------------------------------------
                      Total                                     ....          ....         ....         1,119
                                                       ------------------------------------------------------

Utility Plant:
     Electric                                                149,849       269,637       24,424        32,426
     Plant acquisition adjustment                                300          ....         ....          ....
     Property under capital lease                               ....          ....           ..          ....
     Natural gas                                                ....          ....         ....          ....
     Construction work in progress                             2,074        29,838           ..            19
     Nuclear fuel under capital leases                          ....          ....         ....          ....
     Nuclear fuel                                               ....          ....         ....          ....
                                                       ------------------------------------------------------
                      Total                                  152,223       299,475       24,424        32,445
     Less - Accumulated depreciation and amortization         91,196       179,074       24,415         8,656
                                                       ------------------------------------------------------
                       Utility plant - net                    61,027       120,401            9        23,789
                                                       ------------------------------------------------------

Deferred Debits and Other Assets:
     Regulatory assets:
         SFAS 109 regulatory asset - net                        ....          ....         ....          ....
         Unamortized loss on reacquired debt                    ....          ....         ....          ....
         Deferred fuel costs                                    ....          ....         ....          ....
         Other regulatory assets                                ....          ....         ....          ....
     Long-term receivables                                      ....          ....         ....          ....
     Accumulated Deferred Income Taxes                          ....        36,650         ....        27,547
     Other                                                      ....        16,645          107        29,588
                                                       ------------------------------------------------------
                      Total                                     ....        53,295          107        57,135
                                                       ------------------------------------------------------
                                 Total                 $      81,779   $   350,431   $  103,612    $  112,484
                                                       ======================================================



                 ENTERGY CORPORATION AND SUBSIDIARIES
                      CONSOLIDATING BALANCE SHEET
                            DECEMBER 31, 2001
                             (In Thousands)

                                                                                INTERCOMPANY
                                                                                ELIMINATIONS
                                                                                     AND        ENTERGY      ENTERGY      ENTERGY
              LIABILITIES AND SHAREHOLDERS' EQUITY                CONSOLIDATED  ADJUSTMENTS    ARKANSAS    GULF STATES   LOUISIANA
Current Liabilities:
    Currently maturing long-term debt                            $     682,771 $     (98,332) $   85,000   $  147,921   $  185,627
    Notes payable:
            Associated companies                                          ....        10,000        ....         ....         ....
            Other                                                      351,018          (350)        667         ....         ....
     Accounts payable:
            Associated companies                                          ....       370,850      32,868       38,728       73,208
            Other                                                      592,529       (77,343)     87,036      135,023       93,460
     Customer deposits                                                 188,230           (54)     32,589       45,876       61,359
     Taxes accrued                                                     700,133      (111,399)    104,281       90,604       20,410
     Accumulated deferred income taxes                                    ....        43,829        ....       21,412         ....
     Nuclear refueling outage costs                                      2,080          ....        ....        2,080         ....
     Interest accrued                                                  192,420       (12,144)     30,544       43,414       34,524
     Deferred fuel cost                                                   ....        77,689        ....         ....       67,493
     Obligations under capital leases                                  149,352            (1)     51,973       36,668       34,171
     System Energy Refund                                                 ....       102,182      53,732         ....         ....
     Other                                                             345,387      (253,920)     17,221       20,995       14,119
                                                                 -----------------------------------------------------------------
                      Total                                          3,203,920        51,007     495,911      582,721      584,371
                                                                 -----------------------------------------------------------------

Deferred Credits and Other Liabilities:
     Accumulated deferred income taxes                               3,574,664        47,254     809,742    1,227,084      776,610
     Accumulated deferred investment tax credits                       471,090            (1)     83,239      163,766      111,942
     Taxes Accrued                                                     250,000          ....        ....         ....         ....
     SFAS 109 regulatory liability - net                                  ....        19,868        ....         ....         ....
     Obligations under capital leases                                  181,085           (15)     49,187       60,163       36,144
     FERC settlement - refund obligation                                  ....          ....        ....         ....         ....
     Other regulatory liabilities                                      135,878          ....        ....         ....         ....
     Decommissioning                                                 1,194,333      (909,304)       ....      144,926         ....
     Transition to competition                                         231,512          ....     152,414       79,098         ....
     Regulatory reserves                                                37,591        (4,000)       ....       33,591         ....
     Accumulated provisions                                            425,399      (147,172)     41,415       63,811       68,522
     Other                                                             852,269      (338,092)    107,424       93,719       82,780
                                                                 -----------------------------------------------------------------
                      Total                                          7,353,821    (1,331,462)  1,243,421    1,866,158    1,075,998
                                                                 -----------------------------------------------------------------

     Long-term debt                                                  7,321,028    (1,279,830)  1,308,075    1,958,897    1,091,329
     Subsidiaries' preferred stock with sinking fund                    26,185          ....        ....       26,185           ..
     Subsidiaries' preferred stock without sinking fund                334,337      (334,337)       ....         ....         ....
     Company-obligated mandatorily redeemable
       preferred securities of subsidiary trust holding
       solely junior subordinated deferrable debentures                215,000          ....      60,000       85,000       70,000

Shareholders' Equity:
     Subsidiaries' preferred stock without sinking fund                   ....       334,338     116,350       47,327      100,500
     Common stock, $.01 par value, authorized
       500,000,000 shares; issued and outstanding
       248,174,087 shares                                                2,482          ....        ....         ....         ....
     Common stock of subsidiaries                                         ....     2,283,345         470      114,055    1,088,900
     Paid-in capital                                                 4,662,704     1,878,157     591,127    1,157,459         ....
     Capital stock expense and other                                      ....       336,216        ....         ....       (1,718)
     Retained earnings                                               3,638,448     1,185,807     636,226      371,939      140,321
     Accumulated other comprehensive income (loss)                     (88,794)         (214)       ....         ....         ....
     Less - treasury stock at cost (27,441,384 shares in 2001)         758,820          ....        ....         ....         ....
                                                                 -----------------------------------------------------------------
                      Total common shareholders' equity              7,456,020     6,017,649   1,344,173    1,690,780    1,328,003
                                                                 -----------------------------------------------------------------

                                 Total                           $  25,910,311 $   3,123,027  $4,451,580   $6,209,741   $4,149,701
                                                                 =================================================================

                   ENTERGY CORPORATION AND SUBSIDIARIES
                        CONSOLIDATING BALANCE SHEET
                             DECEMBER 31, 2001
                               (In Thousands)


                                                               ENTERGY       ENTERGY       SYSTEM       ENTERGY        ENTERGY
             LIABILITIES AND SHAREHOLDERS' EQUITY            MISSISSIPPI   NEW ORLEANS     ENERGY     CORPORATION    OPERATIONS
                                                                                                                    (unaudited)
Current Liabilities:
    Currently maturing long-term debt                      $      65,000   $      ....   $  100,891   $      ....   $      ....
    Notes payable:
            Associated companies                                    ....          ....         ....          ....          ....
            Other                                                   ....          ....         ....       350,001          ....
     Accounts payable:
            Associated companies                                  45,554        18,199        2,404        13,618         1,084
            Other                                                 27,383        23,640       14,316         5,105         1,707
     Customer deposits                                            29,421        18,931         ....          ....          ....
     Taxes accrued                                                31,484            ..      112,522       215,368          ....
     Accumulated deferred income taxes                            19,277            ..        2,360          ....           780
     Nuclear refueling outage costs                                 ....          ....         ....          ....          ....
     Interest accrued                                             17,667         7,032       47,095          ....          ....
     Deferred fuel cost                                             ....        10,196         ....          ....          ....
     Obligations under capital leases                                 36          ....       26,503          ....          ....
     System Energy Refund                                         14,836        33,614         ....          ....          ....
     Other                                                         1,964         1,799        1,583         7,861          ....
                                                            -------------------------------------------------------------------
                      Total                                      252,622       113,411      307,674       591,953         3,571
                                                            -------------------------------------------------------------------

Deferred Credits and Other Liabilities:
     Accumulated deferred income taxes                           266,498        25,326      498,404          ....          ....
     Accumulated deferred investment tax credits                  17,908         5,361       86,040          ....          ....
     Taxes Accrued                                                  ....          ....         ....       250,000          ....
     SFAS 109 regulatory liability - net                            ....        19,868         ....          ....          ....
     Obligations under capital leases                                175          ....       35,401          ....          ....
     FERC settlement - refund obligation                            ....          ....           ..          ....          ....
     Other regulatory liabilities                                   ....            ..      135,878          ....          ....
     Decommissioning                                                ....          ....      140,103          ....          ....
     Regulatory reserves                                            ....          ....           ..          ....          ....
     Accumulated provisions                                        7,627         5,802          705          ....           912
     Other                                                        37,678        16,735       39,117        52,651         4,799
                                                            -------------------------------------------------------------------
                      Total                                      329,886        73,092      935,648       302,651         5,711
                                                            -------------------------------------------------------------------

     Long-term debt                                              589,762       229,097      830,038          ....          ....
     Subsidiaries' preferred stock with sinking fund                ....          ....         ....          ....          ....
     Company-obligated mandatorily redeemable
       preferred securities of subsidiary trust holding
       solely junior subordinated deferrable debentures             ....          ....         ....          ....          ....
     Notes payable to associated companies                          ....          ....         ....          ....          ....

Shareholders' Equity:
     Subsidiaries' preferred stock without sinking fund           50,381        19,780         ....          ....          ....
     Common stock, $.01 par value, authorized
       500,000,000 shares; issued and outstanding
       248,174,087 shares                                           ....          ....         ....         2,482          ....
     Common stock of subsidiaries                                199,326        33,744      789,350          ....             5
     Paid-in capital                                                ....        36,294         ....     4,662,704           995
     Capital stock expense and other                                 (59)         ....         ....          ....          ....
     Retained earnings                                           261,108        60,619      101,331     3,638,448          ....
     Accumulated other comprehensive income (loss)                  ....          ....         ....       (88,794)         ....
     Less - treasury stock at cost (27,441,384 shares in 2001)      ....          ....         ....       758,820          ....
                                                            -------------------------------------------------------------------
                      Total common shareholders' equity          510,756       150,437      890,681     7,456,020         1,000
                                                            -------------------------------------------------------------------

                                 Total                      $  1,683,026 $     566,037  $ 2,964,041   $ 8,350,624   $    10,282
                                                            ===================================================================

                   ENTERGY CORPORATION AND SUBSIDIARIES
                        CONSOLIDATING BALANCE SHEET
                            DECEMBER 31, 2001
                              (In Thousands)



                                                                   ENTERGY       ENTERGY      SYSTEM       ENTERGY
             LIABILITIES AND SHAREHOLDERS' EQUITY                   POWER        SERVICES     FUELS      ENTERPRISES
                                                                 (unaudited)   (unaudited)  (unaudited)   (unaudited)
Current Liabilities:
    Currently maturing long-term debt                          $        ....   $      ....   $     ....   $      ....
    Notes payable:
            Associated companies                                      10,000          ....         ....          ....
            Other                                                       ....          ....         ....          ....
     Accounts payable:
            Associated companies                                       3,332       105,582       27,950         8,323
            Other                                                        470        86,013       39,755         1,278
     Customer deposits                                                  ....          ....         ....          ....
     Taxes accrued                                                      ....        13,340          725          ....
     Accumulated deferred income taxes                                  ....          ....         ....          ....
     Nuclear refueling outage costs                                     ....          ....         ....          ....
     Interest accrued                                                   ....          ....         ....          ....
     Obligations under capital leases                                   ....          ....           ..          ....
     Other                                                              ....         7,463          (25)       18,487
                                                                 ----------------------------------------------------
                      Total                                           13,802       212,398       68,405        28,088
                                                                 ----------------------------------------------------

Deferred Credits and Other Liabilities:
     Accumulated deferred income taxes                                17,343          ....          911          ....
     Accumulated deferred investment tax credits                        ....         2,700          133          ....
     SFAS 109 regulatory liability - net                                ....          ....         ....          ....
     Obligations under capital leases                                   ....          ....         ....          ....
     FERC settlement - refund obligation                                ....          ....         ....          ....
     Other regulatory liabilities                                       ....          ....         ....          ....
     Decommissioning                                                    ....          ....         ....          ....
     Transition to competition                                          ....          ....         ....          ....
     Regulatory reserves                                                ....          ....         ....          ....
     Accumulated provisions                                             ....        59,310         ....        30,123
     Other                                                              ....        76,003          357         2,914
                                                                 ----------------------------------------------------
                      Total                                           17,343       138,013        1,401        33,037
                                                                 ----------------------------------------------------

     Long-term debt                                                     ....          ....       34,000            ..
     Subsidiaries' preferred stock with sinking fund                    ....          ....         ....          ....
     Company-obligated mandatorily redeemable
       preferred securities of subsidiary trust holding
       solely junior subordinated deferrable debentures                 ....          ....         ....          ....
     Notes payable to associated companies                              ....          ....         ....          ....

Shareholders' Equity:
     Subsidiaries' preferred stock without sinking fund                 ....          ....         ....          ....
     Common stock, $.01 par value, authorized
       500,000,000 shares; issued and outstanding
       248,174,087 shares                                               ....          ....         ....          ....
     Common stock of subsidiaries                                         55            20           20        57,400
     Paid-in capital                                                  92,282          ....         ....          ....
     Capital stock expense and other                                    ....          ....         ....       337,993
     Retained earnings                                               (41,703)         ....         ....      (344,034)
     Accumulated other comprehensive income (loss)                        ..            ..         (214)           ..
     Less - treasury stock at cost (27,441,384 shares in 2001)          ....          ....         ....          ....
                                                                 ----------------------------------------------------
                      Total common shareholders' equity               50,634            20         (194)       51,359
                                                                 ----------------------------------------------------

                                 Total                           $    81,779   $   350,431    $ 103,612    $  112,484
                                                                 ====================================================


                   ENTERGY CORPORATION AND SUBSIDIARIES
                        CONSOLIDATING STATEMENT OF
                            RETAINED EARNINGS
                       YEAR ENDED DECEMBER 31, 2001
                              (IN THOUSANDS)

                                                            INTERCOMPANY
                                                            ELIMINATIONS
                                                                 AND         ENTERGY      ENTERGY      ENTERGY
             RETAINED EARNINGS                CONSOLIDATED   ADJUSTMENTS    ARKANSAS    GULF STATES   LOUISIANA

Retained Earnings, January 1, 2001           $   3,190,639  $  1,064,044   $   548,285   $  285,128   $  150,319
Add:
     Earnings applicable to common stock           750,507       566,349       178,185      179,444      132,550
     Increase in Investment in subsidiary             ....          ....          ....         ....         ....
                                             -------------------------------------------------------------------
                      Total                      3,941,146     1,630,393       726,470      464,572      282,869
                                             -------------------------------------------------------------------

Deduct:
     Dividends declared on:
         Preferred and preference stock             24,311          ....         7,744        5,025        7,495
         Common stock                              278,342       440,300        82,500       83,700      134,600
     Capital stock and other expenses                   45         4,286          ....        3,908          453
     Return of capital to parent                      ....          ....          ....         ....         ....
                                             -------------------------------------------------------------------
                      Total                        302,698       444,586        90,244       92,633      142,548
                                             -------------------------------------------------------------------

Retained Earnings, December 31, 2001         $   3,638,448 $   1,185,807   $   636,226   $  371,939   $  140,321
                                             ===================================================================


                 ENTERGY CORPORATION AND SUBSIDIARIES
                     CONSOLIDATING STATEMENT OF
                          RETAINED EARNINGS
                     YEAR ENDED DECEMBER 31, 2001
                            (IN THOUSANDS)



                                                ENTERGY      ENTERGY       SYSTEM      ENTERGY      ENTERGY
             RETAINED EARNINGS                MISSISSIPPI  NEW ORLEANS     ENERGY    CORPORATION   OPERATIONS
                                                                                                  (unaudited)
Retained Earnings, January 1, 2001           $    244,170   $   64,579   $  104,076  $ 3,190,639  $      ....
Add:
     Earnings applicable to common stock           39,620       (2,195)     116,355      726,196         ....
     Increase in Investment in subsidiary            ....         ....         ....         ....         ....
                                             ----------------------------------------------------------------
                      Total                       283,790       62,384      220,431    3,916,835         ....
                                             ----------------------------------------------------------------

Deduct:
     Dividends declared on:
         Preferred and preference stock             3,082          965         ....         ....         ....
         Common stock                              19,600          800      119,100      278,342         ....
     Capital stock and other expenses                ....         ....         ....           45         ....
     Return of capital to parent                     ....         ....         ....         ....         ....
                                             ----------------------------------------------------------------
                      Total                        22,682        1,765      119,100      278,387         ....
                                             ----------------------------------------------------------------

Retained Earnings, December 31, 2001         $    261,108   $   60,619   $  101,331   $3,638,448   $     ....
                                             ================================================================



                   ENTERGY CORPORATION AND SUBSIDIARIES
                        CONSOLIDATING STATEMENT OF
                            RETAINED EARNINGS
                       YEAR ENDED DECEMBER 31, 2001
                             (IN THOUSANDS)



                                                ENTERGY       ENTERGY      SYSTEM      ENTERGY
             RETAINED EARNINGS                   POWER       SERVICES      FUELS     ENTERPRISES
                                              (unaudited)  (unaudited)  (unaudited)  (unaudited)

Retained Earnings, January 1, 2001           $    (47,111) $      ....   $     ....   $ (285,402)
Add:
     Net Income (Loss)                              5,408         ....         ....      (58,707)
     Increase in Investment in subsidiary            ....         ....         ....         ....
                                             ---------------------------------------------------
                      Total                       (41,703)        ....         ....     (344,109)
                                             ---------------------------------------------------

Deduct:
     Dividends declared on:
         Preferred and preference stock              ....         ....         ....         ....
         Common stock                                ....         ....         ....         ....
     Capital stock and other expenses                ....         ....         ....          (75)
     Return of capital to parent                     ....         ....         ....         ....
                                             ---------------------------------------------------
                      Total                          ....         ....         ....          (75)
                                             ---------------------------------------------------

Retained Earnings, December 31, 2001         $    (41,703) $      ....   $     ....   $ (344,034)
                                             ===================================================




                 ENTERGY GULF STATES, INC. AND SUBSIDIARIES
                  CONSOLIDATING STATEMENT OF INCOME (LOSS)
                        YEAR ENDED DECEMBER 31, 2001
                              (In Thousands)


                                                      INTERCOMPANY
                                                      ELIMINATIONS
                                                           AND       ENTERGY                     Southern
                                         CONSOLIDATED  ADJUSTMENTS   GULF STATES     GSG&T         Gulf      Varibus        POG
                                                                    (unaudited)  (unaudited)  (unaudited) (unaudited)  (unaudited)
Operating Revenues:
     Electric                           $  2,590,836  $      3,578   $2,590,616    $   3,578    $     220    $   ....     $   ....
     Natural gas                              57,724          ....       57,724         ....         ....        ....         ....
     Steam products                             ....          ....         ....         ....         ....        ....         ....
                                        ------------------------------------------------------------------------------------------
                      Total                2,648,560         3,578    2,648,340        3,578          220        ....         ....
                                        ------------------------------------------------------------------------------------------

Operating Expenses:
     Operation:
         Fuel for electric generation
           and fuel-related expenses       1,061,037          ....    1,061,037         ....         ....        ....         ....
         Purchased power                     467,196          ....      467,196         ....         ....        ....         ....
         Nuclear refueling outage expense     11,159          ....       11,159         ....         ....        ....         ....
         Other operation and maintenance     422,667         3,561      426,217         ....            9           2         ....
     Depreciation and decommissioning        197,367           (11)     194,767        2,111          478        ....         ....
     Taxes other than income taxes           118,670          ....      118,670         ....         ....        ....         ....
     Other regulatory charges (credits)      (32,334)           ..      (31,998)        ....         (336)       ....         ....
     Amortization of rate deferrals            5,606          ....        5,606         ....         ....        ....         ....
                                        ------------------------------------------------------------------------------------------
                      Total                2,251,368         3,550    2,252,654        2,111          151           2         ....
                                        ------------------------------------------------------------------------------------------
Operating Income (loss)                      397,192            28      395,686        1,467           69          (2)        ....
                                        ------------------------------------------------------------------------------------------

Other Income:
     Allowance for equity funds used during
         construction                          9,248          ....        9,248         ....         ....        ....         ....
     Gain on sale of assets                    2,454          ....        2,454         ....         ....        ....         ....
     Interest and dividend income             24,818           200       24,295         ....         ....         557          166
     Miscellaneous - net                      (7,148)        3,849       (4,765)         (32)        (111)      1,611           (2)
                                        ------------------------------------------------------------------------------------------
                      Total                   29,372         4,049       31,232          (32)        (111)      2,168          164
                                        ------------------------------------------------------------------------------------------

Interest and Other Charges:
     Interest on long-term debt              153,393           199      153,393           78          121        ....         ....
     Other interest - net                     13,537          ....       13,537         ....         ....        ....         ....
     Distributions on preferred
       securities of subsidiary                7,438          ....        7,438         ....         ....        ....         ....
     Allowance for borrowed funds used
       during construction                    (9,286)         ....       (9,286)        ....         ....        ....         ....
                                        ------------------------------------------------------------------------------------------
                      Total                  165,082           199      165,082           78          121        ....         ....
                                        ------------------------------------------------------------------------------------------

Income before income taxes                   261,482         3,878      261,836        1,357         (163)      2,166          164

Income tax expense (benefit)                  82,038          ....       82,364         (408)         522        (387)         (53)
                                        ------------------------------------------------------------------------------------------

Net income                                   179,444         3,878      179,472        1,765         (685)      2,553          217

Preferred and preference dividend
  requirements                                 5,025          ....        5,025         ....         ....        ....         ....
                                        ------------------------------------------------------------------------------------------

Earnings applicable to common stock     $    174,419    $    3,878   $  174,447   $    1,765     $   (685)   $  2,553      $   217
                                        ==========================================================================================





                ENTERGY GULF STATES, INC. AND SUBSIDIARIES
                   CONSOLIDATING STATEMENT OF CASH FLOWS
                        YEAR ENDED DECEMBER 31, 2001
                               (In Thousands)


                                                  INTERCOMPANY
                                                  ELIMINATIONS
                                                      AND        ENTERGY                 Southern
                                     CONSOLIDATED ADJUSTMENTS  GULF STATES      GSG&T       Gulf        Varibus        POG
                                                               (unaudited)  (unaudited) (unaudited)  (unaudited)  (unaudited)
 OPERATING ACTIVITIES:
 Net Income                        $    179,444  $     3,878  $   179,472  $     1,765   $    (685)   $   2,553    $     217
 Noncash items included in net income
      Amortization of rate deferrals      5,606         ....        5,606         ....        ....         ....         ....
      Reserve for regulatory
        adjustments                     (27,374)        ....      (27,374)        ....        ....         ....         ....
      Other regulatory charges
        (credits)                       (32,334)        ....      (31,998)        ....        (336)        ....         ....
      Depreciation, amortization
        and decommissioning             197,367          (11)     194,767        2,111         478         ....         ....
      Deferred income taxes and
        investment tax credits            4,320         ....        4,509         (363)        151           23         ....
      Allowance for equity funds used
        during construction              (9,248)        ....       (9,248)        ....        ....         ....         ....
      Gain on sale of assets             (2,454)        ....       (2,454)        ....        ....         ....         ....
 Changes in working capital:
      Receivables                        59,132     (186,156)    (125,605)      (1,725)        394          206         (294)
      Fuel inventory                    (16,753)        ....      (16,753)        ....        ....         ....         ....
      Accounts payable                 (151,090)         328     (150,272)        ....           6         (497)           1
      Taxes accrued                     (41,764)        (811)     (42,646)         (44)          3         (129)         241
      Interest accrued                     (125)          36         (129)         (82)        122         ....         ....
      Deferred fuel                     161,396         ....      161,396         ....        ....         ....         ....
      Other working capital accounts      6,183         ....        6,183         ....        ....         ....         ....
 Provision for estimated losses and
   reserves                              (3,593)        ....       (3,593)        ....        ....         ....         ....
 Changes in other regulatory assets     (54,613)        ....      (54,613)        ....        ....         ....         ....
 Other                                   64,386      182,736      273,097       (1,692)       (142)     (24,142)           1
                                       -------------------------------------------------------------------------------------
 Net cash flow provided by
   operating activities                 338,486         ....      360,345          (30)         (9)     (21,986)         166
                                       -------------------------------------------------------------------------------------

 INVESTING ACTIVITIES:
 Construction expenditures             (317,776)        ....     (317,776)        ....        ....         ....         ....
 Allowance for equity funds used
   during construction                    9,248         ....        9,248         ....        ....         ....         ....
 Nuclear fuel purchases                 (14,148)        ....      (14,148)        ....        ....         ....         ....
 Proceeds from sale/leaseback of
   nuclear fuel                          15,222         ....       15,222         ....        ....         ....         ....
 Decommissioning trust contributions
   and realized change in trust assets  (11,319)        ....      (11,319)        ....        ....         ....         ....
 Changes in other regulatory
   investments - net                    (44,643)        ....      (44,643)        ....        ....         ....         ....
 Other regulatory investments                ..         ....           ..         ....        ....         ....         ....
                                       -------------------------------------------------------------------------------------
 Net cash flow used by investing
   activities                          (363,416)        ....     (363,416)        ....        ....         ....         ....
                                       -------------------------------------------------------------------------------------

 FINANCING ACTIVITIES:
 Proceeds from issuance of
   long-term debt                       298,554         ....      298,554         ....        ....         ....         ....
 Retirement of long-term debt          (124,829)        ....     (124,829)        ....        ....         ....         ....
 Redemption of preferred stock           (4,573)        ....       (4,573)        ....        ....         ....         ....
 Dividends paid:
      Common stock                      (83,700)        ....      (83,700)        ....        ....         ....         ....
      Preferred stock                    (5,073)        ....       (5,073)        ....        ....         ....         ....
                                       -------------------------------------------------------------------------------------
 Net cash flow used by financing
   activities                            80,379         ....       80,379         ....        ....         ....         ....
                                       -------------------------------------------------------------------------------------

 Net increase (decrease) in cash and
   cash equivalents                      55,449         ....       77,308          (30)         (9)     (21,986)         166
 Cash and cash equivalents at
   beginning of year                     68,279         ....       41,101           75          39       23,246        3,818
                                       -------------------------------------------------------------------------------------
 Cash and cash equivalents at
   end of year                         $123,728    $    ....   $  118,409    $      45    $     30    $   1,260    $   3,984
                                       =====================================================================================



                ENTERGY GULF STATES, INC. AND SUBSIDIARIES
                      CONSOLIDATING BALANCE SHEET
                           DECEMBER 31, 2001
                            (In Thousands)


                                                       INTERCOMPANY
                                                       ELIMINATIONS
                                                           AND        ENTERGY                  Southern
                                        CONSOLIDATED   ADJUSTMENTS  GULF STATES     GSG&T        Gulf       Varibus        POG
                                                                    (unaudited) (unaudited)  (unaudited)  (unaudited)  (unaudited)

                        ASSETS
Current Assets:
     Cash and cash equivalents:
         Cash                            $  19,503    $     ....    $  19,424    $     45    $      30     $      2     $      2
         Temporary cash investments - at cost
           which approximates market       104,225          ....       98,985        ....         ....        1,258        3,982
                                         ---------------------------------------------------------------------------------------
             Total cash and cash
               equivalents                 123,728          ....      118,409          45           30        1,260        3,984
     Other temporary investments            44,643          ....       44,643        ....         ....         ....         ....
     Notes receivable associated companies    ....          ....         ....        ....         ....         ....         ....
     Accounts receivable:
         Customer                           81,136          ....       80,321        ....         ....          815         ....
         Allowance for doubtful accounts    (2,131)         ....       (2,131)       ....         ....         ....         ....
         Associated companies               34,032         4,885       33,116       3,480         ....        1,507          814
         Other                              53,249          ....       53,249        ....         ....         ....         ....
         Accrued unbilled revenues          84,744          ....       84,744        ....         ....         ....         ....
     Deferred fuel  costs                  126,730          ....      126,730        ....         ....         ....         ....
     Fuel inventory - at average cost       54,011          ....       54,011        ....         ....         ....         ....
     Materials and supplies - at average
       cost                                 95,674          ....       95,674        ....         ....         ....         ....
     Rate deferrals                           ....          ....         ....        ....         ....         ....         ....
     Prepayments and other                  22,373         2,126       22,375         333          249        1,145          397
                                         ---------------------------------------------------------------------------------------
                      Total                718,189         7,011      711,141       3,858          279        4,727        5,195
                                         ---------------------------------------------------------------------------------------

Other Property and Investments:
     Decommissioning trust funds           245,382          ....      245,382        ....         ....         ....         ....
     Non-utility property - at cost
      (less accumulated depreciation)      194,830                    186,116        ....        8,167          547         ....
     Other                                  15,970        31,731       47,701        ....         ....         ....         ....
                                         ---------------------------------------------------------------------------------------
                      Total                456,182        31,731      479,199        ....        8,167          547         ....
                                         ---------------------------------------------------------------------------------------

Utility Plant:
     Electric                            7,694,226          ....    7,624,617      69,609         ....         ....         ....
     Property under capital lease           28,087          ....       28,087        ....         ....         ....         ....
     Natural gas                            59,100          ....       59,100        ....         ....         ....         ....
     Construction work in progress         221,730          ....      221,730        ....         ....         ....         ....
     Nuclear fuel under capital leases      67,688          ....       67,688        ....         ....         ....         ....
                                        ----------------------------------------------------------------------------------------
                      Total              8,070,831          ....    8,001,222      69,609         ....         ....         ....
     Less - Accumulated depreciation
       and amortization                  3,750,770          ....    3,697,620      53,150         ....         ....         ....
                                        ----------------------------------------------------------------------------------------
                  Utility plant - net    4,320,061          ....    4,303,602      16,459         ....         ....         ....
                                        ----------------------------------------------------------------------------------------


Deferred Debits and Other Assets:
     Regulatory assets:
       SFAS 109 regulatory asset - net     426,623          ....      426,623        ....         ....         ....         ....
       Unamortized loss on reacquired debt  34,321          ....       34,321        ....         ....         ....         ....
       Other regulatory assets             201,329          ....      201,329        ....         ....         ....         ....
     Long-term receivables                  26,576          ....       26,576        ....         ....         ....         ....
     Other                                  26,460          ....       26,460        ....         ....         ....         ....
                                        ----------------------------------------------------------------------------------------
                      Total                715,309          ....      715,309        ....         ....         ....         ....
                                        ----------------------------------------------------------------------------------------
                      TOTAL             $6,209,741    $   38,742   $6,209,251    $ 20,317    $   8,446     $  5,274    $   5,195
                                        ========================================================================================



                ENTERGY GULF STATES, INC. AND SUBSIDIARIES
                       CONSOLIDATING BALANCE SHEET
                            DECEMBER 31, 2001
                              (In Thousands)


                                                  INTERCOMPANY
                                                  ELIMINATIONS
                                                       AND        ENTERGY                  Southern
                                    CONSOLIDATED   ADJUSTMENTS  GULF STATES     GSG&T        Gulf        Varibus        POG
                                                                (unaudited)  (unaudited)  (unaudited)  (unaudited)  (unaudited)
        LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities:
    Currently maturing long-term
      debt                            $147,921   $      ....    $ 147,921    $   ....    $    ....    $    ....    $    ....
    Notes payable - associated companies  ....            ..         ....          ..         ....         ....         ....
     Accounts payable:
            Associated companies        38,728         5,219       43,023           1          919         ....            4
            Other                      135,023          ....      135,023        ....         ....           ..         ....
     Customer deposits                  45,876          ....       45,876        ....         ....         ....         ....
     Taxes accrued                      90,604         1,792       92,396        ....         ....         ....           ..
     Accumulated deferred income taxes  21,412          ....       21,412        ....         ....         ....         ....
     Nuclear refueling reserve           2,080          ....        2,080        ....         ....         ....         ....
     Interest accrued                   43,414           243       43,413          ..          244         ....         ....
     Obligations under capital leases   36,668          ....       36,668        ....         ....         ....         ....
     Other                              20,995          ....       20,995        ....         ....         ....         ....
                                    ----------------------------------------------------------------------------------------
                      Total            582,721         7,254      588,807           1        1,163           ..            4
                                    ----------------------------------------------------------------------------------------

Deferred Credits:
     Accumulated deferred income
       taxes                         1,227,084          ....    1,227,915         769       (1,097)        (403)        (100)
     Accumulated deferred
       investment tax credits          163,766          ....      163,766        ....         ....         ....         ....
     Obligations under capital leases   60,163          ....       60,163        ....         ....         ....         ....
     Other regulatory liabilities           ..          ....         ....        ....         ....         ....         ....
     Decommissioning                   144,926          ....      144,926        ....         ....         ....         ....
     Transition to competition          79,098          ....       79,098        ....         ....         ....         ....
     Regulatory reserves                33,591          ....       33,591        ....         ....         ....         ....
     Accumulated provisions             63,811          ....       63,811        ....         ....         ....         ....
     Other                              93,719          ....       86,311        ....        7,408         ....         ....
                                    ----------------------------------------------------------------------------------------
                      Total          1,866,158          ....    1,859,581         769        6,311         (403)        (100)
                                    ----------------------------------------------------------------------------------------

Long-term debt                       1,958,897         1,508    1,958,897        ....        1,508         ....         ....
Preferred stock with sinking fund       26,185          ....       26,185        ....         ....         ....         ....
Preference stock                          ....          ....         ....        ....         ....         ....         ....
Company - obligated mandatorily
  redeemable preferred securities
  of subsidiary trust holding
  solely junior subordinated
  deferrable debentures                 85,000          ....       85,000        ....         ....         ....         ....

Shareholder's Equity:
  Preferred stock without sinking
    fund                                47,327          ....       47,327        ....         ....         ....         ....
  Common stock, no par value, authorized
    200,000,000 shares; issued and outstanding
    100 shares                         114,055          ....      114,055        ....         ....         ....         ....
   Common stock of subsidiaries           ....           138         ....          25            1          100           12
   Additional paid-in capital        1,157,459        73,152    1,157,460      11,155         ....       15,966       46,030
   Capital stock expense and other        ....          ....         ....        ....         ....         ....         ....
   Retained earnings                   371,939       (43,310)     371,939       8,367         (537)     (10,389)     (40,751)
                                    ----------------------------------------------------------------------------------------
                      Total          1,690,780        29,980    1,690,781      19,547         (536)       5,677        5,291
                                    ----------------------------------------------------------------------------------------

                      TOTAL         $6,209,741     $  38,742   $6,209,251    $ 20,317     $  8,446    $   5,274    $   5,195
                                    ========================================================================================


                 ENTERGY GULF STATES, INC. AND SUBSIDIARIES
                CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                         YEAR ENDED DECEMBER 31, 2001
                                (IN THOUSANDS)


                                                  INTERCOMPANY
                                                  ELIMINATIONS
                                                       AND        ENTERGY                   Southern
             RETAINED EARNINGS      CONSOLIDATED   ADJUSTMENTS  GULF STATES     GSG&T         Gulf       Varibus       POG
                                                                (unaudited)  (unaudited)  (unaudited)  (unaudited) (unaudited)
Retained Earnings, January 1, 2001   $  285,128   $  (47,160)   $  285,128   $    6,602   $     148   $  (12,942) $  (40,968)

Add:
     Net Income (Loss)                  179,444        3,878       179,472        1,765        (685)       2,553         217
                                     ---------------------------------------------------------------------------------------
                      Total             464,572      (43,282)      464,600        8,367        (537)     (10,389)    (40,751)
                                     ---------------------------------------------------------------------------------------

Deduct:
     Dividends declared on:
         Preferred and preference stock   5,025         ....         5,025         ....        ....         ....        ....
         Common stock                    83,700         ....        83,700         ....        ....         ....        ....
     Capital stock and other expenses     3,908           28         3,936         ....        ....         ....        ....
                                     ---------------------------------------------------------------------------------------
                      Total              92,633           28        92,661         ....        ....         ....        ....
                                     ---------------------------------------------------------------------------------------

Retained Earnings, December 31, 2001 $  371,939   $  (43,310)   $  371,939    $   8,367    $   (537)  $  (10,389)  $ (40,751)
                                     =======================================================================================




                         THE ARKLAHOMA CORPORATION
             STATEMENT OF OPERATIONS AND RETAINED EARNINGS
                 YEARS ENDED NOVEMBER 30, 2001 AND 2000
                             (IN THOUSANDS)


                                                 2001          2000
Revenues - Interest income                        $  9         $  12
               - Other                               -             -
                                                  ----         -----
                 Total                               9            12

Expenses - Administrative and general                9             8
                - Other                              -             -
                                                  ----         -----
                  Total                              9             8
                                                  ----         -----

                   Income before Federal
                       and state income taxes        -             4

Federal and state income taxes                       -             -
                                                  ----         -----

                   Net Income                        -             4
                                                  ----         -----

Retained Earnings - beginning of year              317           313

Less: Dividends Declared                             -             -
                                                  ----         -----

Retained Earnings - end of year                   $317         $ 317
                                                  ====         =====

The accompanying notes to financial statements are an integral part of these statements.

                      THE ARKLAHOMA CORPORATION
                      STATEMENTS OF CASH FLOWS
               YEARS ENDED NOVEMBER 30, 2001 and 2000
                           (IN THOUSANDS)



                                                      2001             2000
OPERATING ACTIVITIES:

     Net Income                                     $    -          $    4
     Cumulative effect of a Change in Accounting
       for Income Taxes                                  -               -
     Changes in working capital:
         Accounts receivable                            (4)            (61)
         Accounts payable                                -             (10)
                                                    ------          ------
              Net cash flow used by operating
                activities                              (4)            (67)
                                                    ------          ------

Net (decrease) in cash
     and cash equivalents                               (4)            (67)

Cash and cash equivalents at
     beginning of year                                  59             126
                                                    ------          ------
Cash and cash equivalents at
     end of year                                    $   55          $   59
                                                    ======          ======


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:


     Cash paid during the year for income taxes     $    1          $    -
                                                    ======          ======



The accompanying notes to financial statements are an integral part of these statements.

                       THE ARKLAHOMA CORPORATION
                            BALANCE SHEETS
                      NOVEMBER 30, 2001 AND 2000
                            (IN THOUSANDS)




                        ASSETS
                                                     2001              2000
Utility Plant:
     Electric plant in service - at cost            $ 2,562          $  2,562
     Less - Accumulated depreciation                  2,249             2,249
                                                    -------          --------
                      Utility Plant - Net               313               313
                                                    -------          --------

Current Assets:
     Cash and cash equivalents                           55                59
     Accounts receivable - associated companies          65                61
                                                    -------          --------
                      Total                             120               120
                                                    -------          --------

                          Total                     $   433          $    433
                                                    =======          ========



            CAPITALIZATION AND LIABILITIES

Capitalization:
     Common stock, $100 par value, authorized
         12,000 shares; issued and outstanding, 500
         shares                                     $    50          $     50
     Retained earnings                                  317               317
                                                    -------          --------
                      Total                             367               367
                                                    -------          --------

Current Liabilities:
         Accounts payable                                 6                 6

Deferred Credits:
     Deferred Income Taxes (SFAS 109)                    60                60
                                                    -------          --------

                          Total                     $   433           $   433
                                                    =======           =======



The accompanying notes to financial statements are an integral part of these balance sheets.


                       THE ARKLAHOMA CORPORATION
                   NOTES TO THE FINANCIAL STATEMENTS
                      NOVEMBER 30, 2001 AND 2000


1.   OPERATIONS:

The Arklahoma Corporation's (the "Company") utility plant consists principally of transmission facilities which are being leased to its three stockholder companies from year to year. Pursuant to the terms of the lease agreement, the lessees have agreed to pay all operating costs, including maintenance, repairs, insurance and taxes assessed upon the properties. Such amounts totaled approximately $986,200 and $662,700 in fiscal years 2001 and 2000, respectively.

Under the terms of the current lease agreement, annual rentals have been discontinued but can be reinstated upon the agreement of the Company and the lessees.

2.   NEW ACCOUNTING STANDARD:

In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No.143, "Accounting for Asset Retirement Obligations." Adoption of SFAS No. 143 is required for financial statements for periods beginning after June 15, 2002. The Company will adopt this new standard effective December 1, 2003. Management is in the process of reviewing this statement. The Company does not believe the adoption of this statement will have a material impact on its consolidated financial position or results of operation.

3.   CASH AND CASH EQUIVALENTS:

For purposes of these financial statements, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. These investments are carried at cost, which approximates market.

4.   UTILITY PLANT:

Through fiscal year 1980, depreciation was provided using a straight-line rate based on the electric plant's estimated composite service life of 33 years with a salvage value of 10%. The utility plant became fully depreciated for financial reporting purposes in fiscal year 1980, and no depreciation was provided in fiscal years 1981, 1982 or 1983. In 1984, the Company acquired additional property, which was depreciated over the remaining term of the lease. For income tax reporting purposes, depreciation was calculated using a straight-line rate with no estimated salvage value and an estimated useful life extended to December 1988. All property was fully depreciated as of December 31, 1988.

5.   INCOME TAXES:

Income taxes are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." This statement requires the liability method of accounting for income taxes. Under the liability method, the deferred tax liability, or asset, is determined based on the difference between the tax reporting and financial reporting bases of assets and liabilities. The effect on deferred taxes of a change in tax rates will be recognized in income in the period of the enactment of the rate change.

Deferred income taxes resulted from temporary differences in financial versus tax bases of fixed assets. The net tax liability is reflected as a deferred income tax liability in the accompanying balance sheets.

The Company has an Oklahoma state net operating loss carryforward available to reduce future Oklahoma State income taxes payable. The carryforward as of November 30, 2000, is $24,782 and begins to expire in 2002.